As filed with the Securities and Exchange Commission on September 15, 1997
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                 AMENDMENT NO. 1
                                       TO
                                     FORM 10

             GENERAL FORM FOR REGISTRATION OF SECURITIES PURSUANT TO
           SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                             ----------------------

                            SEVEN SEAS PETROLEUM INC.
             (Exact name of registrant as specified in its charter)

         YUKON TERRITORY                                 73-1468669
   (State or other jurisdiction             (I.R.S. Employer Identification No.)
         of incorporation)

 SUITE 960, THREE POST OAK CENTRAL
     1990 POST OAK BOULEVARD
          HOUSTON, TEXAS                                      77056
(Address of principal executive offices)                    (Zip Code)

       Registrant's telephone number, including area code: (713) 622-8218

        Securities to be registered pursuant to Section 12(b) of the Act:



                                                 Name of each exchange on which
Title of each class to be so registered          each class is to be registered
---------------------------------------          ------------------------------
            NONE                                           NOT APPLICABLE

        Securities to be registered pursuant to Section 12(g) of the Act:

                      COMMON SHARES, NO PAR VALUE PER SHARE
                                (Title of class)
--------------------------------------------------------------------------------

ITEM 1. BUSINESS.

GENERAL

    Seven Seas Petroleum Inc. ("Seven Seas") is engaged in the exploration and development of oil and gas properties outside of North America. Seven Seas, through its subsidiaries, owns interests in prospective areas located in Colombia, Australia and Papua New Guinea, all of which are in the initial stages of exploration and development. The Company's primary business strategy is to explore and develop its existing interests in Colombia. The Company also may seek to acquire additional oil and gas exploration opportunities in Colombia which management believes have large reserve potential. As a result of its focus on its Colombian properties, the Company intends to divest or farmout its other oil and gas interests in Australia and Papua New Guinea. Seven Seas and its subsidiaries are collectively referred to herein as the "Company." Certain oil industry terms used herein are defined in the Glossary of Technical Terms attached hereto as Appendix A.

    The Company's principal asset is a 57.7% interest in the Dindal Association Contract and Rio Seco Association Contract (collectively, the "Association Contracts") that relate to oil and gas prospects located in the Magdalena Basin in Colombia, approximately 90 kilometers northwest of Bogota. In 1996, two exploratory wells were drilled on the Dindal block. The Association Contracts were issued by Empresa Colombiana de Petroleos ("ECOPETROL"), the stateowned Colombian oil company, in March 1993 and August 1995, respectively, and provide generally for a six-year exploration phase followed by a 22-year production period, with partial relinquishments of acreage, excluding commercial fields, required commencing at the end of the sixth year of each contract. See "Item 3. Properties -Colombia -- Dindal and Rio Seco Association Contracts; Magdalena Basin -- Terms of Association Contracts and Related Matters." For a description of the Company's interests in these properties, see "Item 3. Properties."

    The Association Contracts entitle the Company to engage in exploration, development and production activities in approximately 106,000 acres located in the Magdalena Basin. Recent discoveries in the Magdalena Basin include Amoco's Opon Field, located approximately 170 kilometers north of the prospect area, and Lasmo's Venganza/Revancha complex, located approximately 150 kilometers to the south.

    Three wells have been drilled, to date, on the Dindal block under the Dindal Association Contract. The El Segundo #1 well commenced drilling in December 1995, reached total depth in mid-January 1996 and was placed on a long-term production test in July 1996. The El Segundo #2 well was completed for testing in November 1996 and a long-term production test commenced in February 1997. The Escuela #1 well, which was drilled in 1994 prior to the acquisition of an interest in the block by the Company, was plugged and abandoned as a dry hole. A fourth well, El Segundo #3, has been drilled to a total depth of 6,920 feet. Production testing on this well has commenced with results expected in late September 1997. The following table provides a summary of the El Segundo #1 well and the El Segundo #2 wells:

                                            TOTAL DRILLING    MAXIMUM TESTED
                                                DEPTH           PRODUCTION
WELL                     DATE COMPLETED         (FEET)         BOPD RATE (1)
----                     --------------         ------         -------------
El Segundo #1..........   February 1996          5,718             3,415
El Segundo #2..........   November 1996          6,820             8,948
---------------
(1) References are from production testing only and are not necessarily indicative of flow rates that may be utilized during production. Production tests are conducted to obtain an indication of the flow capacity of individual wells and to give an indication of reservoir quality. Actual producing rates from individual wells will depend on the results of an integrated reservoir study and an engineering production plan which will incorporate data from all wells in the field in a development plan to maximize economic recovery of oil from the reservoir.

    The first well for the Rio Seco Association Contract, the Tres Pasos #1 well, commenced drilling on September 10, 1997. The Tres Pasos #1 well is an appraisal well for the oil accumulation discovered in the Dindal block and is located some 2.5 kilometers northwest of the surface location of the El Segundo #1 and #2 wells.

    The Company plans to commence drilling at least two additional wells on the Dindal block in 1997 and to acquire permits for a seismic survey, in each case, to determine the potential size of the oil accumulation by further delineating the areal extent and reservoir geology of the structure. The Company has budgeted up to $14.0 million on the exploration of the Dindal and Rio Seco blocks in the second half of 1997, including the cost of four wells.

RISKS ASSOCIATED WITH THE COMPANY'S BUSINESS

    EXPLORATION AND DEVELOPMENT RISKS. Oil and gas exploration and development is a speculative business and involves a high degree of risk. The Company has expended, and plans to continue to expend, significant amounts of capital on the acquisition and exploration of its oil and gas interests. Even if the results of such activities are favorable, subsequent drilling at significant costs must be conducted on a property to determine if commercial development of the property is feasible. Oil and gas drilling may involve unprofitable efforts, not only from dry holes but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions such as overpressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof. Exploration of offshore oil and gas properties also involves an increased degree of risk relative to onshore or close-to-shore exploration primarily due to greater technical obstacles. The marketability of oil and gas which may be acquired or discovered by the Company will be affected by the quality and viscosity of the production and by numerous factors beyond its control, including market fluctuations, the proximity and capacity of oil and gas pipelines and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, importing and exporting of oil and gas and environmental protection. There can be no assurance the Company will be able to discover, develop and produce sufficient reserves in Colombia or elsewhere to recover the costs and expenses incurred in connection with the acquisition, exploration and development thereof and achieve profitability.

    NEED FOR ADDITIONAL FINANCING. The Company has no significant income producing properties and its principal asset, its interest in the Dindal and Rio Seco blocks, is in the early stage of exploration and development. Since inception through June 30, 1997, the Company incurred cumulative losses of $7,173,485 and, because of its continued exploration activities, expects that it will continue to incur losses and that its accumulated deficit will increase until commencement of production from the Dindal and Rio Seco blocks in quantities sufficient to cover operating expenses related thereto. The exploration and development of the Company's current properties and any properties acquired in the future is expected to require substantial amounts of additional capital which the Company may be required to raise through debt or equity financings, encumbering properties or entering into arrangements whereby certain costs of exploration will be paid by others to earn an interest in the property. There can be no assurance that the additional debt or equity financing expected to be necessary to fund the Company's operations and obligations will be available to the Company on economically acceptable terms. If sufficient funds cannot be raised to meet the Company's obligations with respect to a property, the Company may elect to forfeit its interest in such property. The Company does not anticipate that it will lose any of its Colombian property to forfeiture in the next 18 months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    RISKS INHERENT IN FOREIGN OPERATIONS. There are risks inherent in the fact that the Company has acquired and intends to continue to acquire interests in oil and gas properties located outside of North America in some cases in countries which may be considered politically and economically unstable.

    Foreign properties, operations or investments may be adversely affected by local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, renegotiation of contracts with governmental entities, expropriation, import and export regulations and other foreign laws or policies governing operations of foreign-based companies, as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, as the Company's operations are governed by foreign laws, in the event of a dispute, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

    The Company's business is subject to political risks inherent in all foreign operations. While Colombia has no history of nationalizing its business nor expropriation of foreign assets, the Company's oil and gas operations are subject to certain risks, including: (i) loss of revenue, property, and equipment as a result of unforeseen events such as expropriation, nationalization, war and insurrection, (ii) risks of increases in taxes and governmental royalties, (iii) renegotiation of contracts with governmental entities, and (iv) changes in laws and policies governing operations of foreign-based companies in Colombia. Guerrilla activity in Colombia has disrupted the operation of oil and gas projects in certain areas in Colombia but has not affected the Dindal and Rio Seco Association Contracts. The government continues its efforts through negotiation and legislation to reduce the problems and effects of insurgent groups, including regulations containing sanctions such as impairment or loss of contract rights on companies and contractors if found to be giving aid to such groups. The associate parties will continue to cooperate with the government, and do not expect that future guerrilla activity will have a material impact on the exploration and development of the Association Contracts. However, there can be no assurance that such activity will not occur or have such an impact and no opinion can be given on what steps the government may take in response to any such activity. Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. In March 1996, the President of the United States announced that Colombia would neither be certified nor granted a national interest waiver. The consequences of the failure to receive certification generally include the following: all bilateral aid, except anti-narcotics and humanitarian aid, has been or will be suspended; the Export-Import Bank of the United States and the Overseas Private Investment Corporation will not approve financing for new projects in Colombia; United States representatives at multilateral lending institutions will be required to vote against all loan requests from Colombia, although such votes will not constitute vetoes; and the President of the United States and Congress retain the right to apply future trade sanctions. Each of these consequences of the failure to receive such certification could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with the Company's operations in Colombia.

    DEPENDENCE ON ACTIVITIES IN COLOMBIA. The Company's success currently depends to a high degree on its activities in Colombia. This dependence is likely to be reflected in both the short-term performance and the Company's long-term financial results. The Company currently is drilling one well and intends to drill up to three additional wells on the Dindal and Rio Seco blocks in 1997. The market price of the Common Shares may significantly fluctuate based on the outcome of individual wells.

    RISKS OF JOINT VENTURES. The Company has and expects to continue to acquire only partial interests in oil and gas properties through joint venture agreements with other oil and gas corporations that may, by the terms of such joint venture agreements, be the operators of such programs. Although the Company can take certain steps to determine if the risk of the program to be conducted by the operator is appropriately spread over a number of prospects, there can be no assurance that the risk will be so allocated, that the program will be carried out by the operator in a manner deemed appropriate by the Company or that the prospects will be successful. In addition, the Company's ability to continue its exploration and development programs may be dependent upon the decision of its joint venture partners to continue exploration and development programs and to finance their portion of the costs and expenses of the joint venture. If the Company's partners do not elect to continue and to finance their obligations to the joint ventures, the Company may be required to accept an assignment of the partners' interests therein and assume their financing obligations or relinquish its interest in the joint venture.

    OPERATING HAZARDS AND UNINSURED RISKS. The Company is also subject to all the risks normally incident to drilling for and producing oil and gas, including hazards such as over-pressured formations, blowouts, cratering, fires, spills, or other hazards or conditions, any of which could result in damage to or loss of life or property. In accordance with industry practice, the Company is not fully insured against these risks nor are all such risks insurable. Payment of such potential liabilities would reduce the funds available for exploration, drilling and production and could have a material adverse effect on the Company.

    LIMITED OPERATING HISTORY; DEPENDENCE ON KEY PERSONNEL. The Company has a limited operating history and the success of the Company depends to a large degree upon the efforts of its executive officers, the loss of whose services could have a material adverse effect on the business and prospects of the Company. The Company has entered into employment agreements with three of its executive officers, the terms of which are more particularly described under "Executive Compensation" below. The Company does not maintain key man insurance.

    POTENTIAL CONFLICTS. Certain of the directors of Seven Seas also serve as officers, directors or consultants of other companies involved in natural resource development which activities may be in competition with the Company and may result in conflicts of interest. In the event a director has an interest in an investment or proposed investment of the Company or other conflict of interest, it is the Company's policy that such director not participate in the Company's decision-making with respect thereto and that any transactions with such officers or directors be on terms consistent with industry standards and sound business practices.

    UNCERTAINTY OF ESTIMATES OF OIL AND NATURAL GAS RESERVES. Estimates of the Company's proved oil and gas reserves and projected future net revenues appearing elsewhere herein are based on reserve reports prepared by independent petroleum engineers. The estimation of reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Different reserve engineers may make different estimates of reserve quantities and revenues attributable thereto based on the same data. Estimates of proved undeveloped reserves, which comprise a substantial portion of the Company's reserves, are by their nature less certain. The accuracy of any reserve estimate depends on the quality of the available data as well as engineering and geological interpretation and judgment. Results of drilling, testing and production and changes in the assumptions regarding decline and production rates, crude oil prices, revenues, taxes, capital expenditures, operating expenses, geologic success and quantities of recoverable crude oil may vary substantially from those assumed in the estimates, may result in revisions to such estimates and could materially affect the estimated quantities and related value of reserves set forth herein. The estimates of future net revenues reflect oil and gas prices as of the date of estimation, without escalation. There can be no assurance, however, that such prices will be realized or that the estimated production volumes will be produced during the periods indicated. Future performance that deviates significantly from the reserve reports could have a material adverse effect on the Company.

    SERVICE AND ENFORCEMENT OF LEGAL PROCESS. The Company is continued under the laws of the Yukon Territory in Canada. One of the directors of the Company, and certain experts utilized by the Company, are residents of Canada and all or substantially all of such persons' assets are located outside of the United States. As a result, it may be difficult for holders of the Common Shares to effect service within the United States upon the director and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States against such persons and the Company predicated upon civil liability under the United States federal securities laws. The Company has been advised by its counsel that there is no assurance that judgments of U.S. courts for liabilities predicated solely upon U.S. federal securities laws will be enforceable in Canada against the Company or against any of its directors or experts who are not residents of the United States.

    MARKETS. There is substantial uncertainty as to the prices which the Company may receive for production from its existing oil reserves or from additional oil and gas reserves, if any, which the Company may discover. The availability of a ready market and the prices received for oil and gas produced depend upon numerous factors beyond the control of the Company including, but not limited to, adequate transportation facilities (such as pipelines), the marketing of competitive fuels, fluctuating market demand, governmental regulation and world political and economic developments. Prices for crude oil are subject to wide fluctuation in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that are beyond the control of the Company. It is possible that, under market conditions prevailing in the future, the production and sale of oil, if any, from certain of the Company's properties may not be commercially feasible and the production of gas from the Company's oil and gas interests in Colombia is not currently commercially feasible. The sale of oil from the production tests on the Company's properties in Colombia has been sold to Ecopetrol.

    COMPETITION. Oil and gas exploration is extremely competitive in all of its phases and particularly in exploration for and development of new sources of crude oil and natural gas. The Company must compete with other companies that are larger and financially stronger in acquiring properties suitable for exploration, in contracting for drilling equipment and in securing trained personnel.

    REGULATION. The Company's operations are subject to regulations imposed by the local regulatory authorities including, without limitation, currency regulation, import and export regulation, taxation and environmental controls. The regulations also generally specify, among other things, the extent to which properties may be acquired or relinquished, permits necessary for drilling of wells, spacing of wells, measures required for preventing waste of oil and gas resources and, in some cases, rates of production and sales prices to be charged to purchasers. Specifically, Colombian operations are governed by a number of ministries and agencies including Ecopetrol, the Ministry of Mines and Energy, and the Ministry of the Environment. It is possible that the administration and enforcement of current environmental laws and regulations or the passage of new environmental laws or regulations in Colombia could result in substantial costs and liabilities in the future or in delays in obtaining the necessary permits to conduct and expand the Company's operations in such country. The Company has experienced and may continue to experience delays in obtaining the necessary environmental permits to expand its operations in Colombia.

FORWARD-LOOKING INFORMATION

    All statements other than statements of historical fact contained herein, including statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Properties," are forward-looking statements. Forward-looking statements in this Prospectus generally are accompanied by words such as "anticipate," "believe," "estimate," "project," "potential" or "expect" or similar statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements include the aforementioned risks, such as the uncertainty of costs associated with exploratory drilling, drilling results and reserve estimates, operating hazards, need for additional capital, competition from other exploration, development and production companies, the fluctuations of the prices received or demand for the Company's oil and gas, and the effects of governmental and environmental regulation. All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements in this paragraph.

HISTORY AND ORGANIZATIONAL STRUCTURE

    Seven Seas became subject to the laws of the Yukon Territory in August 1996. Seven Seas was formed effective June 29, 1995 as a result of an amalgamation (the "Amalgamation") under the laws of the province of British Columbia of Rusty Lake Resources Ltd. ("Rusty Lake") and Seven Seas Petroleum Inc. (the "Predecessor"), which was incorporated under the laws of British Columbia on February 3, 1995. Under the terms of the Amalgamation, the shares of Rusty Lake were exchanged for shares of Seven Seas on a 35-to-1 basis, while the shares of the Predecessor were exchanged for shares of Seven Seas on a 1-to-1 basis. Rusty Lake was formed by an amalgamation of the Lithium Corporation of Canada, Limited and Stockgold Resources Inc. under the laws of Ontario effective January 31, 1993. Prior to the Amalgamation, Rusty Lake was a mineral exploration and development corporation whose common shares were quoted for trading on The Canadian Dealing Network.

    The Company's principal executive office is located at Suite 960, Three Post Oak Central, 1990 Post Oak Boulevard, Houston, Texas 77056, and its telephone number is (713) 622-8218. The Company's operations are managed from its Houston, Texas headquarters which consists of a staff of seven employees, using professional consulting services as needed. The Company also maintains an exploration office in Denver, Colorado with a staff of two employees.

    The Company, through a wholly owned subsidiary, owns a 62.963% membership interest in Cimarrona Limited Liability Company ("Cimarrona"). The remaining 37.037% membership interest is owned by MTV Investments, Limited Partnership, a party at arms' length to the Company. Cimarrona owns a 25.38% interest in the Dindal and Rio Seco Association Contracts. All of the Company's other subsidiaries are wholly owned.

    Financial information about foreign operations may be found in Notes 8 and 11 of the Notes to Consolidated Financial Statements contained in Item 13 below.

ITEM 2. SELECTED FINANCIAL DATA.

    The following selected financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto included herein.

                                                                                    PERIOD FROM INCEPTION
                                       SIX MONTHS       SIX MONTHS      YEAR ENDED    (FEBRUARY 3, 1995)
                                          ENDED           ENDED        DECEMBER 31,        THROUGH
                                      JUNE 30, 1997   JUNE 30, 1996        1996       DECEMBER-31,-1995
                                      -------------   -------------        ----       -----------------
INCOME STATEMENT DATA
   Revenues.........................  $    670,901    $   132,182     $     575,281      $  152,383
   Net loss.........................    (2,858,863)       (797,930)      (2,194,637)     (2,119,985)
   Net loss per common share........          (.10)           (.06)           (0.17)          (0.23)
   Weighted average shares outstanding  30,033,434       12,817,020      12,971,871       9,247,101

                                                    DECEMBER 31,    DECEMBER 31,
                                 JUNE 30, 1997         1996             1995
                                 -------------         ----             ----
BALANCE SHEET DATA
   Cash and cash equivalents...  $   8,948,909     $   10,620,477    $3,365,603
   Total assets................    261,014,164        235,500,982     4,170,437
   Current liabilities.........      1,339,486          2,805,665       120,305
   Minority interest...........      2,124,170          1,060,433            --
   Stockholder's equity........    187,091,996        167,667,109     4,050,132

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    LIQUIDITY AND CAPITAL RESOURCES

    The Company's activities have been funded primarily by proceeds from private placements of the Company's securities from inception through August 1997, resulting in aggregate gross cash proceeds of $47,500,000. In 1996, the Company acquired an additional 36.7% interest in the Association Contracts in Colombia in exchange for the issuance of the Company's securities valued at $153,091,430 in the aggregate. From inception through June 30, 1997, the Company expended $10,830,394 for the acquisition, exploration and development of its oil and gas properties including $9,074,937 with respect to its interests in Colombia and approximately $1,755,457 with respect to its interests in Australia, Papua New Guinea, Argentina, Turkey and other countries, of which $1,144,668 has been expensed through June 30, 1997. This amount included $500,800 for the cost of an option to acquire a 5% participating interest in three exploration blocks in North Africa. The Company declined to exercise the option and expensed the cost. Additionally, the Company expensed $622,006 associated with a dry hole in the San Jorge Basin, Argentina. The Company's activities in North Africa, Argentina and Turkey have been discontinued.

    COLOMBIA. The Company is required to drill a well on each of the Rio Seco and Dindal blocks by August and September 1997, respectively, at an estimated total cost to the Company of approximately $5,900,000, to fulfill its work commitments for the current contract year. The Tres Pasos #1 and El Segundo #3 wells are intended to fulfill these obligations. In 1997, the Company also plans to drill at least two additional wells on the Dindal block and to conduct seismic operations at an aggregate estimated cost to the Company of approximately $7,700,000. The Company may also spend up to an additional $400,000 in operating costs. An exploration well is also required to be drilled on the Tapir block at an estimated proportionate cost to the Company of $250,000.

    For the first six months of 1997 and the last six months of 1996, the Company had oil and gas sales of $436,333 and $233,682, respectively, which pertained solely to production testing of the Company's two wells in Colombia. These sales represented the Company's only sales of production since its inception. Although the Company intends to continue to sell oil resulting from production tests, significant production from the El Segundo #1 well and the El Segundo #2 well is not expected to commence until further work is done to evaluate the field through the drilling of additional wells, and producing facilities and pipelines have been constructed. Although the Company has solicited proposals for various pipeline options, the substance and timing of any decision regarding appropriate pipeline and production facilities will depend on the results of the evaluation and appraisal of the Company's discovery.

    AUSTRALIA AND PAPUA NEW GUINEA. The Company has entered into an agreement to sell its Southern Perth Basin permits. (EP381 and EP408) "See Item 3. Properties--Australia--Southern Perth Basin Permits." The Company intends to divest or farmout its interests in other properties in Australia and its property in Papua New Guinea.

    The operator of the Bass Basin permit in Australia plans to drill an exploratory well on a prospect located 10 kilometers north of the Yolla Field, which was discovered by Amoco in the mid-1980's, and has applied for a permit extension until a suitable rig can be contracted. "See Properties--Australia--Bass Basin, Block T27P." As the operator is also seeking additional participants in the block to share the cost of the well, which is estimated to be $5,000,000, the estimated cost of the well to the Company cannot now be determined. The Company is obligated to participate in this well with a 20% interest, unless it first divests or farms out its interest.

    The cost of the first year work program for PPL-182 in Papua New Guinea was completed at a total cost of approximately $116,000. Based on the results of the first year program, the Company has decided to proceed with the second year work program, subject to divestiture or farmout. The second year program is expected to cost the Company approximately $500,000.

    WORKING CAPITAL. The Company had working capital of $7,771,887 as of June 30, 1997 and realized an additional $23,400,000 in cash proceeds in August 1997 from a private placement of convertible debentures described below. See "--Convertible Debentures." Current funds on hand will not be sufficient to meet all planned exploration and development costs. Therefore, additional financing will be necessary to complete these projects prior to the start-up of production and generation of cash flows from the Company's oil discovery in Colombia in quantities sufficient to cover operating expenses related thereto. In addition, it is anticipated that the Company's future exploration activities with respect to its current properties and any additional properties which may be acquired will require substantial amounts of additional capital which the Company may be required to raise through debt or equity financing, encumbering properties or entering into arrangements whereby certain costs of exploration will be paid by others to earn an interest in the property. There can be no assurance that the additional debt or equity financing expected to be necessary to fund the Company's operations and obligations will be available to the Company on economically acceptable terms. If sufficient funds are not available to meet the Company's obligations with respect to a property, the Company may elect to forfeit its interest in such property. The Company does not anticipate that it will forfeit its interests in such property within the next 18 months and intends to use the proceeds of the recently completed $25 million debt offering to meet its current drilling obligations and for general corporate purposes.

    CONVERTIBLE DEBENTURES

    In August 1997, the Company issued $25 million of Special Notes in a private transaction to institutional and accredited investors. Interest on the Special Notes is due and payable in arrears at a rate of 6% per annum on December 31 and June 30 in each year until maturity, commencing on December 31, 1997.

    The Special Notes are exchangeable for a like principal amount of convertible redeemable debentures (the "Debentures") on or before August 7, 1998. The Special Notes will be deemed to be exchanged upon the earlier to occur of (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the resale of the Debentures and compliance by the Company with certain Canadian securities requirements and
(ii) August 7, 1998. The Debentures are convertible into units (the "Units") on the basis of one Unit for each $11.50 principal amount of Debentures outstanding (initially 2,173,913 Common Shares), subject to adjustment. Each Unit consists of one common share and one-half of a common share purchase warrant (the "Warrants"). The Debentures mature on August 7, 2003. Each whole Warrant is exercisable for one common share at an exercise price of $15.00 per share. The Warrants expire August 7, 1998.

    At the option of the Company, the Debentures are convertible into common shares if a registration statement for resale of the common shares has been declared effective under the Securities Act and has been effective during the seven-day notice period required by the Company to the holders of Debentures of its intent to exercise its conversion rights, provided that the Company's common shares have traded at or above U.S. $14.00 per share for 20 consecutive trading days on the Toronto Stock Exchange.

    The Special Notes and Debentures are secured by a pledge of the shares of the Company's subsidiaries and a guarantee by Seven Seas Petroleum Holdings Inc.

    RESULTS OF OPERATIONS

    The Company reported net losses of $2,858,863 ($.10 per share) for the six months ended June 30, 1997, $797,930 ($.06 per share) for the six months ended June 30, 1996, $2,194,637 ($.17 per share) for the year ended December 31, 1996 and $2,119,985 ($.23 per share) for the period from inception through December 31, 1995. Oil revenues for the first six months of 1997 and the 1996 calendar year were $436,333 and $233,682, respectively. Production costs for the same periods were $231,155 and $252,504, respectively. Oil revenues and production costs in 1996 occurred in the second half of the year. Oil revenues and the associated production costs pertained solely to production testing of two wells in Colombia.

    General and administrative costs increased from $1,070,765 for the period from inception through December 31, 1995 to $2,452,546 for the year ended December 31, 1996 primarily as a result of a full year of expenses incurred by the Company in 1996 as compared to 1995, and the increase in activities associated primarily with the acquisition of GHK Company Colombia, Esmeralda LLC and Cimarrona. Additionally, general and administrative costs increased significantly for the first six months of 1997 to $3,281,260 as compared to only $892,391 for the first six months of 1996. These increases occurred principally as a result of the expansion of the Company's activities, the acquisition of additional interests in the Association Contracts in Colombia, costs associated with listing the Company's securities on the Toronto Stock Exchange, additions to the professional staff as well as severance payments and related compensation costs associated with former executives of the Company. Depreciation and amortization increased also from $37,671 for the period from inception through December 31, 1995 to $111,334 for the year ended December 31, 1996 primarily as a result of the acquisitions mentioned above and the inclusion of a full year of depreciation expense for the Company in 1996.

    Colombian oil production (net to the Company, including minority interest) of 30,748 barrels in the first six months of 1997 and 14,188 barrels in 1996 pertained solely to the Company's share of oil produced from production testing of the Company's two wells and was sold to Ecopetrol at an average price of $14.19 per barrel in 1997 and $16.47 per barrel in 1996.

    Interest income increased from $152,383 for the period from inception through December 31, 1995 to $341,599 for the year ended December 31, 1996, and from $132,182 for the first six months of 1996 to $234,568 for the first six months of 1997, as a consequence of higher cash balances resulting from the private placements of the Company's securities.

ITEM 3. PROPERTIES.

COLOMBIA

    DINDAL AND RIO SECO ASSOCIATION CONTRACTS; MAGDALENA BASIN

    INTRODUCTION AND REGIONAL OVERVIEW. Colombia is the fourth largest country in South America, with a total land area of more than 440,000 square miles and a population of more than 35 million. Colombia has a strong, stable and diversified economy. According to publicly available information, Colombia's Gross Domestic Product ("GDP") has grown by an average of 4% annually in the last ten years, approximately twice the average for Latin America. Colombia is the only country in South America that did not have a single year of negative GDP or declining per capita income growth in the 1980s and the 1990s. Colombia recently introduced legislation to attract foreign investment in energy projects. The measures include the exemption of new oil operations from the $1/b tax which was levied in 1992 to finance protection of oil operations.

    According to publicly available information, the U.S. is Colombia's largest trading partner, accounting for more than 43% of that country's total imports and 38% of its total exports. The U.S. is also the top provider of eight of Colombia's 15 largest imports. U.S. Oil companies now account for 11 of the 18 largest foreign oil concerns operating in the country. Colombia is Latin America's third leading crude exporter to the U.S., after Venezuela and Mexico.

    Colombia is the only country in South America that has seaports on both the Pacific and Atlantic Oceans, which provide access to major oil markets. The country has two main crude oil export pipelines leading to the port of Covenas in Colombia. The pipeline from Cano Limon has a maximum capacity of 200,000 BOPD, and the second pipeline from

Vasconia has recently been expanded to 300,000 BOPD. A 500,000 BOPD pipeline connecting Vasconia to Covenas is scheduled for operation in late 1997.

    The geology of Colombia has been studied since the mid-1800s and has continued to the present, amassing some detail of the tectonic framework and related stratigraphy. During the evolution of the geological knowledge of Colombia, oil and natural gas exploration has been pursued in the Llanos, Putumayo and Magdalena basins. Exploration in the Magdalena Valley Basin began in 1918 with the drilling of the Guataqui wells in the Girardot subbasin, followed in 1951 by the Ortega discovery. As of December 1993, 210 exploratory wells had been drilled, resulting in the discovery of 30 fields.

    Two major physiographic features dominate the geography of Colombia. To the west lie the Andes mountains, which, north of the Ecuador border, bifurcate into three ranges, the Western, Central and Eastern Cordillera, extending toward the Caribbean coast. These ranges are separated by the Cauca and Magdalena valleys, respectively. To the east lies the Llanos, a savanna within the bounds of the Orinoco Basin, which extends over the remainder of the country.

    Association Contracts acquired from Ecopetrol, after being approved by all proper Colombian governmental authorities as well as the board of Ecopetrol, are mutually executed by the parties and subsequently recorded as a public deed in Colombia. Therefore, ownership of an Association Contract is of public record and protected by Colombian law.

    This page consists of a map outlining the Republic of Colombia, South America and portions of the bordering countries of Venezuela, Brazil, Peru and Ecuador. The Company's Dindal and Rio Seco Blocks and the Tapir Block are shown in yellow; producing oil fields are indicated by green ovals and the Cusiana, Cano Limon-Guafita and Shushufindi oil fields are also identified by name; oil pipelines are indicated by green lines, including outlets to the Pacific Ocean and Caribbean Sea. The map references distance measurements in kilometers and miles.

    This page consists of a map entitled: "Emerald Mountain Cimarrona Structure." The map references distance measurements in miles, and shows the depth in feet of certain areas. The map shows the location of the El Segundo #1 and El Segundo #2 oil wells, the appraisal locations of El Segundo #3 and Tres Pasos #1 wells and additional proposed appraisal locations. The map also shows the location of additional wells drilled in the area, the potential oil field area and location of the Guaduas Fault.

    The Company's principal asset is a 57.7% interest in the Association Contracts with Empresa Colombiana de Petroleos, the Colombian national oil company ("Ecopetrol"), which entitle the Company to engage in exploration, development and production activities in approximately 106,000 acres located in the oil producing Magdalena Basin, about 90 kilometers northwest of Bogota. The area is accessible via the main road between Bogota and Honda. The village of Guaduas lies within the block and provides infrastructure for the local economy which is primarily agrarian in nature. The remaining interests are owned by MTV Investments Limited Partnership (9.4%) and Sociedad Internacional Petrolera, S.A. ("Sipetrol") (32.9%). Sipetrol is the international exploration and production subsidiary of the Chilean national oil company.

    Recent discoveries in the Magdalena Basin include Amoco's Opon Field, located approximately 170 kilometers north of the prospect area, and Lasmo's Venganza/Revancha complex, located approximately 150 kilometers to the south. The main Rio Magdalena oil pipelines (12" to 20" diameters) lie approximately 20 kilometers west of the prospect area and provide an opportunity for oil transportation from the Company's discovery. Early production from the discovery well and subsequent wells in Dindal and Rio Seco blocks, subject to further engineering and economic studies, will likely be truck transported by road to an oil terminal on the Rio Magdalena pipeline system approximately 78 miles away, prior to full field development and pipeline installation.

    PROSPECT GEOLOGY. The Dindal structure is formed by a faulted anticlinal closure in the foot wall of the Bituima thrust fault system on the eastern side of the Rio Magdalena river valley. The primary oil reservoir is the Upper Cretaceous Cimarrona formation which is comprised of both limestones and sandstones in the vicinity of the Dindal structure. These reservoir sequences are charged with oil generated from the immediately underlying Villeta (also called LaLuna) shale which is considered the principal source rock for the oil accumulations throughout Colombia and Venezuela.

    The Cimarrona formation is seen in surface outcrop to the north and west of the structure, as well as in the Lasmo Madrigal #1 well, the AIPC Quina #1 well and the Company's El Segundo #1 and #2 wells. From this geologic control information, the Cimarrona is shown to be depositionally complex, exhibiting changes in both gross thickness and rock types in the region of the Dindal structure. In the Madrigal #1 well, the Cimarrona is approximately 1,600 feet thick with mixed rock types including sandstones, conglomerates, siltstones and shales. Approximately nine kilometers east in the El Segundo #2 well, the Cimarrona has thinned to approximately 450 feet in thickness and contains limestones, calcareous sandstones, and siltstones. Additional data from appraisal wells concerning these variations is required before oil reserves can be reliably assessed for the structure and an appropriate field development plan drafted.

    Evidence for the structural trap is found in both seismic data over the prospect and in surface geologic mapping. The trapping mechanism is believed to be formed by structural closure in three directions (north, south and west), and an imbricate fault within the Bituima Fault system to the east, which is evidenced in the Escuela #1 well which was drilled in 1994, prior to the acquisition of an interest in the block by the Company, and was plugged and abandoned as a dry hole. The Escuela #1 well is located four kilometers southeast of the El Segundo #1 well location and encountered Tertiary and Cretaceous shales and siltstones from surface to total depth. This predominantly shale section, emplaced by thrust faulting adjacent to the Cimarrona reservoir section, is believed to form the eastern critical element of the trap for the prospect.

    EXPLORATION ACTIVITY. The El Segundo #1 discovery well commenced drilling in December 1995 and reached total depth in mid-January 1996. The well reached the objective Cimarrona formation at a depth of 5,630 feet, but stopped drilling after penetrating only 88 feet of the Cimarrona due to circulation problems encountered while drilling. The well was then completed for testing in February 1996 and drill stem tests recovered 19(degree) API oil at surface limited rates of 300-500 barrels per day. Operations were then suspended pending receipt of a permit to transport produced oil by truck from a long-term production test. Permits for the long-term production test were received in late June 1996 and production testing commenced in early July. Tests using electric submersible pumps produced oil at rates of 3,400 barrels per day. No aquifer water was produced during the tests, and analysis of reservoir pressure response during testing and the shut-in period following testing showed no evidence of reservoir boundaries, geologic complexities or oil-water contact. Analysis of oil recovered during testing showed 19(degree) API gravity, low sulphur crude oil, with reservoir temperature of 120(degree)F and pressure of 1,640 psi (at collection datum). Following testing during July and August 1996, El Segundo #1 was shut-in to allow drilling of the El Segundo #2 well from the same surface location.

    The El Segundo #2 well commenced drilling in early September 1996 and reached total drilling depth of 6,820 feet in late October. The well was intentionally deviated from the surface location of the El Segundo #1 well to a bottom hole location some 2,000 feet north of the surface location. The well encountered approximately 450 feet of oil saturated and highly fractured Upper Cretaceous Cimarrona formation at a drilling depth of 6,052 feet (vertical depth of 5,588 feet). The well was completed for testing in November, and five drill stem tests were conducted in late November through February. The first two tests in the upper Villeta formation and the lower Cimarrona formation recovered no oil and have been interpreted to be low permeability. The last three tests, conducted in separate intervals of the upper Cimarrona between 6,052 and 6,280 feet, produced oil at rates from 3,866 to 6,154 barrels per day each. Following these tests in February 1997, production tests were conducted of the combined interval between 6,052 and 6,315 feet. These tests produced oil at rates as high as 8,948 barrels per day. Analysis of reservoir pressure performance during and following the production testing in El Segundo #2 well supported the conclusions from the production testing of the El Segundo #1 well in July and August 1996.

    The El Segundo #3 well has been drilled to a total depth of 6,920 feet. Production testing on this well has commenced with results expected in late September 1997.

    The first well for the Rio Seco Association Contract, the Tres Pasos #1 well, commenced drilling on September 10, 1997. The Tres Pasos #1 well is an appraisal well and is located some 2.5 kilometers northwest of the surface location of the El Segundo #1 and #2 wells. The Company plans to drill up to two additional wells on the Dindal block in 1997 and to acquire permits for a seismic survey to further delineate the areal extent and reservoir geology of the structure.

    The Company and its partners have paid all costs of the exploration program under the Association Contracts to date. Under the terms of the Dindal and Rio Seco Association Contracts, the Company and its partners are required to drill one well on each contract per year through 1999 and 2001, respectively, and will continue to bear all exploration costs relating to a field until such field is declared commercial. The Company plans to submit a commerciality application to Ecopetrol in 1998 with respect to its discovery.

    GHK Company Colombia, a wholly-owned subsidiary of the Company, serves as the operator of the joint venture to develop the Dindal and Rio Seco blocks, pursuant to the terms of operating agreements between the Company, its respective subsidiaries and its joint venture partners. GHK Company Colombia has exclusive charge of carrying out the program of operations within the budgets approved by the operating committee and may demand payment in advance from each party of its respective shares of estimated monthly expenditures.

    TERMS OF ASSOCIATION CONTRACTS AND RELATED MATTERS. The Association Contracts were issued by Ecopetrol in March 1993 and August 1995, respectively, and provide generally for a six year exploration phase followed by a 22-year production period, with partial relinquishments of acreage, excluding commercial fields, required commencing at the end of the sixth year of each contract. Under the terms of the Association Contracts, Ecopetrol will receive a royalty equal to 20% of production (after pipeline tariffs are deducted) on behalf of the Colombian government and, in the event a commercially feasible discovery is made, Ecopetrol will acquire a 50% interest in the remaining production, bear 50% of the development costs, and reimburse the joint venture, from Ecopetrol's share of future production, for 50% of the joint venture's costs of certain exploration activities. Upon acceptance of a field as commercial, Ecopetrol will acquire a 50% interest therein and the interests of the other parties to the contract, including the Company, will be reduced by 50%; all decisions regarding the development of a commercial field will be made by an Executive Committee consisting of representatives of the parties to the contract who will vote in proportion to their respective interests in such contract. Decisions of the Executive Committee will be made by the affirmative vote of the holders of over 50% of the interests in the contract.

    If any commercial field in the respective contract areas produces in excess of 60 million barrels, Ecopetrol's interest in production and costs for such contract area increases as follows: (i) under the terms of the Dindal Association Contract, such increases occur in 5% increments from 50% to 70% as accumulated production from any field increases in 30 million barrel increments from 60 million barrels to 150 million barrels; and (ii) under the terms of the Rio Seco Association Contract, Ecopetrol's interest increases from 50% to 75% as the ratio of the accumulated income attributable to the parties to the contract other than Ecopetrol to the accumulated development, exploration and operating costs of such parties (less any expenses reimbursed by Ecopetrol) increases from one to one to two to one.

    Under the terms of the Association Contracts, in the event a discovery is made and is not deemed to be commercially feasible by Ecopetrol, the joint venture may expend up to $2 million over a one-year period to further develop the field, 50% of which will be reimbursed if Ecopetrol subsequently accepts the commercial feasibility thereof. If Ecopetrol does not declare the field commercial, the joint venture may continue to develop the field at its own expense. In such event, Ecopetrol will have the right to acquire a 50% interest therein upon payment of 200% of the amounts expended by the joint venture, which payment may be made out of Ecopetrol's share of future production.

    Oil produced from the Dindal block to date under the long term production tests has been sold to Ecopetrol. Upon Ecopetrol's declaration of the commerciality of the Company's discovery, oil produced from the Dindal and Rio Seco blocks may be sold to Ecopetrol or to third parties provided that 75% of the purchase price is paid in U.S. dollars and the remainder in Colombian pesos. In the event the production is required to satisfy internal demand for oil in Colombia, the Company may be required to sell some or all of its production to Ecopetrol at prevailing market prices.

    The Company's net income, as defined under Colombian law, from Colombian sources is subject to Colombian corporate income tax at a rate of 35%. An additional remittance tax is imposed upon remittance of profits abroad at a rate of 7%.

    ACQUISITION OF INTEREST. Pursuant to an agreement dated August 14, 1995, as amended, the Company acquired from GHK Company Colombia, a 15% interest in the Association Contracts in consideration of the payment of approximately $106,000 and its share of the cost of drilling, testing and completing the El Segundo #1 well and its proportionate share of the obligations for the first year of the Rio Seco Association Contract. The Company acquired an additional 36.7% interest in the Association Contracts indirectly through its acquisition of 100% of the outstanding securities of GHK Company Colombia and Esmeralda Limited Liability Company and its acquisition of 62.963% of the outstanding securities of Cimarrona Limited Liability Company. For a more particular description of these transactions, see "Certain Transactions."

    The Company acquired a 6% interest in the Association Contracts indirectly through its acquisition of 100% of the outstanding securities of Petrolinson S.A. (Petrolinson"), the holder of such 6% interest, in consideration of the issuance of 1,000,000 Common Shares to the shareholder of Petrolinson. As the holders of the remaining 94% interest in the Association Contracts, including the Company, had previously agreed to pay 100% of the exploration costs attributable to such 6% interest through the exploration period, approximately 45% of the exploration costs for the Association Contracts attributable to the 6% interest acquired by the Company are paid by the other holders of interests in the Association Contracts. The exploration period will terminate upon Ecopetrol's declaration of the commerciality of a field.

    Under the terms of a letter agreement dated September 11, 1992, as amended, between GHK Company Colombia and Dr. Jay Namson, the holders of interests in the Association Contracts, as a group, will be required to assign a 2% working interest in the Dindal Association Contract and the Rio Seco Association Contract to Dr. Namson after recovery from production of 100% of all costs incurred in connection with the exploration and development of the Dindal and Rio Seco blocks since the completion of the first year work obligations under the Dindal Association Contract. Accordingly, when such costs have been recovered, the Company will be required to assign to Dr. Namson 2% of its interests prior to the acquisition of the 6% Petrolinson interest (or a 0.517% interest in each Association Contract, after adjusting for the acquisition of a 50% interest by Ecopetrol which is expected to occur prior to the assignment to Dr. Namson).

TAPIR ASSOCIATION CONTRACT, LLANOS BASIN

    INTRODUCTION. The Company acquired an 11.875% interest in the Tapir Association Contract (the "Tapir Association Contract") in April 1996. The Tapir block consists of 250,000 acres located in the Llanos Basin of east central Colombia and is crossed by two oil pipelines carrying production from nearby oil fields. Other Tapir Association Contract interests are held by Ampolex (56.25%), Mohave Oil & Gas Corp. ("Mohave") (10.205%), Doreal Energy (11.67%) and Heritage Minerals Colombia ("Heritage Minerals") (10%), which serves as the operator.

    EXPLORATION PROSPECTS. There are three exploration prospect types on the Tapir block: several conventional Llanos Basin small structural closures, a deep Paleozoic anomaly and two basal Cretaceous stratigraphic prospects. The small structural closures are relatively low risk, but are expected to have low reserves potential (10-30 MMBO each). The Paleozoic prospect is of geologic interest, but relies on unproven source and reservoir rocks, and is therefore high risk until further geologic work can be completed. The geologic risk for the two Cretaceous stratigraphic prospects depends on the effectiveness of the lateral seal between the Ubaque sandstone and the adjacent Paleozoic section.

    The Mateguafa prospect, one of the small structural closures in the central portion of the Tapir block, has been selected as the first exploration drill site in the Tapir block and is expected to commence drilling in late 1997 or the first quarter of 1998, following receipt of required permits from the Ministry of Environment.

    EXISTING WELL. In 1993, the Macarenas #1 well, a discovery well, was drilled on the Tapir block and produced 320 BOPD in a short-term test, but was not completed for production. Since the well was drilled and tested, additional oil pipeline infrastructure has been built in the area. The operator plans to place the well on long-term production test after the completion of the exploratory well to determine sustainable production rates and the extent of the reservoir.

    TERMS OF TAPIR CONTRACT. The Tapir Association Contract was effective on February 6, 1995 on terms substantially similar to the Rio Seco Association Contract. Heritage Minerals, the Tapir Association Contract operator, has completed an 83 kilometer seismic program in the field, which satisfied the work program for the first year of the Tapir Association Contract and part of the second year. The commitment for the second year well has been extended and the exploration well required in the second year work program is expected to commence drilling in late 1997 or the first quarter of 1998.

    The Company acquired its interest in the Tapir Association Contract in April 1996 in consideration of the payment for $104,000 which represents reimbursement for past seismic costs and permit administration, and its agreement to pay its proportionate share of the costs of a seismic program, the first exploratory well, the production test on the Macarenas #1 well (assuming the parties elect to proceed therewith) and certain additional costs to earn its interest in the Tapir Contract. The Company estimates that its proportionate share of these costs, which are required to be paid to retain its interest in the Tapir Association Contract, is approximately $300,000.

AUSTRALIA

    The following is a description of the Company's interests in Australia, which the Company plans to divest or farmout.

SOUTHERN PERTH BASIN PERMITS

    The Company holds an 11.77% working interest in Exploration Permit 381 ("EP381") and Exploration Permit 408 ("EP408"), both of which relate to properties that are located in the southern Perth Basin, Western Australia. Other interests in these permit areas are held by: Pennzoil (44.115%), Amity Oil (30.115%) and GeoPetro Company (14%).

    The Company has entered into a letter of intent with respect to the sale of its interests in EP 381 and EP 408 for $850,000. In addition, the Company would reserve a small overriding royalty in each permit. Consummation of the transaction contemplated by the letter of intent is subject to several conditions, including obtaining approvals of third parties and governmental authorities. No assurance can be given that the Company will complete this sale.

BASS BASIN, BLOCK T27P

    The Company holds a 20% working interest in Block T27P, a 1.8 million acre block in approximately 70 meters of water, in the Bass Basin, the central of three basins offshore southern Australia. The easternmost basin is the Gippsland Basin where BHP Petroleum and Esso have a series of large oil and gas fields. The westernmost basin is the Otway Basin, the site of recent gas discoveries by BHP Petroleum and others which will likely serve the South Australia and Victoria gas market. The T27P block lies about halfway between the Victoria coast to the north and the Tasmania coast to the south (about 90 kilometers each way). The Bass Basin has been the site of a series of gas and oil shows and discoveries, including the Yolla Field, which is adjacent to Block T27P. The Yolla Field was discovered by Amoco in the mid-1980's and has not yet been appraised or developed.

    Globex Exploration, the operator of the permit with an 80% working interest, was granted the Offshore Petroleum Exploration Permit effective August 10, 1994 (the "Bass Basin Permit"). Globex completed a 1,000 kilometer 2D seismic program in the block. The remaining work commitment in the block consists of a 3D seismic survey and two exploration wells. Globex has selected a drillable prospect some 10 kilometers north of the Yolla Field and is seeking additional participants in the block to share the cost of an exploratory well which is estimated to be approximately $5 million. As suitable drilling rigs are not available in the near term, Globex has applied for a permit extension in the block until a suitable rig can be contracted.

    In March 1996, the Company acquired a six-month option to purchase its interest in the block for $250,000 and exercised that option in September 1996. Pursuant to the terms of the option agreement, the Company may elect to farmout up to 50% of its interest in the Bass Basin Permit. In addition, if Globex Exploration and the other interest holders seek to enter into a farmout, the Company has agreed to participate proportionally with such parties in such farmout provided that its interest may not be reduced below 10%.

PAPUA NEW GUINEA

    The following is a description of the Company's permit in Papua New Guinea.

PERMIT PPL-182

    The Company holds 100% of exploration permit PPL-182 in southern Papua New Guinea effective June 11, 1996. The permit covers an area of 1,200,000 acres located both onshore and offshore in the Fly River Delta and the Gulf of Papua.

    The nearest discovery to the permit area is the Pandora Gas Discovery located in PPL-82 approximately 150 kilometers to the east in the Gulf of Papua. The International Petroleum Corporation and Chevron announced in March 1996 a feasibility study for the delivery of gas from the Pandora Gas Field and from other fields in Papua New Guinea to be transported south to northern Australia.

    Past exploration activity within PPL-182 has resulted in the acquisition of seismic data and the drilling of several exploration wells. The Company's first year work program consisted of a geological and geophysical review of existing data. Based on the results of this study, the Company has decided to proceed with the second year's work commitment which provides for seismic reprocessing and acquisition of a high resolution aeromagnetic survey and is expected to cost approximately $500,000. The Company plans to divest or farmout its interest. If such divestiture or farmout is unsuccessful, it is the Company's intention to drop the block if it is unable to secure an industry partner. If the block is relinquished, the Company's exposure would be forfeiture of its approximate $40,000 bond.

OTHER PROPERTIES

    As a result of the Amalgamation, Seven Seas acquired three mineral properties owned by Rusty Lake, two of which have been sold. The remaining property, consisting of a 60% interest in two patented mining parcels located in Whitney Township in the Province of Ontario, is being offered for sale. The Company has no plans to explore these mining properties.

    Since its inception, the Company has been involved in exploration activities in Colombia, Australia, Argentina, Turkey and Papua New Guinea. Exploration activities in Argentina and Turkey have been discontinued and an option for the right to participate in future exploration activities in North Africa was never exercised.

SUPPLEMENTARY INFORMATION IN RESPECT OF OIL AND GAS PROPERTIES

     RESERVES REPORTED TO OTHER AGENCIES. No estimates of the Company's total proved net oil and gas reserves have been filed with or included in reports to any federal authority or agency in the United States.

    PRODUCTIVE WELLS AND ACREAGE. The following table sets forth the productive oil and gas wells and developed acreage owned by the Company as of June 30, 1997:

                               WELLS(1)
              ------------------------------------------    DEVELOPED ACREAGE
                     OIL                     GAS            -----------------
                   GROSS      NET           GROSS     NET    GROSS(2)    NET
                   -----      ---           -----     ---     ------     ---
Colombia.....        2       1.154                              640      369
                    --       -----           ---      ---       ---      ---
    Total....        2       1.154                              640      369
                    ==       =====           ===      ===       ===      ===
---------------
1    One or more completions in the same well bore are counted as one well.

2    Assumes 320 acre well spacing.

    UNDEVELOPED ACREAGE. The following table sets forth estimates of the undeveloped acreage for which oil and gas leases or concessions were held by the Company as of June 30, 1997.

                                   GROSS ACRES          NET ACRES
                                 ---------------      -------------
Colombia........................      355,360              90,774
Papua New Guinea................    1,200,000           1,200,000
Australia.......................    2,694,546             317,148
                                    ---------          ----------
    Total.......................    4,249,906           1,601,286
                                    =========           =========

    DRILLING ACTIVITIES. The following table sets forth the number of wells drilled by the Company since its inception:

                                         EXPLORATORY                              DEVELOPMENT
                              ----------------------------------         ------------------------------
                                PRODUCTIVE            DRY                 PRODUCTIVE           DRY
                              ----------------  ----------------         -------------     ------------
                                GROSS    NET      GROSS     NET          GROSS     NET     GROSS    NET
                                -----    ---      -----     ---          -----     ---     -----    ---
Six months ended June 30, 1997   --       --        --       --            --       --       --      --
Year ended December 31, 1996:
   Colombia................       2     1.154       --       --            --       --       --      --
   Argentina...............      --       --        1       .25            --       --       --      --
                                -----   ------  --------- ------         -----     ---     -----    ---
                                  2     1.154       1       .25
                              =======  =======  ========= =====          =====     ===     =====    ===
Year ended December 31, 1995:
   Australia...............      --      --         1        .1
                               ====== ========  ======== ======          =====     ===     =====    ===

    PRESENT ACTIVITIES. As of August 15, 1997, one well was in progress in Colombia.

    ADDITIONAL INFORMATION. Reference is made to the Supplemental Oil and Gas Information (Unaudited) included in the Notes to Consolidated Financial Statements of the Company included herein for additional information regarding the Company's oil and gas producing activities prepared in accordance with the requirements of Statement of Financial Accounting Standards No. 69 "Disclosures About Oil and Gas Producing Activities."

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of August 15, 1997 with respect to the beneficial ownership of the Common Shares, by (i) each person known by the Company to own beneficially more than 5% of the issued and outstanding Common Shares, (ii) each director of the Company and each of the Named Officers, and (iii) all executive officers and directors of the Company as a group.

                                                NUMBER OF            PERCENT
BENEFICIAL OWNER                             COMMON SHARES(1)       OF CLASS
----------------                             ----------------       --------
Robert A. Hefner III .....................    6,418,300(2)             18%
c/o Seven Seas Petroleum Inc.
    Suite 960, Three Post Oak Central
       1990 Post Oak Boulevard
    Houston, Texas  77056
Breene M. Kerr ...........................    3,030,883(3)              9%
c/o Brookside Company
    115 Bay Street
    Easton, Maryland  21601
Brian Egolf ..............................      126,386(4)               *
Sir Mark Thomson Bt. .....................      452,566(5)              1%
Robert B. Panero..........................          779(6)               *
Gary F. Fuller............................       27,000(7)               *
James D. Scarlett.........................       25,000(7)               *
Herbert C. Williamson, III ...............           --(8)              --
Timothy T. Stephens.......................      353,500(9)              1%
Albert E. Whitehead.......................    1,246,758(10)             4%
Larry A. Ray..............................      262,167(11)              *
David F. DeCort...........................      236,915(12)              *
John P. Dorrier...........................      277,486(13)              *
All executive officers and directors
  as a group (10 persons).................   10,857,482(14)            30%
---------------
 *    Less than 1%

(1) Unless otherwise indicated, each of the parties listed has sole voting and investment power over the shares owned. The number of shares indicated includes, in each case, the number of Common Shares issuable upon exercise of stock options ("Options") subject to the Amended 1996 Stock Option Plan, to the extent that such Options are currently exercisable. For purposes of this table, Options are deemed to be "currently exercisable" if they may be exercised within 60 days following August 15, 1997.

(2) Includes 150,000 Common Shares currently issuable upon exercise of Options, 20,000 shares held by an entity in which Mr. Hefner has a substantial interest and 3,360,607 Common Shares beneficially owned by Mr. Hefner and held in escrow pursuant to the Escrow Agreement.

(3) Includes 25,000 Common Shares currently issuable upon exercise of an Option, consists of [3,005,883] shares beneficially owned by a limited partnership in which Mr. Kerr serves as a general partner and includes 1,915,216 Common Shares held in escrow pursuant to the Escrow Agreement.

(4) Includes 12,650 Common Shares owned by a member of Mr. Egolf's family, 2,000 Common Shares owned by a trust for the benefit of members of Mr. Egolf's family, 75,000 Common Shares currently issuable upon exercise of Options and 39,147 shares held in escrow pursuant to the Escrow Agreement.

(5) Includes 25,000 Common Shares currently issuable upon exercise of an Option and 199,531 shares held in escrow pursuant to the Escrow Agreement.

(6) Includes 234 shares held by Mr. Panero's wife and 363 shares held in escrow pursuant to the Escrow Agreement.

(7) Includes 25,000 Common Shares currently issuable upon exercise of an Option.

(8) Subsequent to August 15, 1997, Mr. Williamson received options for 150,000 Common Shares that are currently exercisable.

(9) Includes 172,000 Common Shares currently issuable upon exercise of Options. Mr. Stephens resigned as an officer and director of the Company in May 1997.

(10) Includes 235,000 Common Shares currently issuable upon exercise of Options and 166,667 Common Shares held in escrow pursuant to the Founder's Escrow Agreement. Mr. Whitehead resigned as an officer and director of the Company in May 1997.

(11) Includes 66,667 Common Shares currently issuable upon exercise of an Option and an additional 194,000 owned by Mr. Ray's wife.

(12) Includes 801 shares owned by Mr. DeCort's wife and 184,000 Common Shares currently issuable upon exercise of Options.

(13) Includes 266,000 Common Shares currently issuable upon exercise of Options.

(14) Includes 816,667 Common Shares currently issuable upon exercise of Options and an aggregate of 5,514,864 Common Shares and 166,667 Common Shares held in escrow pursuant to the GHK Escrow Agreement and the Founder's Escrow Agreement, respectively.

VOTING SUPPORT AGREEMENT

    Under the terms of a voting support agreement by and between the Company and Hazel Ventures Ltd., the sole shareholder of Petrolinson ("Hazel Ventures"), Hazel Ventures agreed that prior to July 19, 1998, it will vote all Common Shares of the Company owned or controlled by it in favor of the slate of directors proposed by the Company's chief executive officer and will require any purchaser of its shares to agree to be bound by the terms of the agreement unless the purchaser acquires the shares in the open market. Hazel acquired 1,000,000 Common Shares, or 2.9% of the Company's outstanding Common Shares, in exchange for the transfer of its ownership of Petrolinson, the holder of a 6% interest in the Association Contracts, to a subsidiary of the Company.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

        On May 20, 1997, seven of the Company's nine directors resigned and confirmed they would not stand for re-election as directors at the Annual General Meeting of shareholders of the Company on June 12, 1997. The seven directors included Albert E. Whitehead, Malcolm Butler, William G. McIntosh, Harvey S. Robinson, James A. Millard, John B. Zaozirny and Timothy T. Stephens. At the June 12, 1997 meeting, the Company re-elected Robert A. Hefner III and Brian Egolf to the Board, as well as the following new directors: Breene M. Kerr, Sir Mark Thomson Bt., Robert B. Panero, Gary F. Fuller and James D. Scarlett. Subsequent to the meeting, the Board of Directors appointed Larry A. Ray as a director of the Company. In addition, in September 1997, Mr. Williamson was appointed as a director of the Company. As indicated in the Supplemental Management Proxy Circular dated as of May 26, 1997 that was furnished to the shareholders of the Company in connection with the Annual General Meeting, certain disagreements with respect to how the Company should be operated to become self-sufficient to manage its Colombian properties was voiced by the two largest shareholders, Messrs. Hefner and Kerr, and by Mr. Egolf to other members of the Board of Directors. Thereafter, Mr. Whitehead indicated he would retire and resign as a director of the Company. As a result, the Voting Support Agreement, which contained an obligation of Messrs. Hefner and Kerr to vote in favor of a slate proposed by the Chief Executive Officer, was subject to termination. Due to these events, the senior officers, Messrs. Butler and Stephens, together with all the directors other than Messrs. Hefner and Egolf, resigned.

    The information set forth below, furnished to the Company by the respective individuals, shows as to each director and executive officer of the Company (i) his name and age; (ii) his principal positions with the Company; (iii) his principal occupation or employment during the last five years; (iv) other public directorships, and (v) the month and year in which he began to serve as a director. No family relationship exists among any of the executive officers and directors of the Company.

                                      PRESENT POSITION         PRINCIPAL OCCUPATION DURING THE        DIRECTOR
            NAME               AGE    WITH THE COMPANY         LAST FIVE YEARS; OTHER DIRECTORS        SINCE
----------------------------- ------  ----------------         --------------------------------       --------
Robert A. Hefner III(1).....    62   Chairman, Chief           Chairman, Chief Executive Office         11/96
                                     Executive Officer and     and Managing Director of the
                                     Managing Director         Company since May 1997; Owner
                                                               and Managing Member, The GHK
                                                               Company L.L.C., a private
                                                               company engaged in oil and gas
                                                               exploration

Breene M. Kerr(1)(2)(3).....    68   Vice Chairman             General Partner, Talbot Fairfiel          6/97
                                                               L.P., an oil and gas exploration
                                                               undertaking; Chairman of Kerr
                                                               Consolidated, an equipment sales
                                                               and leasing undertaking from 1969
                                                               to 1995; Director of Chesapeake
                                                               Energy Corp.

                                      PRESENT POSITION          PRINCIPAL OCCUPATION DURING THE        DIRECTOR
            NAME               AGE    WITH THE COMPANY          LAST FIVE YEARS; OTHER DIRECTORS        SINCE
----------------------------- ------  ----------------          --------------------------------       --------
Larry A. Ray(1)................ 49   Executive Vice President   Executive Vice President and Chief       6/97
                                     and Chief Operating        Operating Officer since September
                                     Officer                    1997 and director; Executive Vice
                                                                President - Operations from June
                                                                1997 to September 1997; Manager,
                                                                The GHK Company L.L.C.

Herbert C. Williamson, III..... 49   Executive Vice President   Executive Vice President and Chief       9/97
                                     and Chief Financial        Financial Officer of the Company
                                     Officer                    since September 1997 and director;
                                                                from 1995 through September 1997,
                                                                Director of the Investment Banking
                                                                Department of Credit Suisse First
                                                                Boston; from 1985 through 1995,
                                                                Vice Chairman and Executive Vice
                                                                President, Parker & Parsley
                                                                Petroleum Company

John P. Dorrier................ 45   Executive Vice President   Executive Vice President of the           N/A
                                                                Company since May 1995; from
                                                                1987 through March 1995, Mr.
                                                                Dorrier held various positions with
                                                                BHP Petroleum, including Vice
                                                                President Exploration, the Americas

David F. DeCort................ 41   Vice President - Finance   Vice President - Finance and              N/A
                                     and Secretary              Secretary of the Company since

                                                                June 1995; Treasurer/Controller of
                                                                Huffco Group Inc., a Houston
                                                                independent oil and gas company,
                                                                from August 1990 to June 1995

Brian Egolf(3)................. 49   Director                   President, Petroleum Management          11/96
                                                                Corporation, a private oil and gas
                                                                exploration company

Sir Mark Thomson Bt.(2)........ 57   Director                   Managing Director of B&N Invest          6/97
                                                                ments Limited, an investment
                                                                management company

Robert B. Panero............... 68   Director                   Founder and President of Robert          6/97
                                                                Panero Associates, international
                                                                strategic policy and project studies
                                                                advisors

Gary F. Fuller(3).............. 60   Director                   Shareholder/director of McAfee &         6/97
                                                                Taft, attorneys-at-law

James D. Scarlett(2)........... 44   Director                   Partner in McMillan, Binch,
                                                                attorneys-at-law                         6/97

---------------
(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Stock Option and Compensation Committee.

    Executive officers of the Company serve at the pleasure of the Board of Directors. The term of office of each director of the Company ends at the next annual meeting of the Company's shareholders or when his or her successor is elected and qualifies. Vacancies on the Board are filled by the remaining directors and directors elected to fill such vacancies hold office until the next annual meeting of the Company's shareholders.

MEETINGS AND COMMITTEES OF THE BOARD

    The Board of Directors of the Company held three meetings during 1996 and took action by unanimous written consent twenty times during 1996. All directors attended 75% or more of the total number of meetings of the Board and of the committees of which they were members.

    The Executive Committee, the Audit Committee and the Stock Option and Compensation Committee (the "Compensation Committee") are the only standing committees of the Board. There is no formal nominating committee of the Company.

    The Executive Committee, which is currently composed of Messrs. Hefner, Kerr and Ray, is delegated, during the intervals between the meetings of the Board of Directors, all the powers of the Board in respect of the management and direction of the business and affairs of the Company (except only those specified in Subsection 116(2) of the Yukon Business Corporation Act) in all cases in which specified direction in writing shall not have been given by the Board. During 1996 and until their resignation from the Board of Directors, the Executive Committee was composed of Messrs. Whitehead, Stephens, Hefner and Plewes. The Executive Committee met once during 1996.

    The Audit Committee, which is currently composed of Messrs. Kerr, Scarlett and Thomson, consults with the auditors of the Company and such other persons as the members deem appropriate, reviews the preparations for and scope of the audit of the Company's annual financial statements, makes recommendations concerning the engagement and fees of the independent auditors, and performs such other duties relating to the financial statements of the Company as the Board of Directors may assign from time to time. During 1996, and until their resignation from the Board of Directors, the Audit Committee was comprised of William G. McIntosh and John B. Zaozirny. The Audit Committee met two times during 1996 and took action by unanimous consent twice during 1996.

    The Compensation Committee, which currently is composed of Messrs. Kerr, Egolf and Fuller, has all of the powers of the Board of Directors, including the authority to issue shares or other securities of the Company, in respect of any matters relating to the administration of the Company's 1996 Stock Option Plan and the compensation of officers, directors, employees and other persons performing substantial services for the Company. During 1996 and until May 1997, the Compensation Committee was comprised of James A. Millard, George Plewes and Harvey S. Robinson. The Compensation Committee took action by unanimous written consent twice during 1996.

DIRECTORS' FEES

    Directors who are officers or employees of the Company receive no additional compensation for their service as members of the Board of Directors or as members of Board committees. Directors who are not officers or employees of the Company are eligible to participate in the Company's Amended 1996 Stock Option Plan and are reimbursed for their out-of-pocket expenses incurred in connection with their service as directors, including travel expenses. In July 1996, each non-employee director received a five year option to purchase 10,000 Common Shares at an exercise price of $7.125 per share. In November 1996, upon their election as directors, Messrs. Hefner and Egolf each received a five year option to purchase 50,000 Common Shares at an exercise price of $18.75 per share. In May 1997, each non-officer received an option for 15,000 shares of common stock at $10.90. Messrs. Hefner and Egolf declined to accept such options. In June 1997, the Company granted Mr. Ray an option to purchase 200,000 Common Shares at a price of $10.70 per share. Such options vest one-third immediately with the remaining vesting 50% at the end of one year from the date of grant and the remaining 50% at the end of the second year from the date of grant. On September 9, 1997, the Company granted Mr. Ray options to purchase an additional 200,000 Common Shares at a price of $13.23 per share. Such options vest one-third each on the third, fourth and fifth anniversaries of the date of grant. The Company granted options to the other directors as follows on July 17, 1997 at an exercise price of $10.95 per share: Mr. Hefner -- 300,000; Mr. Egolf -- 75,000; Mr. Kerr -- 75,000; Mr. Fuller -- 75,000; Mr. Panero -- 50,000; Mr. Scarlett --
75,000;

and Mr. Thomson -- 75,000. One-third of the options are vested immediately, with the remaining vesting 50% at the end of one year from the date of grant and the remaining 50% at the end of the second year from the date of grant. Mr. Panero's options will vest 50% at the end of one year from the date of grant and the remaining 50% at the end of the second year from the date of grant. Mr. Panero also received a payment of $37,500 in lieu of 25,000 options which would have vested immediately. In each case, the Company granted these options at the approximate prevailing market price on the date of grant.

ITEM 6.  EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation which was awarded or paid to, or earned by, the Company's Chief Executive Officer and the Company's four most highly compensated officers (other than the Chief Executive Officer) who were serving as officers at December 31, 1996, and whose total salary and bonus during the fiscal year ended December 31, 1996 exceeded $100,000 (the "Named Officers").

                                                                                 LONG TERM COMPENSATION
                                                                        --------------------------------------------
                                           ANNUAL COMPENSATION                  AWARDS             PAYOUTS
                                     ---------------------------------  -------------------------  -------
                                                            OTHER       RESTRICTED
                                                             ANNUAL       SHARES                    LTIP      ALL OTHER
    NAME AND PRINCIPAL        YEAR    SALARY      BONUS   COMPENSATION   AWARD(S)    OPTIONS/SARS  PAYOUTS  COMPENSATION
         POSITION                      ($)         ($)      ($)(1)          ($)          (#)         ($)      ($)(3)
---------------------------   ----   --------     -----   ------------  ----------   ------------  -------   ------------
Albert E. Whitehead(4) ....   1996   $150,000      -0-        -0-          -0-         185,000(5)     -0-     14,634
   Chairman of the Board ..   1995    125,000      -0-        -0-          -0-         200,000        -0-       --
      and Chief Executive
      Officer
Timothy T. Stephens(4) ....   1996   $135,000      93,840     -0-          -0-         172,000(5)     -0-     13,170
   President ..............   1995    106,875(2)   -0-        -0-          -0-         250,000        -0-       --

John P. Dorrier ...........   1996   $120,000                 83,520       -0-         151,000        -0-     11,707
   Executive Vice President   1995     80,000(2)   -0-        -0-          -0-         125,000        -0-       --

David F. DeCort ...........   1996   $ 90,000      62,640     -0-          -0-         124,000        -0-      8,780
   Vice President-Finance .   1995     52,500(2)   -0-        -0-          -0-         100,000        -0-       --

---------------

(1) Except as otherwise indicated, the dollar value of perquisites and other personal benefits for each of the Named Executive Officers was less than established reporting thresholds.
(2) Represents salary received from commencement of employment through December 31, 1995 from the Company and the Predecessor, which amount does not reflect an annual rate of compensation.
(3) Consists solely of amounts contributed by the Company to the Named Executive Officer's account in the Company's 401(k) Plan.
(4) On May 20, 1997, Messrs. Whitehead and Stephens resigned as executive officers and directors of the Company. As part of a settlement agreement with Mr. Stephens, the Company agreed to pay Mr. Stephens $525,000. The Company also entered into a consulting agreement with Mr. Whitehead for a three-year term for $200,000 per annum. Mr. Malcolm Butler was named Chief Executive Officer of the Company in May 1997 and received 200,000 options at $10.90, but resigned on May 20, 1997 when Mr. Hefner was named Chief Executive Officer. Mr. Butler received a lump sum payment of $250,000, representing one year's salary, as part of the settlement agreement with him.
(5) In May 1997, Messrs. Whitehead and Stephens were each granted options exercisable for 50,000 shares of common stock at $10.90 per share. As part of the arrangements surrounding the resignation of such persons, the exercise period of the options for Messrs. Whitehead and Stephens was extended from 90 days to 18 months.

    As a result of the resignations and the appointment of Mr. Robert A. Hefner III as Chief Executive Officer and Mr. Larry A. Ray as Executive Vice President-Operations, the Company anticipates that Messrs. Ray, Dorrier and DeCort will be the Company's most highly compensated executive officers for 1997. Mr. Hefner will not receive any salary from the Company for 1997.

OPTION/SAR GRANTS DURING 1996

    The following table sets forth information regarding individual grants of Options by the Company during the fiscal year ended December 31, 1996 to each of the Named Officers, and their potential realizable values.

                                           INDIVIDUAL GRANTS
                              ----------------------------------------
                                                                                      POTENTIAL REALIZABLE VALUE AT
                                 NUMBER OF                                              ASSUMED ANNUAL RATES OF
                                  SHARES      % OF TOTAL                              SHARE PRICE APPRECIATION FOR
                                UNDERLYING   OPTIONS/SARS                                   OPTION TERM(1)
                               OPTIONS/SARS   GRANTED TO   EXERCISE OR                    --------------------
                                 GRANTED     EMPLOYEES IN   BASE PRICE  EXPIRATION           5%          10%
                                   (#)       FISCAL YEAR      ($/SH)      DATE              ($)          ($)
                              -------------  ------------  -----------  ----------        ------       -------
Albert E. Whitehead(2)..          85,000        13.1%       $18.75      11/26/2001        440,324      973,000
                                 100,000        15.4%       $ 7.125     07/23/2001        196,851      434,988
Timothy T. Stephens(2)..          82,000        12.6%       $18.75      11/26/2001        424,783      938,659
                                  90,000        13.8%       $ 7.125     07/23/2001        177,166      391,490
John P. Dorrier(2)......          71,000        10.9%       $18.75      11/26/2001        367,800      812,741
                                  80,000        12.3%       $ 7.125     07/23/2001        157,480      347,990
                                  54,000         8.3%       $18.75      11/26/2001        279,735      618,141
David F. DeCort(2)......          70,000        10.7%       $ 7.125     07/23/2001        137,795      304,492

---------------

(1) The assumed rates of annual appreciation are calculated from the date of grant through the assumed expiration date. Actual gains, if any, on stock option exercises and Common Share holdings are dependent on the future performance of the Common Shares and overall stock market conditions. There can be no assurance that the value reflected in the table will be achieved.

(2) In addition to the grants of options indicated in the table above, in May 1997, Messrs. Whitehead, Stephens, Dorrier and DeCort received options exercisable for 50,000, 50,000, 40,000 and 30,000 common shares, respectively, at an exercise price of US $10.90.

OPTION EXERCISES DURING 1996 AND FISCAL YEAR END OPTION VALUES

    The following table provides information related to Options exercised by the Named Officers during 1996 and the number and value of unexercised Options held by the Named Officers at year-end. The Company does not have any outstanding stock appreciation rights.

                                                                                                        VALUE OF UNEXERCISED
                                                                          NUMBER OF UNEXERCISED             IN THE MONEY
                                                                        OPTIONS, WARRANTS/SARS AT      OPTIONS, WARRANTS/SARS
                                     SHARES                              FISCAL YEAR-END (#)(1)        AT FISCAL YEAR END ($)(3)
                                    ACQUIRED    VALUE REALIZED    ------------------------------------------------------------------
NAME                            ON EXERCISE (#)     ($)(2)           EXERCISABLE    -  UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------                        ----------------------------------- ------------------ -----------------------------------------------
Albert E. Whitehead..........       200,000        $2,312,500        185,000               -0-           $1,100,000         -0-
Timothy T. Stephens..........       228,333        $3,767,951        193,667               -0-           $1,192,714         -0-
John P. Dorrier..............        50,000          $328,750        226,000               -0-           $2,183,125         -0-
David F. DeCort..............        30,000          $502,500        194,000               -0-           $1,986,250         -0-

---------------

(1) The number of exercisable and unexercisable Options set forth in the above table may differ from the number reflected in the table on page 27 because the information in the above table is as of December 31, 1996.

(2) Represents the difference between the exercise price of the option and the closing price on the date of exercise.

(3) Based on a closing price on December 31, 1996 of $18.125 per share.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

    The Company and each of Messrs. Dorrier and DeCort have entered into three year employment contracts which provide that they will receive annual base salaries of $150,000 and $112,500, respectively, and, in the sole discretion of the Compensation Committee of the Board, may receive annual merit increases, annual bonuses and stock option awards. The contracts may be terminated for "cause" which includes death or serious incapacity and the executive officers may resign upon three months' prior written notice. The Company and each of Messrs. Dorrier and DeCort have also entered into agreements which provide for payments to the executive in the event there is a Change of Control of the Company and the executive's employment is terminated (i) by the Company within twelve months thereafter, (ii) by the executive within six months thereafter, or (iii) by the executive between six and twelve months after a Change of Control if a Triggering Event has occurred. In any such event, the executive shall be entitled to a payment equal to the aggregate salary payable for the remaining term of his employment agreement and the Company shall pay the executive's health insurance premium for a period of one year unless the executive has secured comparable health insurance prior thereto. If bonuses are paid by the Company for the year in which the executive's employment terminated, the executive shall be entitled to a bonus equal to the most recent annual bonus paid to him for each year or part of the year remaining on his employment agreement, provided that such bonus payment shall only be paid with respect to a year that the Company otherwise pays bonuses to some or all of its employees. In addition, all stock options held by the executive shall be extended until the earlier to occur of the expiration date of the option or eighteen months after the date of the termination of his employment by the Company or the date of his notice of intent to terminate his employment if he elected to resign. The agreements also provide that in the event the exercise price of any option granted simultaneously with the option issued to the executive is reduced, the exercise price of the executive's option shall also be reduced. For purposes of the agreement, the term "Change of Control" is defined to include the acquisition by any person or combination of persons of a sufficient number of securities of the Company to materially affect the control of the Company which, for purposes of the agreement, shall be deemed to occur if 20% or more of the votes which may be cast in the election of directors have been acquired by any person or combination of persons; a merger, consolidation, or amalgamation with or into any other person if all or part of the outstanding voting securities of the Company shall be changed, reclassified, converted, exchanged or otherwise acquired for shares or other securities of the Company or any other person or for cash or any other property, unless such transaction has been approved by a majority of the directors in office on April 28, 1997; a majority of the directors in office on April 28, 1997 shall cease to serve as directors of the Company for any reason including resignation; the sale or other transfer of assets which constitute more than 50% of the consolidated assets of the Company (measured by either book value or fair market value) or which generated more than 50% of the consolidated operating income or cash flow of the Company. The term "Triggering Event" shall include any adverse change in the duties, powers or compensation of the executive in effect prior to the Change in Control or a change in the person to whom the executive reports, other than as a result of a promotion in the normal course of business. As a result of the resignation by the directors of the Company in May 1997, a change of control occurred with respect to such officers.

    The Company has entered into a five year employment agreement with Mr. Larry
A. Ray that provides for an annual base salary of $262,500 and in the sole discretion of the Compensation Committee of the Board, Mr. Ray may receive annual merit increases, annual bonuses and stock option awards. As part of his employment agreement, Mr. Ray was granted options to purchase 200,000 Common Shares at an exercise price of $10.70 per share. One-third of the options vested immediately and the remainder vest one-half each on the first and second anniversaries of the date of grant. On September 9, 1997, the Company granted Mr. Ray options to purchase an additional 200,000 Common Shares under the 1997 Stock Option Plan at a price of $13.23 per share, subject to shareholder approval of the 1997 Stock Option Plan at the next annual or special meeting. Such options vest one-third each on the third, fourth, and fifth anniversaries of the date of grant. The employment agreement may be terminated for "cause" which includes death or serious incapacity. Under the terms of the employment agreement, Mr. Ray will receive payments equal to the amounts remaining to be paid under the agreement in the event of a "change in control" and his employment terminates for any reason, including resignation by Mr. Ray. For purposes of this Agreement, the term "Change in Control" shall mean (1) any merger, consolidation, or reorganization in which the Company is not the surviving entity (or survives only as a subsidiary of an entity), (2) any sale, lease, exchange, or other transfer of (or agreement to sell, lease, exchange, or otherwise transfer) all or substantially all of the assets of the Company to any other person or entity (in one transaction or a series of related transactions),
(3) dissolution or liquidation of the Company, (4) when any person or entity, including a "group" as contemplated by Section 13(d) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (5) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Board of Directors; provided, however, that the term "Change in Control" shall not include any reorganization, merger, consolidation, sale, lease, exchange, or similar transaction involving solely the Company and one or more previously wholly-owned subsidiaries of the Company.

    The Company will enter into a five year employment agreement with Mr. Herbert C. Williamson, III that provides for an annual base salary of $100,000, and in the sole discretion of the Compensation Committee of the Board, Mr. Williamson may receive annual merit increases, annual bonuses and stock option awards. As part of his employment agreement, Mr. Williamson was granted options to purchase 500,000 Common Shares at an exercise price of $13.23 per share. Options to purchase 150,000 Common Shares vest immediately, options to purchase 150,000 Common Shares vest on September 9, 1998, and options to purchase 50,000 Common Shares each vest on September 9, 1999, 2000, 2001 and 2002, respectively. All of the options granted by the Board of Directors to Mr. Williamson are subject to approval of the 1997 Stock Option Plan by the stockholders at the next annual or special meeting. The remaining terms and conditions of Mr. Williamson's employment agreement are substantially similar to Mr. Ray's employment agreement.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

THE GHK TRANSACTION

    In April 1996, the Company and GHK Company Colombia, an Oklahoma corporation controlled by Robert A. Hefner III, entered into a non-binding letter of intent governing a proposed acquisition by the Company of an additional 35% participating interest in the Association Contracts in consideration of the issuance of up to 16,000,000 Common Shares by the Company to three entities holding such interests or to their respective shareholders (collectively, the "GHK Transaction"). Effective July 26, 1996, pursuant to the terms of three separate share purchase agreements, the Company agreed to issue an aggregate of 16,777,143 Common Shares to nineteen unrelated parties, in consideration of the Company's acquisition of (a) 100% of the issued and outstanding shares of GHK Company Colombia which serves as the operator under the Association Contracts and holds a 10.944% interest in such contracts, (b) 100% of the membership interests of Esmeralda Limited Liability Company ("Esmeralda") which holds a 9.776% interest in the Association Contracts, and (c) 62.963% membership interest in Cimarrona Limited Liability Company ("Cimarrona") which holds a 25.38% interest in the Association Contracts. As a result of the transaction, the Company acquired an additional 36.7% indirect interest in the Association Contracts. As a condition to the GHK Transaction, the Company also entered into the Registration Rights Agreement, the Escrow Agreement, the Management Agreement and the Voting Support Agreement, each of which is more particularly described below.

    Pursuant to the terms of the share purchase agreement between the Company and Robert A. Hefner III, the Company purchased 100% of the issued and outstanding shares of GHK Company Colombia from Mr. Hefner in consideration for the issuance of 5,002,972 Class A Preferred Shares Series 1 of the Company to him. Pursuant to the terms of the share purchase agreement between the Company and the members of Esmeralda, the Company purchased 100% of the membership interests of Esmeralda from such members in consideration for the issuance of an aggregate of 4,469,028 B Special Warrants (the "B Warrants") to such members . Pursuant to the terms of the share purchase agreement between the Company and the members of Cimarrona, the Company purchased a 62.963% membership interest in Cimarrona from such members in consideration for the issuance of an aggregate of 7,305,143 B Warrants to such members. The Preferred Shares and the B Warrants were issued at a deemed price per share of $9.125 which was based upon the closing price of the Company's Common Shares on the Canadian Dealer Network on July 26, 1996. Under the terms of the share purchase agreement each of the parties agree to indemnify the other for certain matters relating to the business prior to the transaction.

    Each B Warrant was exercisable into one Common Share without payment of additional consideration and was automatically converted into a Common Share, in accordance with the terms of the Company's Articles of Continuance, in February 1997. Each Preferred Share was entitled to one vote per share, was exercisable into one Common Share without payment of additional consideration and was also automatically converted into a Common Share, in accordance with the terms of the Company's Articles of Continuance, in February 1997.

    The shares of GHK Company Colombia and the 62.963% interest in Cimarrona were transferred to Seven Seas Petroleum Colombia Inc.; 50% of the membership interest in Esmeralda was transferred to Seven Seas Petroleum Colombia Inc.; and 50% of such membership interest was transferred to Seven Seas Petroleum Holdings, Inc. as a limited liability company is required to have a minimum of two members.

    As a condition of completing the GHK Transaction, the Company also entered into a Registration Rights Agreement with the holders of the B Warrants and the Preferred Shares which currently entitles such holders to notice of proposed public offerings or private placements by the Company under the Securities Act (Ontario) and to include Common Shares held by such holders in such offerings subject to limitations which may be imposed by the managing underwriter of any such offering.

    As a condition of the Company obtaining the consent of the Ontario Securities Commission to the GHK Transaction, the Company, the holders of Preferred Shares and B Warrants and the Montreal Trust Company of Canada, as trustee, entered into an escrow agreement dated July 26, 1996 (the "GHK Escrow Agreement") pursuant to which 70% of the securities issued by the Company in the GHK Transaction, or upon conversion or the securities issued therein, are held in escrow. An aggregate of 11,744,000 Common Shares are currently held in escrow and such Common Shares may not be sold, assigned, pledged, or transferred until released from escrow in accordance with the terms of the GHK Escrow Agreement. Shares held in escrow may be voted by the registered holders thereof. Pursuant to the terms of the Escrow Agreement, the securities held in escrow shall be released as follows: (i) one-third of the securities deposited in escrow shall be released on each of July 26, 1997, 1998 and 1999 or (ii) the securities may be released in full if the Company or the owner of such securities provides the Ontario Securities Commission with technical reports acceptable to the director thereof that establish a determinate value as of April 26, 1996 for the interests in the Association Contracts transferred to the Company or its subsidiaries, of $118,908,000 or more. If interim technical reports establish a determinate value of less than $118,908,000 for such interests, proportionate releases from escrow may be permitted.

      Prior to the GHK Transaction, GHK Company L.L.C. ("GHK L.L.C."), an Oklahoma limited liability company, the principal owner of which is Robert A. Hefner III, provided administrative and management services to GHK Company Colombia in connection with its obligations as operator of the Dindal and Rio Seco blocks. As a condition of completing the GHK Transaction, the Company, GHK Company Colombia and GHK L.L.C. entered into a Management Agreement pursuant to which GHK L.L.C. was retained by GHK Company Colombia to perform the duties and obligations of GHK Company Colombia under the Association Contracts and as operator of the Dindal blocks under the joint operating agreement dated August 1, 1996 (the "JOA"). GHK Company Colombia agreed to pay GHK L.L.C. a monthly sum equal to 100% of the overhead charges authorized under the JOA relating to such blocks (which costs are estimated to be approximately $15,000 per month) plus an additional $15,000 per month and to reimburse GHK L.L.C. for all expenses incurred in the performance of its duties under the Management Agreement. The costs and expenses under the JOA are paid by the interest holders under the Association Contracts proportionately to their percentage interests therein. From July 26, 1996 to June 30, 1997, GHK Company Colombia paid an aggregate of $374,109 to GHK L.L.C. for services provided under this agreement. The Management Agreement was terminated June 30, 1997.

    Under the terms of a Voting Support Agreement executed in connection with the GHK Transaction, Seven Seas, Robert A. Hefner III, Breene M. Kerr, Albert E. Whitehead, George H. Plewes, and Timothy T. Stephens agreed to vote or cause to be voted all shares owned or controlled by them in favor of the slate of directors proposed by the Company's chief executive officer. The Voting Support Agreement also provides that a sale by Messrs. Hefner and Kerr of a block of 10,000 Common Shares or more which were initially subject to the GHK Escrow Agreement, must first be offered to be made through Yorkton Securities, Inc. or such other investment dealer as may be designated by the Board of Directors or the securities sold will remain subject to the Voting Support Agreement. In the event any such dealer is unable or unwilling to sell such securities in a timely manner at a price acceptable to the seller, the seller may sell to a third party without being subject to the Voting Support Agreement provided that such sale is not to a person or one or more of a group of persons acting in concert, who is acquiring the securities of the seller in connection with a takeover bid, other than where such takeover bid is an offer made generally to the shareholders of the Company. The Voting Support Agreement terminated on May 20, 1997.

    Prior to the GHK Transaction, neither Mr. Hefner, Mr. Egolf nor Mr. Kerr were affiliated with the Company. As a result of the GHK Transaction, Messrs. Hefner and Egolf were elected directors of the Company and Mr. Hefner and Mr. Kerr became substantial shareholders of the Company. In addition, as a result of an agreement between Mr. Hefner, in his capacity as the selling shareholder of GHK Company Colombia, the members of Esmeralda and Cimarrona and Mr. Egolf (collectively, the Sellers"), the Sellers paid Mr. Egolf an aggregate of 83,886 B Warrants, which were subsequently converted into 83,886 Common Shares of which 58,720 shares were held in escrow pursuant to the Escrow Agreement, as consideration for his services to the Sellers in connection with the GHK Transaction. As of August 15, 1997, 39,147 shares remain subject to the Escrow Agreement.

    TRANSACTIONS WITH FORMER DIRECTOR AND OFFICER. Mr. Albert E. Whitehead, formerly Chairman and Chief Executive Officer of the Company and a director, may be deemed a promotor of the Company. In connection with the formation of the Predecessor of the Company in February 1995, Mr. Whitehead received 1,000,000 Common Shares for a total consideration of $1.00. As of condition of the Common Shares being listed on the Toronto Stock Exchange ("TSE"), the TSE required Mr. Whitehead to place 500,000 Common Shares held by him in escrow in accordance with the TSE's founder stock policy. Under the terms of the escrow agreement (the "Founder's Escrow Agreement") between Mr. Whitehead, the Company and Montreal Trust Company of Canada as escrow agent dated January 21, 1997, one-third of the shares subject thereto were to be released from escrow on each of June 29, 1996, 1997 and 1998 and, accordingly, 166,667 Common Shares are currently subject to the Founder's Escrow Agreement. For a description of the Common Shares and options held by Mr. Whitehead, see "Principal Stockholders" and "Executive Compensation."

    TRANSACTIONS WITH DIRECTOR AND OFFICER. The Company has agreed to loan Larry
A. Ray $200,000 at 6.06% interest. Interest on the loan is payable monthly with a single principal payment due at the end of five years.

ITEM 8.  LEGAL PROCEEDINGS.

    There are no material legal proceedings to which the Company is a party or to which any of its property is subject.

ITEM 9. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(A) MARKET INFORMATION.

    The Company's Common Shares have been listed on the Toronto Stock Exchange ("TSE") in Toronto, Ontario, Canada, since February 10, 1997 and currently trade under the symbol "SVS.U". From June 30, 1995 through February 7, 1997, the Company's Common Shares traded on the Canadian Dealer Network under the symbol "SVSE.U". The following table summarizes the high and low closing prices as reported on the Canadian Dealer Network for each quarterly period since the commencement of trading through February 7, 1997 and the high and low sales prices as reported on the TSE from February 10, 1997 through August 15, 1997. The prices listed below are stated in U.S. dollars, which is the currency in which they were quoted:

                                            HIGH     LOW       VOLUME
                                                    (US $)
1995
Third Quarter                               2.15     0.90     2,101,602
Fourth Quarter                              1.15     0.60     1,974,615
1996
First Quarter                               6.75     0.55     8,402,885
Second Quarter                             10.50     5.25     4,107,361
Third Quarter                              20.00     7.00     6,655,958
Fourth Quarter                             25.75    14.75     8,537,978
1997
First Quarter (through February 7, 1997)   19.00    15.00     3,018,441
First Quarter (since February 10, 1997)    17.40     9.00     3,718,929
Second Quarter                             13.10     8.25     3,200,200
Third Quarter (through August 15, 1997)    12.00     9.60     1,018,400

(B)   HOLDERS.

    As of August 15, 1997, the Common Shares of Seven Seas were held of record by approximately 6,635 holders, including several holders who are nominees for an undetermined number of beneficial owners.

(C)  DIVIDENDS

    The Company has not declared or paid any cash dividends on its Common Shares since its inception nor does the Company intend to do so in the immediate future. It is currently the policy of the Company's Board of Directors to retain earnings to finance the Company's exploration and development activities and operations and the expansion of the Company's business.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

    Within the last three years, the Company issued the following securities which were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

    On June 30, 1995, upon the Amalgamation, 11,999,999 Common Shares of the Company were issued to the holders of the common shares of the Predecessor and 680,464 Common Shares of the Company were issued to the holders of shares of Rusty Lake. The Amalgamation was conducted in Canada, was effected in accordance with the laws of British Columbia and approved by the Supreme Court of British Columbia.

    In March 1996, 2,000,000 Special Warrants were issued at a purchase price of $2.75 per Unit pursuant to a brokered private offering of units conducted in Canada pursuant to the British Columbia securities laws. The Units were convertible into one common share and one half of one Class A share purchase warrant (the "Class A Warrants"). Each whole Class A Warrant entitled the holder thereof to acquire one additional Common Share at a price of $3.50 per share at any time on or before March 14, 1997. Yorkton Securities Inc., First Marathon Securities Limited and Griffiths McBurney & Partners Inc. served as agents for the private placement and received a 7% commission on the gross proceeds thereof. To the extent U.S. residents were involved in this transaction, the Company believes that the issuance of securities was exempt from registration under the Securities Act by virtue of the provision of Section 4(2) thereof.

    In July 1996, the Company issued the following securities in the GHK
Transaction: (i) an aggregate of 7,305,143 B Special Warrants to certain members of Cimarrona Limited Liability Company as consideration for the transfer of a 62.963% membership interest in Cimarrona Limited Liability Company by such members to a subsidiary of the Company,; (ii) 4,469,028 B Special Warrants to the members of Esmeralda Limited Liability Company as consideration for the transfer of a 100% membership interest in Esmeralda by such members to a subsidiary of the Company, and (iii) 5,002,972 Class A Preferred Shares to Robert A. Hefner III as consideration for the transfer of all of the issued and outstanding shares of GHK Company Colombia to a subsidiary of the Company. The B Special Warrants and the Class A Preferred Shares were each issued at a deemed purchase price of $9.125 per Special Warrant and per Preferred Share. Each B Special Warrant and each Class A Preferred Share was convertible in each case into one Common Share of the Company. To the extent U.S. residents were involved in this transaction, the Company believes that the issuance of securities was exempt from registration under the Securities Act by virtue of the provision of
Section 4(2) thereof.

    In October 1996, 500,000 C Special Warrants were issued at a purchase price of $15.00 per Unit pursuant to a brokered private offering of Units conducted in Canada pursuant to the British Columbia securities laws. The Units were convertible into one common share and one half of one Class B share purchase warrant (the "Class B Warrants"). Each whole Class B Warrant entitles the holder thereof to acquire one additional Common Share at a price of $18.50 per share at any time on or before October 15, 1997. Yorkton Securities and Tuscarora Capital, Inc. jointly served as the agent for the private placement and jointly received a 6% commission on the gross proceeds thereof. To the extent U.S. residents were involved in this transaction, the Company believes that the issuance of securities was exempt from registration under the Securities Act by virtue of the provisions of Section 4(2) thereof.

    In February 1997, 19,277,143 Common Shares were issued upon the automatic conversion of (i) the Special Warrants issued in March 1996, (ii) the B Special Warrants and the Class A Preferred Shares issued in July 1996, and (iii) the C Special Warrants issued in October 1996. As the conversion of such securities was automatic, to the extent U.S. residents were involved in such transaction, the Company relied on the exemption from registration under the Securities Act by virtue of the provisions of Section 3(a)(9) thereof, since the securities issued were exchanged by the Company with existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

    In February 1997, 1,000,000 Common Shares were issued in a private transaction to Hazel Ventures Ltd., a British Virgin Islands company, in consideration of the transfer of 100% of the capital stock of Petrolinson S.A. to a subsidiary of the Company in a transaction conducted outside of the United States.

    From February 1996 through August 1997, an aggregate of 912,000 Common Shares were issued to former directors and former and current employees of the Company upon the exercise of employee stock options at purchase prices of $0.75 to $7.125 per share. To the extent U.S. residents were involved in these transactions, the Company believes that the issuance of securities was exempt from registration under the Securities Act by virtue of the provisions of
Section 4(2) thereof.

    In March 1997, 1,000,000 Common Shares were issued upon exercise of the Class A Warrants at an exercise price of $3.50 per share. To the extent U.S. residents were involved in this transaction, the Company believes that the issuance of securities was exempt from registration under the Securities Act by virtue of the provisions of Section 4(2) thereof.

    On August 7, 1997, the Company issued $25,000,000 principal amount of Special Notes. See "Item 2. Manage ment's Discussion and Analysis of Financial Condition and Results of Operations--Convertible Debentures." To the extent U.S. residents were involved in this transaction, the Company believes that the issuance of securities was exempt from registration under the Securities Act by virtue of the provisions of Section 4(2) thereof and Rule 506 of Regulation D.

ITEM 11.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

    The following statements are subject to the detailed provisions of the Company's Articles of Continuance and ByLaws, do not purport to be complete, and are qualified in their entirety by reference thereto.

     The Company's Articles of Continuance authorizes the issuance of an unlimited number of Common Shares without par value and an unlimited number of Class A Preferred Shares, without par value. As of August 15, 1997, 34,869,575 Common Shares were issued and outstanding. As of August 15, 1997, the Company had 6,635 shareholders of record.

COMMON SHARES

     No holder of Common Shares has any preemptive right to subscribe for any of the Company's securities. All outstanding shares are fully paid and nonassessable. Holders of Common Shares are not entitled to cumulative voting and are entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders, including the election of directors.

     Subject to the prior rights of the holders of any Preferred Shares that may be outstanding, holders of Common Shares are entitled to share pro rata in such dividends as may be declared by the Board of Directors out of funds legally available for that purpose. In the event of liquidation of the Company, all assets available for distribution (after satisfaction of the prior rights of the holders of any outstanding Preferred Shares) are distributable among the holders of the Common Shares according to their respective holdings.

     Montreal Trust Company of Canada, Suite 600, 530-8th Avenue, S.W., Calgary, Alberta T2P 3S8, is the transfer agent and the registrar for the Company's Common Shares.

     The authorized but unissued Common Shares and Preferred Shares could be used to dilute the share ownership of persons seeking to obtain control of the Company, and thereby defeat a possible takeover attempt which, if shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to the Company's shareholders. In addition, the Preferred Shares could be issued with voting, conversion rights and preferences which would adversely affect the voting power and other rights of holders of Common Shares.

PREFERRED SHARES

     The Company's Articles of Continuance provide that the Board of Directors, without shareholder approval, has the authority to issue Preferred Shares from time to time in series and to fix the designation, powers (including voting powers, if any), preferences and relative, participating, optional, conversion and other special rights, and the qualifications, limitations, and restrictions of each series, except that with respect to the payment of dividends and the distribution of assets upon liquidation, each series shall rank equally with any other series of Preferred Shares outstanding.

     In the event of issuance, the Preferred Shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Such actions could have the effect of discouraging bids for the Company, thereby preventing shareholders from receiving the maximum value for their shares. Although the Company has no present intention to issue any additional Preferred Shares, there can be no assurance that the Company will not do so in the future.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS.

     The following is a summary of the principal Canadian income tax considerations generally applicable to nonresidents of Canada who hold the Common Shares as capital property, deal at arm's length with the Company and do not use or hold and are deemed not to use or hold their Common Shares in the course of carrying on a business in Canada and do not carry on insurance business in Canada. This summary has been prepared by reference to the existing provisions of the Income Tax Act (Canada) (the "Act"), the Income Tax Regulations (the "Regulations"), all published proposals for the amendment of the Act and the Regulations to the date hereof and the published administrative practices of Revenue Canada, the agency that administers the Act. Although this summary does not specifically address the provincial income tax consequences of an investment in Common Shares, generally speaking, provincial taxation does not apply to persons who are not resident in Canada and who do not own or hold property in the course of carrying on a business in Canada. Apart from changes to the Act and the Regulations which have been publicly announced to the date hereof, this summary does not consider the potential for any future alterations to Canadian income tax legislation.

     DISPOSITIONS OF COMMON SHARES. A nonresident of Canada will only be subject to taxation in Canada under the Act in respect of a disposition of Common Shares if such shares constitute "taxable Canadian property" to such nonresident. Provided that the Common Shares are listed on a recognized stock exchange in Canada at the time of a disposition, they will only constitute "taxable Canadian property" to a holder if the holder, either alone or together with persons with whom the holder does not deal at arm's length, owns or at any time in the five years prior to the date of disposition, has owned in excess of 25% of the issued and outstanding shares of a class or series of the capital of the Company. Persons who are related by blood or marriage, or are subject to common control are deemed to deal otherwise than at arm's length; other persons may also be considered to be dealing otherwise than at arm's length in certain circumstances. For the purposes of determining the 25% threshold, rights or options to acquire Common Shares will be treated as ownership thereof. Subject to the comments set out below in respect of the application of the U.S. -- Canada Income Tax Convention to U.S. resident holders, nonresidents whose shares constitute "taxable Canadian property" will be subject to taxation thereon on the same basis as Canadian residents. Generally speaking, three-quarters of the excess of the holder's proceeds of disposition, over the adjusted cost base of the Common Shares, must be included in income as a taxable capital gain, to be taxed at prevailing federal Canadian rates, which range from approximately 26% to 39%.

     Nonresidents whose shares are repurchased by the Company, except in respect of certain purchases made by the Company in the open market, will give rise to the deemed payment of a dividend by the Company to the former holder of Common Shares in an amount equal to the excess paid over the paid-up capital of the Common Shares so repurchased. Such deemed dividend will be excluded from the former holders' proceeds of disposition of his Common Shares for the purposes of computing any capital gain but will be subject to Canadian nonresident withholding tax in the manner described below under "Dividends." In certain limited circumstances, a sale by a holder of the Common Shares to a corporation resident in Canada with which the holder does not deal at arm's length may give rise to the deemed payment of a dividend, to the extent the amount received in consideration therefor exceeds the paid-up capital of the Common Shares disposed of.

     Pursuant to the U.S.-Canada Income Tax Convention (the "Convention"), shareholders of the Company who are resident in the U.S. for the purposes of the Convention and whose shares might otherwise be "taxable Canadian property" may be exempt from Canadian taxation in respect of any gains on the Common Shares provided the principal value of the Company is not derived from real property located in Canada at the time of the disposition.

     The Company owns no Canadian real property and the Company has no present intention to acquire Canadian real property.

     DIVIDENDS. Under the Act, withholding tax is imposed at the rate of 25% on the amount of any dividends paid or credited on the Common Shares to a person not resident in Canada. Pursuant to the U.S. -- Canada Income Tax Convention, the rate of tax on such dividends is reduced to 6% for dividends received in 1996 and 5% thereafter by any U.S. resident corporation who owns in excess of 10% of the voting shares of the corporation, and to 15% in all other instances.

INVESTMENT CANADA ACT

     The Investment Canada Act (the "ICA") prohibits the acquisition of control of a Canadian business by non-Canadians without review and approval of the Investment Review Division of Industry Canada, the agency that administers the ICA, unless such acquisition is exempt from review under the provisions of the ICA. Investment Review Division of Industry Canada must be notified of such exempt acquisitions. The ICA covers acquisitions of control of corporate enterprises, whether by purchase of assets, shares of "voting interests" of an entity that controls, directly or indirectly, another entity carrying on a Canadian business.

     Apart from the ICA, there are no other limitations on the right of nonresident or foreign owners to hold or vote securities imposed by Canadian law or the Certificate of Continuance of the Company. There are no other decrees or regulations in Canada which restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to nonresident holders of the Company's Common Shares except as discussed above.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Yukon BUSINESS CORPORATIONS ACT and the Company's Bylaws provide the following authority to indemnify directors or officers or former directors or officers of the Company or of a company of which the Company is or was a shareholder:

     (1) Except in respect of an action by or on behalf of the corporation or a body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that corporation or body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the corporation, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     (2) A corporation may, with the approval of the Supreme Court, indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason by being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in paragraphs (1)(a) and (b).

     The Yukon BUSINESS CORPORATIONS ACT also provides that:

     (3) Notwithstanding anything in subsections (1) through (6), a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity (A) was substantially successful on the merits of his defense of the action or proceeding, (B) fulfills the conditions set out in paragraphs (1)(a) and (b), and (C) is fairly and reasonably entitled to indemnity.

     (4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by him (a) in his capacity as a director or officer of the corporation, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation, or (b) in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation's request, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

     (5) A corporation or a person referred to in subsection (1) may apply to the Supreme Court for an order approving an indemnity under this section and the Supreme Court may so order and make any further order it thinks fit.

     (6) On an application under subsection (5), the Supreme Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

     The Bylaws of the Company also provide that the provisions for indemnification contained in the Bylaws (outlined in subsections (1) and (2) above) shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any Bylaws, agreement, vote of shareholders or disinterested directors or otherwise both as to an action in his official capacity and as to an action in any other capacity while holding such office and shall continue as to a person who has ceased to be a director of officer and shall enure to the benefit of the heirs and legal representatives of such person. The Company maintains director's and officer's insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     See Financial Statement and Financial Statement Schedules included separately herein.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES. See the accompanying Index to Financial Statements.

     (b)  EXHIBITS.  See the accompanying Index of Exhibits.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registrant statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              SEVEN SEAS PETROLEUM INC.

                                             By /S/ LARRY A. RAY
                                                    Larry A. Ray
                                                    Executive Vice President
                                                    and Chief Operating Officer

Date:  September 15, 1997

                                                                      APPENDIX A

                           GLOSSARY OF TECHNICAL TERMS

ANTICLINAL TRAP means a subsurface, geological structure in the form of a sine curve (i.e., the information rises to a rounded peak) as a result of which any oil in the deposit will normally rise to the highest point in the structure.

APPRAISAL WELL means a well drilled subsequent to a discovery well in order to confirm potential recoverable reserve quantities prior to development drilling of the field.

AQUIFER means water bearing rock structure.

BOPD means barrels of oil per day.

COMMISSION means the U.S. Securities and Exchange Commission.

COMPLETION means the installation of permanent equipment for the production of crude oil or gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

DEVELOPMENT WELL means a well drilled within the proved area of a oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

DRILL STEM TEST means a method of determining the presence of oil and gas in a formation. When the depth to be tested has been reached in a well being drilled, a special tool is lowered into the hole. The drilling mud is removed and the contents of the formation allowed to flow into the tool while an instrument measures the pressure.

ECOPETROL means Empresa Colombiana de Petroleos, the Colombian national oil company.

EXPLORATORY WELL means a well drilled to find and purchase oil and gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil and gas in another reservoir or to extend a known reservoir.

FARMOUT means an agreement whereby the owner of a lease agrees to assign or transfer the lease (or some portion of it), retaining some interest (such as an overriding royalty or right to share in production), subject to the drilling of one or more wells as a prerequisite to completion of the transfer by him.

MMBO means one million barrels of crude oil.

OPERATOR means any person, partnership, corporation or other entity engaged in the business of exercising direct supervision over the drilling or completion of or production from a well.

PRODUCTIVE WELL means a well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

PROVEN DEVELOPED PRODUCING RESERVES means those proved reserves that are actually on production or, if not producing, that could be recovered from existing wells or facilities and where the reasons for the current non-producing status is the choice of the owner rather than the lack of markets or some other reasons. An illustration of such a situation is where a well or zone is capable but is shut-in because its deliverability is not required to meet contract commitments.

PROVEN RESERVES means those reserves estimated as recoverable under current technology and existing economic conditions, from that portion of a reservoir which can be reasonably evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and engineering data, including the reserves to be obtained by enhanced recovery processes demonstrated to be economic and technically successful in the subject reservoir.

PROVEN UNDEVELOPED RESERVES means those proved reserves that are not currently producing either due to lack of facilities and/or markets.

RESERVOIR means a porous permeable sedimentary rock containing commercial quantities of oil or gas.

                               INDEX OF EXHIBITS

NO.   EXHIBIT DOCUMENT

  (1)             Not Applicable

  (2)             Not Applicable

  (3)             Articles of Incorporation and By-laws

            *(A) The Amalgamation Agreement effective June 29, 1995 by and between Seven Seas Petroleum Inc., a British Columbia corporation; and Rusty Lake Resources Ltd.

            *(B) Certificate of Continuance and Articles of Continuance into the Yukon Territory

            *(C)  By-Laws

  (4) Instruments defining the rights of security holders, including indentures

            *(A)  Excerpts from the Articles of Continuance

            *(B)  Excerpts from the By-laws

            *(C)  Specimen stock certificate

            *(D)  Form of Class B Warrant

            *(E) Class B Warrant Indenture dated as of October 15, 1996 by and between the Company of Canada and Montreal Trust Company

  (9)             Not Applicable

  (10)            Material Contracts

            *(A) Agreement dated August 14, 1995 by and between the Company and GHK Company Colombia, as amended by letter agreement dated November 30, 1995

            *(B) The Association Contract by and between Ecopetrol, GHK Company Colombia and Petrolinson, S.A. relating to the Dindal block, as amended

            *(C) The Association Contract by and between Ecopetrol and GHK Company Colombia relating to the Rio Seco block

            *(D) Joint Operating Agreement dated as of August 1, 1994 by and between GHK Company Colombia and the holders of interests in the Dindal block

            *(E) The GHK Company Colombia Share Purchase Agreement dated as of July 26, 1996 by and between Robert A. Hefner III, Seven Seas Petroleum Colombia Inc. and the Company

NO.               EXHIBIT DOCUMENT

            *(F) The Cimarrona Purchase Agreement dated as of July 26, 1996 by and between the members of Cimarrona Limited Liability Company, the Company, Seven Seas Petroleum Colombia Inc., and Robert A. Hefner III

            *(G) The Esmeralda Purchase Agreement dated as of July 26, 1996 by and between the members of Esmeralda Limited Liability Company, Robert A. Hefner III, the Company, Seven Seas Petroleum Holdings, Inc. and Seven Seas Petroleum Colombia Inc.

            *(H) The Registration Rights Agreement dated as of July 26, 1996 by and between the Company and certain individuals

            *(I) Shareholders' Voting Support Agreement dated as of July 26, 1996 by and between Seven Seas Petroleum Inc. and Messrs. Hefner, Kerr, Whitehead, Plewes and Stephens

            *(J) Management Services Agreement by and among GHK Company Colombia, the Company and The GHK Company LLC

            *(K) The Escrow Agreement for a Natural Resources Company by and among Montreal Trust Company as trustee, the Company and certain individuals and entities

            *(L) The Escrow Agreement for a Natural Resources Company by and among Montreal Trust Company, as trustee, the Company and Albert E. Whitehead

            *(M)  Amended 1996 Stock Option Plan

            *(N)  Form of Incentive Stock Option Agreement

              *(O)Form of Directors' Stock Option Agreement

            *(P) Form of Employment Agreement between the Company and each of Messrs. Stephens, Dorrier and DeCort

            *(Q) Form of Agreement between the Company and each of Messrs. Stephens, Dorrier and DeCort relating to a change of control

            **(R) Form of Employment Agreement between the Company and Larry A.
                  Ray

            **(S) Settlement Agreement between the Company and Mr. Whitehead dated May 20, 1997

            **(T) Petrolinson S.A. Share Purchase Agreement dated February 14,
                  1997, between Hazel Ventures LTD., Seven Seas Petroleum Colombia Inc. and Seven Seas Petroleum Inc.

NO.               EXHIBIT DOCUMENT

            **(U) Pledge Agreement dated March 5, 1997 among Hazel Ventures
                  LTD., Seven Seas Petroleum Inc., Seven Seas Petroleum Colombia Inc., and Integro Trust (BVI Limited)

            **(V) Shareholder Voting Support Agreement made as of March 5, 1997 between Seven Seas Petroleum Inc. and Hazel Ventures LTD.

            **(W) Purchase Warrant Indenture made as of August 7, 1997 between
                  Seven Seas Petroleum Inc. and Montreal Trust Company of Canada

            **(X) Indenture made as of August 7, 1997 between Seven Seas
                  Petroleum Inc. and Montreal Trust Company of Canada

            **(Y) Limited Recourse Guarantee, Security and Pledge Agreement made as of August 7, 1997 between Seven Seas Petroleum Holdings Inc. and Montreal Trust Company of Canada

            **(Z) Limited Recourse Guarantee, Security and Pledge Agreement made as of August 7, 1997 between Seven Seas Petroleum Colombia Inc. and Montreal Trust Company of Canada

            **(AA)Private Placement Subscription Agreement made as of August 7,
                  1997 between Seven Seas Petroleum Inc. and Jasopt Pty Limited

            **(BB)1997 Stock Option Plan

  (11.1)          Not Applicable

  (12)            Not Applicable

  (13)            Not Applicable

  (16)            Not Applicable

  (18)            Not Applicable

  (21)            Not Applicable

*(22)             Subsidiaries of the Registrant

 (23)             Consent of experts and counsel

            **(A) Consent of Jerry L. Williams, Independent Public Accountants

            **(B) Consent of Arthur Andersen LLP

  (24)            Not Applicable

*(27)             Financial Data Schedule

  (28)            Not Applicable

  (99)            Not Applicable

------------

 * Previously filed.
 **Filed herewith.

                          SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                                 INDEX TO FINANCIAL STATEMENTS

                                                                                           Page
Historical Financial Statements of Acquired Companies
    Introduction to the Acquisition....................................................     F-1
    GHK Company Colombia
        Report of Independent Public Accountant........................................     F-2
        Balance Sheets as of July 26, 1996 and December 31, 1995, 1994 and 1993........     F-3
        Statements of Operations for the Period from January 1, 1996 to July 26, 1996
            and the Years Ended December 31, 1995, 1994 and 1993.......................     F-4
        Statements of Stockholder's Equity for the Period from January 1, 1996 to
            July 26, 1996 and the Years Ended December 31, 1995, 1994 and 1993.........     F-5
        Statements of Cash Flows for the Period from January 1, 1996 to July 26, 1996
            and the Years Ended December 31, 1995, 1994 and 1993.......................     F-6
        Notes to Financial Statements..................................................     F-7
    Esmeralda Limited Liability Company
        Report of Independent Public Accountant........................................     F-8
        Balance Sheets as of July 26, 1996 and December 31, 1995, 1994 and 1993........     F-9
        Statements of Operations for the Period from January 1, 1996 to July 26, 1996
            and the Years Ended December 31, 1995, 1994 and 1993.......................    F-10
        Statements of Members' Equity for the Period from January 1, 1996 to July 26,
            1996 and the Years Ended December 31, 1995, 1994 and 1993..................    F-11
        Statements of Cash Flows for the Period from January 1, 1996 to July 26, 1996
            and the Years Ended December 31, 1995, 1994 and 1993.......................    F-12
        Notes to Financial Statements..................................................    F-13
    Cimarrona Limited Liability Company
        Report of Independent Public Accountant........................................    F-14
        Balance Sheets as of July 26, 1996 and December 31, 1995 and 1994..............    F-15
        Statements of Operations for the Period from January 1, 1996 to July 26, 1996
            and the Years Ended December 31, 1995 and 1994.............................    F-16
        Statements of Members' Equity for the Period from January 1, 1996 to July 26,
            1996 and the Years Ended December 31, 1995 and 1994........................    F-17
        Statements of Cash Flows for the Period from January 1, 1996 to July 26, 1996
            and the Years Ended December 31, 1995 and 1994.............................    F-18
        Notes to Financial Statements..................................................    F-19
Pro Forma Financial Statement
    Introduction to the Pro Forma Statement and Pro Forma Statement of
        Operations (Unaudited).........................................................    F-20
Consolidated Financial Statements
    Report of Independent Public Accountants...........................................    F-21
    Consolidated Balance Sheets as of June 30, 1997, December 31, 1996 and 1995........    F-22
    Statements of Consolidated Operations and Accumulated Deficit for the Six
        Months Ended June 30, 1997 and 1996, the Year Ended December 31, 1996,
        From Inception (February 3, 1995) to December 31, 1995, and Cumulative
        Total from Inception to June 30, 1997..........................................    F-23
    Statement of Consolidated Stockholders' Equity for the Period from Inception
        (February 3, 1995) through June 30, 1997.......................................    F-24
    Statements of Consolidated Cash Flows for the Six Months Ended June 30,
        1997 and 1996, the Year Ended December 31, 1996, Period from Inception
        (February 3, 1995) to December 31, 1995, and Cumulative Total from
        Inception to June 30, 1997.....................................................    F-25
    Notes to Consolidated Financial Statements.........................................    F-26

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES

                        (A Development Stage Enterprise)

                         Introduction to the Acquisition

On July 26, 1996, Seven Seas acquired 100 percent of the outstanding stock, which represented 100 percent of the voting shares held in GHK Company Colombia and Esmeralda LLC. Additionally, on the same date, the Company acquired 62.963 percent of the outstanding shares and voting stock of Cimarrona LLC. Collectively, the acquisition of these three companies resulted in the purchase of an additional 36.7 percent participating interest in the Dindal and Rio Seco Association Contracts ("the Association Contracts") in which the Company previously held a 15 percent participating interest. All three entities were oil and gas exploration companies whose only material asset was the participating interest they held in the Association Contracts in Colombia. As consideration for the increased interest, Seven Seas issued to the stockholders in GHK Company Colombia, Esmeralda LLC and Cimarrona LLC a combination of preferred shares and special warrants which are exchangeable into a total of 16,777,143 common shares upon the earlier of the approval of a prospectus qualifying the exchange, or one year from the closing of the transaction. This transaction has been reflected as an acquisition using the purchase method of accounting, whereby the assets acquired and the liabilities assumed were fair valued and the three respective entities have been prospectively reflected in the Company's financial statements since July 26, 1996. The historical financial statements of the acquired companies are presented on the succeeding pages.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of
  GHK Colombia Company

I have audited the accompanying balance sheets of GHK Company Colombia (an Oklahoma Corporation) as of July 26, 1996 (prior to the sale of stock discussed in Note 5) and December 31, 1995, 1994, and 1993 and the related statements of operations, stockholder's equity, and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. These standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GHK Company Colombia as of July 26, 1996 and December 31, 1995, 1994 and 1993, and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.

Jerry L. Williams, CPA
Oklahoma City, Oklahoma
August 5, 1997

                              GHK Company Colombia
                                 Balance Sheets

                                                                        December 31,
                                                July 26,    -------------------------------------
                                                  1996         1995         1994          1993
                                               ----------   ----------   ----------    ----------
Assets
Current assets:
  Cash and cash equivalents (Note 3) .......   $  546,943   $  561,039   $   28,667    $   18,928
  Accounts receivable:
     Joint venture operations (Note 2) .....         --         48,600        1,001       324,328
     Affiliates (Notes 2 and 7) ............         --        667,723      162,143       146,629
     Oil and gas sales .....................        5,766         --           --            --
                                               ----------   ----------   ----------    ----------
Total current assets .......................      552,709    1,277,362      191,811       489,885

Properties and equipment,
  at cost, (Notes 2 and 9):
   Oil and gas properties (full cost method)
      Proved ...............................         --           --           --            --
      Unproved (excluded from amortization)       757,331      410,630      253,260        28,851
                                               ----------   ----------   ----------    ----------
                                                  757,331      410,630      253,260        28,851
    Less accumulated depreciation,
      depletion, and amortization ..........         --           --           --            --
                                               ----------   ----------   ----------    ----------
Net properties and equipment ...............      757,331      410,630      253,260        28,851
                                               ----------   ----------   ----------    ----------
                                               $1,310,040   $1,687,992   $  445,071    $  518,736
                                               ==========   ==========   ==========    ==========

Liabilities and stockholder's equity
Current liabilities:
  Accounts payable .........................   $  489,077   $  958,408   $    4,314    $  190,047
  Payable to former stockholder  (Note 6) ..       21,215         --           --            --
  Advance payments from joint venture
    participants (Note 2 ) .................       45,573       44,535         --            --
  Advances from affiliates (Note 7) ........       73,998         --           --            --
  Note payable to affiliate
    due within one year (Note 4) ...........         --        360,889         --            --
                                               ----------   ----------   ----------    ----------
Total current liabilities ..................      629,863    1,363,832        4,314       190,047

Note payable to affiliate due after
  one year (Note 4) ........................         --           --        360,889       355,889

Commitments and contingencies
   (Notes 2,3, and 8) ......................         --           --           --            --

Stockholder's equity (Notes 2, 5, 6, and 9):
  Common stock, $.50 par value, 100,000
    shares authorized and 1,000 shares
    outstanding ............................          500          500          500           500
  Additional paid in capital ...............      369,038         --           --            --
  Retained earnings ........................      310,639      323,660       79,368       (27,700)
                                               ----------   ----------   ----------    ----------
                                                  680,177      324,160       79,868       (27,200)
                                               ----------   ----------   ----------    ----------
                                               $1,310,040   $1,687,992   $  445,071    $  518,736
                                               ==========   ==========   ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                              GHK Company Colombia
                            Statements of Operations

                                      Period from
                                      January 1 to      Year ended December 31,
                                        July 26,    ------------------------------
                                          1996        1995       1994       1993
                                        --------    --------   --------   --------
Revenues:

  Oil and gas sales .................   $  5,766    $   --     $   --     $   --
  Joint operations income  (Note 2) .       --          --       84,783       --
  Promotion fees  (Note 7) ..........       --       246,383     25,000       --
                                        --------    --------   --------   --------

Total revenues ......................      5,766     246,383    109,783       --


Cost and expenses:

  Lease operating expenses ..........     13,411        --         --         --
  General and administrative ........      5,376       2,091      2,715     27,700
                                        --------    --------   --------   --------
Total costs and expenses ............     18,787       2,091      2,715     27,700
                                        --------    --------   --------   --------
Net income (loss) before income taxes    (13,021)    244,292    107,068    (27,700)
                                        --------    --------   --------   --------
Provision for income taxes ..........       --          --         --         --
                                        --------    --------   --------   --------
Net income (loss) ...................   $(13,021)   $244,292   $107,068   $(27,700)
                                        ========    ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                              GHK Company Colombia
                       Statements of Stockholder's Equity
              For the period from January 1, 1996 to July 26, 1996,
              and the years ended December 31, 1995, 1994, and 1993

                                                                                           Additional
                                                                  Common      Paid In       Retained
                                                                  Stock       Capital       Earnings
                                                                ----------   ----------    ----------
Balance at December 31, 1992 ................................   $     --     $     --      $     --

Issuance of 1,000 shares of common stock ....................          500         --            --

Net loss ....................................................         --           --         (27,700)
                                                                ----------   ----------    ----------
Balance at December 31, 1993 ................................          500         --         (27,700)

Net income ..................................................         --           --         107,068
                                                                ----------   ----------    ----------
Balance at December 31, 1994 ................................          500         --          79,368

Net income ..................................................         --           --         244,292
                                                                ----------   ----------    ----------
Balance at December 31, 1995 ................................          500         --         323,660


Conversion of note payable obligation into additional
  paid in capital (Note 4) ..................................         --        390,253          --

Net loss for the period from January 1, 1996 to July 26, 1996         --           --         (13,021)

Excess advance by former shareholder  (Note 6) ..............         --        (21,215)         --
                                                                ----------   ----------    ----------
Balance at end of period ....................................   $      500   $  369,038    $  310,639
                                                                ==========   ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                              GHK Company Colombia
                            Statements of Cash Flows

                                             Period from
                                             January 1 to              Year ended December 31,
                                               July 26,      --------------------------------------------
                                                 1996            1995            1994            1993
                                             ------------    ------------    ------------    ------------
Cash flows from operating activities:
Net income (loss) ........................   $    (13,021)   $    244,292    $    107,068    $    (27,700)
Adjustments to reconcile net loss to net
  cash provided by operating activities:
     (Increase) decrease in:
     Accounts receivable .................        710,557        (553,179)        307,813        (470,957)
     Increase (decrease) in:
     Accounts payable ....................       (469,331)        954,094        (185,733)        190,047
     Advance payments from joint venture
       participants ......................          1,038          44,535            --              --
     Advances from affiliates ............         73,998            --              --              --
                                             ------------    ------------    ------------    ------------
Total adjustments ........................        316,262         445,450         122,080        (280,910)
Net cash provided by (used for)
  operating activities ...................        303,241         689,742         229,148        (308,610)

Cash flows from investing activities:
Additions to oil and gas properties ......       (346,701)       (157,370)       (224,409)        (28,851)
                                             ------------    ------------    ------------    ------------
Net cash used for investing activities ...       (346,701)       (157,370)       (224,409)        (28,851)

Cash flows from financing activities:
Proceeds from borrowings .................      1,119,081         155,000       1,490,000         335,889
Payments on notes payable ................     (1,089,717)       (155,000)     (1,485,000)           --
                                             ------------    ------------    ------------    ------------
Net cash provided by financing activities          29,364            --             5,000         335,889
Net increase (decrease) in cash and
  cash equivalents .......................        (14,096)        532,372           9,739          (1,572)

Cash and cash equivalents
  at beginning of year ...................        561,039          28,667          18,928          20,000
                                             ------------    ------------    ------------    ------------
Cash and cash equivalents
  at end of period .......................   $    546,943    $    561,039    $     28,667    $     18,428
                                             ============    ============    ============    ============

Noncash financing activities:
Conversion of note payable obligation into
  additional paid in capital .............   $    390,253            --              --              --
Excess advance by former
  shareholder  (Note 6) ..................   $     21,215

   The accompanying notes are an integral part of these financial statements.

                              GHK Company Colombia

                         Notes to Financial Statements

              July 26, 1996 and December 31, 1995, 1994, and 1993

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND PRESENTATION

GHK Company Colombia (the "Company") was incorporated on November 24, 1992, under the laws of the State of Oklahoma. The Company's original stockholder was The GHK Company, an Oklahoma general partnership, whose managing partner is Robert A. Hefner III ("Hefner"). In December 1993, The GHK Company assigned all of the outstanding stock of the Company to Hefner.

As discussed in Note 5, on July 26, 1996, Hefner sold all of the outstanding shares of the Company. The financial statements have been prepared and are presented prior to the sale by Hefner and before any write up of oil and gas properties.

OPERATIONS

The Company is engaged in the exploration, development and production of oil and gas properties located in Colombia, South America. The principal asset of the Company is a participating interest in certain association contracts allowing for the exploration and development of the Dindal and Rio Seco blocks located in the Upper Magdalena Basin of Colombia.

All of the Company's exploration and development are conducted jointly with others, and the financial statements reflect only the Company's proportionate interest in such activities.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

OIL AND GAS PROPERTIES

The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs, are capitalized.

                              GHK Company Colombia

                         Notes to Financial Statements

              July 26, 1996 and December 31, 1995, 1994, and 1993

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

OIL AND GAS PROPERTIES (CONTINUED)

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

In addition, the capitalized costs are subject to a "ceiling test", which basically limits such costs to the aggregate of the present value of estimated future net revenues, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

INCOME TAXES

The Company, with the consent of its stockholder, elected to be an S Corporation under the provision of the Internal Revenue Code. Instead of paying corporate income taxes, the stockholders of an "S" Corporation are taxed individually on their proportionate share of the Company's taxable income.

As a result of the sale of the Company's stock on July 26, 1996, (see Note 5), the Company's S Corporation election was terminated. Therefore no provision or liability for federal or state income taxes has been included in the financial statements for 1993, 1994, 1995 and for the period from January 1, 1996 to July 26, 1996.

                              GHK Company Colombia

                         Notes to Financial Statements

              July 26, 1996 and December 31, 1995, 1994, and 1993

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FOREIGN CURRENCY TRANSLATION

The Company's reporting and functional currency is U. S. dollars. No material translation gains or losses were recorded during the periods reported.

FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial instruments including cash and cash equivalents, accounts receivable, and accounts payable approximates fair value as of July 26, 1996 and December 31, 1995.

The Company does not hold or issue financial instruments for trading purposes.

REVENUE RECOGNITION

Generally, oil and gas revenues from producing wells are recognized when the oil or gas is produced and sold.

2.  COLOMBIAN OPERATIONS

In January 1993, effective in March 1993, the Company and Petrolinson S. A. ("Petrolinson"), a Panamanian Corporation, entered into a risk sharing Association Contract (the "Dindal Contract") with Empresa Colombiana de Petroleos, the Colombian national oil company ("Ecopetrol"). The Dindal Contract entitled the Company to explore for oil and gas on approximately 198,000 net acres located in the Cundinamarca Region of Colombia (the "Dindal Block") and provides for a six-year exploration period expiring in 1999, subject to a requirement for additional partial relinquishments in 1999, and for a production period expiring in 2021. Under the terms of the Dindal Contract, as modified in 1994, the Company is obligated to drill one exploratory well a year for six years ending in 1999, and provide certain geological and geophysical information and training. In 1994, under the terms of the Dindal Contract, the Company returned 54,000 acres in the Northern Part of the Dindal Block, in exchange for certain drilling concessions.

                              GHK Company Colombia

                         Notes to Financial Statements

              July 26, 1996 and December 31, 1995, 1994, and 1993

2.  COLOMBIAN OPERATIONS (CONTINUED)

In June 1995, effective August 1995, the Company entered into a risk sharing Association Contract (the "Rio Seco Contract") with Ecopetrol. The Rio Seco contract covers an area of approximately 43,000 acres contiguous to the western boundary of the Dindal Block (the "Rio Seco Block"). The six year exploration period will expire in 2001 and is subject to a requirement for additional partial relinquishments of acreage in 2001. The Rio Seco Contract also provides for a 22-year production period with the contract expiring in 2023. Under the terms of the Rio Seco Contract, the Company is obligated to perform certain geological and geophysical studies and drill one exploratory well a year for five years ending in 2001.

In February 1993 and June 1995, the Company and Petrolinson, wholly owned by Norman R. Rowlinson, a geologist, entered agreements, whereby, the Company assigned to Petrolinson, a 6% interest in the Dindal and Rio Seco Contracts (the "Contracts") in exchange for services provided in obtaining the Contracts. The Company agreed to pay Petrolinson's share of costs through the exploration period of the Contracts. As discussed in Note 9, Seven Seas Petroleum Inc. purchased this 6% interest from Petrolinson in March 1997.

During 1994 and 1995, the Company assigned various participation interests in the Contracts, subject to the same commitments and obligations as the Company, totaling 83.056%, while retaining a 10.944% participation interest. Under the terms of the assignments, the participants are obligated to pay certain exploration and developments costs in excess of their participation interest assigned, and to reimburse the Company certain costs and expenses incurred in securing the Contracts.

The Company serves as the operator of the Colombian properties under the Contracts. The Contracts provide for the Company to be reimbursed for overhead expenses based upon a stated percentage of expenditures under the Contracts. In 1994 the Company received income of $84,783 under this provision. In 1995, the Company and The GHK Company entered into an agreement, whereby, the Company assigned its rights to the overhead reimbursement to The GHK Company in exchange for The GHK Company providing the personnel and technical expertise required under the Contract.

                              GHK Company Colombia

                         Notes to Financial Statements

              July 26, 1996 and December 31, 1995, 1994, and 1993

2.  COLOMBIAN OPERATIONS (CONTINUED)

The Dindal and Rio Seco Contracts provides that Ecopetrol will receive a royalty equal to 20% of production on behalf of the Colombian government and, is entitled to an additional 50% of the remaining production. In the event a discovery field is deemed commercially feasible, initiating the "Exploitation" period under the Contracts, Ecopetrol will bear 50% of the future costs in that field, and reimburse the joint venture, from Ecopetrol's share of future production from the field, for 50% of the joint venture's costs of successful exploratory wells in the field. If a commercial field on the Dindal Block produces in excess of 60 million barrels, Ecopetrol's interest in production and costs will increase in 5% increments from 50% to 70% as accumulated production from the field increases in 30 million barrel increments from 60 million barrels to 150 million barrels. If a commercial field on the Rio Seco Block produces in excess of 60 million barrels, Ecopetrol's interest in production and costs ranges from 50% to 75% based on annual measurements of profitability as defined in the Rio Seco Contract. The joint venture bears all costs and risks of exploration activities on the Dindal Block and Rio Seco Block, subject to Ecopetrol's right to acquire a 50% interest in commercial discoveries.

If a discovery is made and is not deemed by Ecopetrol to be commercially feasible, the joint venture may continue to develop the field at its own expense and will recover 200% of the costs from Ecopetrol, at which time Ecopetrol will then acquire a 50% interest.

The joint venture has completed its drilling and other obligations for the first three years of the Dindal Contract. Management of the Company believes additional development activities are necessary before a commerciality application will be submitted to Ecopetrol. The joint venture has the right to continue the exploration program through 1999 with an obligation to conduct exploration programs to be approved by Ecopetrol in 1997, 1998, and 1999. By letter dated November 7, 1996, Ecopetrol granted the first annual extension of the exploration program for the year 1997. The joint venture has also completed its geological and geophysical obligations for the first year of the Rio Seco Contract, but no wells have yet been drilled on the Rio Seco Block.

3.  CONCENTRATION OF CREDIT RISK

The Company maintains cash balances with high credit quality financial institutions, one located in the United States and one located in Colombia. The balances in these accounts, at times, have exceeded insured limits.

                              GHK Company Colombia

                         Notes to Financial Statements

              July 26, 1996 and December 31, 1995, 1994, and 1993

3.  CONCENTRATION OF CREDIT RISK (CONTINUED)

As noted previously, the Company's oil and gas operations are in the country of Colombia. Because of this, the Company is subject not only to the ordinary economic risks of the country such as changes in taxes, rate of inflation, etc., but also to changes in the political environment which may take place within Colombia.

4.  NOTE PAYABLE TO AFFILIATE

In 1993, the Company entered into a loan agreement with The GHK Company for cash advances previously made to the Company. Under the terms of the loan agreement, the outstanding balance accrued interest at 9% per annum and was payable monthly. The outstanding principal balance was due on December 31st of each year. The note was secured by all of the assets of the Company and was guaranteed by Hefner. Each year the loan agreement was renewed for a one year period. During the life of the loan the Company did not pay any interest, and in 1996, The GHK Company relieved the Company of any obligation to pay interest accrued under the loan agreement.

Below is a schedule of note activity:

                               Period from                Year ended December 31,
                               January 1 to    --------------------------------------------
                              July 26, 1996        1995            1994            1993
                               ------------    ------------    ------------    ------------
Beginning balance ..........   $    360,889    $    360,889    $    355,889    $     20,000

Advances ...................      1,119,081         155,000       1,490,000         335,889

Payments:
  Cash .....................     (1,089,717)       (155,000)     (1,485,000)           --
  Conversion of note payable
    obligation to additional
    paid in capital ........       (390,253)           --              --              --
                               ------------    ------------    ------------    ------------

Ending balance .............   $       --      $    360,889    $    360,889    $    355,889
                               ============    ============    ============    ============

Current portion ............   $       --      $    360,889    $       --      $       --
Long term portion ..........           --              --           360,889         355,889
                               $       --      $    360,889    $    360,889    $    355,889
                               ------------    ------------    ------------    ------------

                              GHK Company Colombia

                         Notes to Financial Statements

              July 26, 1996 and December 31, 1995, 1994, and 1993

4.  NOTE PAYABLE TO AFFILIATE (CONTINUED)

During the period from January 1, 1996 to July 26, 1996, advances of $1,119,081 and cash payments of $1,089,717 were made on the note. On July 26, 1996, the remaining balance on the loan of $390,253 was retired by converting the obligation to additional paid in capital of the Company.

5.  SALE OF THE COMPANY'S STOCK

On July 26, 1996, Robert A. Hefner III, the sole shareholder of the Company, sold all of the issued and outstanding stock of the Company in exchange for 5,002,972 Class A Preferred Shares Series 1 (the "Preferred Shares") issued by Seven Seas Petroleum Inc. ("SSPI"). SSPI is incorporated under the laws of British Colombia and had previously acquired a 15% participation interest in the Dindal and Rio Seco Contracts. In accordance with the terms of the sales agreement, 70% or 3,502,080 of the Preferred Shares were placed in escrow. Under the terms of the escrow agreement, the escrowed Preferred Shares are to be released on the earlier of (a) on July 26, 1997, 1998, and 1999, one third of the warrants shall be released or (b) a value of $118,908,000 for the properties under the Dindal and Rio Seco Contracts is approved by the Director of the Ontario Securities Commission.

The shares of the Company were transferred to Seven Seas Petroleum Colombia Inc., a wholly owned subsidiary ofSSPI. Pursuant to the special rights and restrictions attaching to the Preferred Shares, each Preferred Share may be converted, without payment of additional consideration, to common shares on the earlier of: (a) five business days following the issuance of a receipt for SSPI's final prospectus by the last of the British Columbia, Alberta and Ontario Securities Commissions or (b) July 25, 1997. The required receipt was received in February 1997.

As part of the Seven Seas sale, the Company, on July 26, 1996, The GHK Company and Seven Seas entered into a Management Services Agreement, whereby The GHK Company, as Manager under the agreement, will provide the necessary services and administrative support as may be required for the Company to perform its duties and obligations under the terms of the Dindal and Rio Seco Contracts. The GHK Company is entitled to $15,000 a month plus all of the overhead charges authorized under the joint operating agreements for the Contracts.

                              GHK Company Colombia

                         Notes to Financial Statements

              July 26, 1996 and December 31, 1995, 1994, and 1993

5.  SALE OF THE COMPANY'S STOCK (CONTINUED)

Members of two affiliates, Cimarrona Limited Liability Company ("Cimarrona") and Esmeralda Limited Liability Company ("Cimarrona"), sold their interest in the affiliates, to SPPI in exchange for certain special warrants ofSSPI. These sales represented a 25.756% participation interest in the Contracts. After the purchase of the various participation interests, SSPI owned a 51.7% interest in the Dindal and Rio Seco Contracts.

In connection with the sale of his stock, Hefner, entered into an agreement with an individual agreeing to pay him a fee equal to 0.5% of the Preferred Shares, otherwise issuable to him, in exchange for his services in structuring, negotiating and closing the sale transaction. The individual elected to receive B Special Warrants issued by SSPI in lieu of the Preferred Shares.

6.  EQUITY ADJUSTMENT

Under the terms of the sales agreement covering the sale of the Company's stock, discussed in Note 5, post closing adjustments are to be completed within 120 days of the closing date. It was determined that Hefner had advanced $21,215 in excess of his share of cost and expenses as of July 26, 1996. An adjustment to additional paid in capital has been made for this amount.

7.  RELATED PARTY TRANSACTIONS

Substantially all the Company's activity represents costs and expenses relating to the Dindal and Rio Seco Contracts. Below is a schedule of payments received by the Company from Esmeralda and Cimarrona.

                                            ESMERALDA      CIMARRONA
                                           ------------   ------------
          January 1 to July 26, 1996 ...   $    635,622      1,255,663
          Year ended December 31, 1995 .          5,000           --
          Year ended December 31, 1994 .        703,611      1,045,686
          Year ended December 31, 1993 .           --             --
                                           ------------   ------------
                                           $  1,344,233   $  2,301,349
                                           ============   ============

At December 31, 1995, 1994 and 1993, Esmeralda owed the Company $295,283, $158,771, and $146,129, respectively, for their share of costs and expenses under the Contracts. At December 31, 1995 and 1994, Cimarrona owed the Company $371,840, and $2,872, respectively for their share of costs and expenses under the Contracts. At July 26, 1996, Esmeralda and Cimarrona had advanced $13,759 and $36,231, respectively, in excess of their share of accrued expenses.

                              GHK Company Colombia

                         Notes to Financial Statements

              July 26, 1996 and December 31, 1995, 1994, and 1993

7.  RELATED PARTY TRANSACTIONS (CONTINUED)

At July 26, 1996, SSPI had advanced to the Company $24,008 in excess of their share of accrued expenses.

In 1995, the Company received promotion fees of $246,383, including $106,383 from SSPI and $140,000 from new members in Cimarrona, for the right to participate in the Dindal and Rio Seco Contracts.

In March 1993, the Company was required under the terms of the Dindal Contract to provide a $500,000 letter of credit in favor of Ecopetrol in order to guarantee payment of the first year costs under the Contract. The letter of credit expired in March 1994. An affiliate, The GHK Company, guaranteed the letter of credit by pledging a $500,000 certificate of deposit during the term of the letter of credit.

In February 1993, the Company entered into a consulting services agreement with Minandina Ltda. ("Minandina"), wholly owned by Norman R. Rowlinson. Under the agreement Minandina provided managerial, administrative and technical assistance to the Company, and act as a Company liaison to various Colombian government agencies. The agreement was amended effective August 1, 1995. For the period from January 1 to July 26, 1996 and for the years ended December 31, 1995, 1994, and 1993 the Company paid Minandina $48,522, $23,216, $87,317, and $61,180, respectively.

In 1994, the Company, Esmeralda, and Cimarrona entered into an agreement with two individuals to serve as principal legal representatives of the Company in Colombia in exchange for a monthly payment of $5,000. These individuals or their controlled corporations indirectly own membership interests in Esmeralda. For the period from January 1 to July 26, 1996 and for the years ended December 31, 1995 and 1994, payments of $37,500, $37,000 and $29,308, respectively, were made under the agreement.

8.  COMMITMENTS AND CONTINGENCIES

For the period from July 27, 1996 to June 30, 1997, Seven Seas Petroleum Colombia, Inc. had advanced to the Company approximately $1,673,000 representing the Company's share of exploration costs under the Rio Seco and Dindal Contracts for that period. In addition, the Company has elected to participate in two wells with an estimated total cost of $8,500,000. These wells are required to be drilled by September 1997 and will fulfill the Company's 1997 work commitment under these Contracts. The Company will be required to pay their proportionate share of the total cost of these two wells or approximately $990,000.

                              GHK Company Colombia

                         Notes to Financial Statements

              July 26, 1996 and December 31, 1995, 1994, and 1993

9.  SUBSEQUENT EVENTS

As discussed in Note 5, on July 26, 1996, the shares of the Company were exchanged for 5,002,972 shares of Class A Preferred Shares Series 1 of Seven Seas Petroleum Inc. As of the date of the acquisition, the shares had a market value of $9.125 per share. In accordance with the purchase agreement, the shares were transferred into the name of Seven Seas Petroleum Colombia, Inc., a wholly owned subsidiary of Seven Sea Petroleum Inc.

In March 1997, Seven Seas Petroleum Inc. entered into an agreement with Petrolinson to acquire its 6% interest in the Dindal and Rio Seco Contracts, in exchange for 1,000,000 shares of its common stock. After this transaction, SSPI owned a 57.7% interest in the Dindal and Rio Seco Contracts.

In May 1997, Robert A. Hefner III was named Chairman, Managing Director and Chief Executive Officer of Seven Seas Petroleum, Inc.

                          INDEPENDENT AUDITOR'S REPORT

To the Members of
  Esmeralda Limited Liability Company

I have audited the accompanying balance sheets of Esmeralda Limited Liability Company (an Oklahoma Limited Liability Company) as of July 26, 1996 (prior to the sale of members' interests discussed in Note 6) and December 31, 1995, 1994, and 1993 and the related statements of operations, members' equity, and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. These standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Esmeralda Limited Liability Company as of July 26, 1996 and December 31, 1995, 1994, and 1993, and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.


Jerry L. Williams, CPA
Oklahoma City, Oklahoma
August 5, 1997

                       Esmeralda Limited Liability Company
                                 Balance Sheets

                                                                               December 31,
                                                   July 26,     ------------------------------------------
                                                     1996           1995           1994           1993
                                                 ------------   ------------   ------------   ------------
Assets
Current assets:
  Cash and cash equivalents (Note 3) .........   $     43,266   $    158,421   $     19,908   $    591,647
  Accounts receivable from members (Note 4) ..        127,019           --             --             --
  Advance payment to affiliate  (Note 4) .....         13,759           --             --             --
  Accounts receivable - oil and gas sales ....          5,151           --             --             --
                                                 ------------   ------------   ------------   ------------
Total current assets .........................        189,195        158,421         19,908        591,647

Properties and equipment, at cost,
 (Notes 2 and 5):
   Oil and gas properties (full cost method)
      Proved .................................           --             --             --             --
      Unproved (excluded from amortization) ..      1,321,027      1,011,330        864,483        113,481
                                                 ------------   ------------   ------------   ------------
                                                    1,321,027      1,011,330        864,483        113,481
    Less accumulated depreciation,
      depletion, and amortization ............           --             --             --             --
                                                 ------------   ------------   ------------   ------------
Net properties and equipment .................      1,321,027      1,011,330        864,483        113,481
                                                 ------------   ------------   ------------   ------------
Organizational costs .........................         28,271         28,271         28,271         28,271
Less accumulated amortization ................         17,434         14,135          8,481          2,827
                                                 ------------   ------------   ------------   ------------
                                                       10,837         14,136         19,790         25,444
                                                 ------------   ------------   ------------   ------------
                                                 $  1,521,059   $  1,183,887   $    904,181   $    730,572
                                                 ============   ============   ============   ============

Liabilities and members' equity
Current liabilities:
  Accounts payable to affiliate (Note 4) .....   $    132,522   $    295,377   $    158,765   $    146,129
  Accounts payable to members (Note 4) .......         18,951           --             --             --
                                                 ------------   ------------   ------------   ------------
Total current liabilities ....................        151,473        295,377        158,765        146,129

Commitments and contingencies
   (Notes 2, 3, and 5) .......................           --             --             --             --

Members' equity (Notes 2, 4, and 5) ..........      1,369,586        888,510        745,416        584,443
                                                 ------------   ------------   ------------   ------------
                                                 $  1,521,059   $  1,183,887   $    904,181   $    730,572
                                                 ============   ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                       Esmeralda Limited Liability Company
                            Statements of Operations

                                       For the period
                                       from January 1          Year ended December 31,
                                         to July 26,   --------------------------------------
                                            1996          1995          1994          1993
                                         ----------    ----------    ----------    ----------
Revenues:

  Oil and gas sales ..................   $    5,151    $     --      $     --      $     --

Cost and expenses:

  Amortization of organizational costs        3,298         5,654         5,654         2,827
  Lease operating expenses ...........       11,980          --            --            --
  General and administrative .........        8,288         2,452         9,373        12,730
                                         ----------    ----------    ----------    ----------
Total costs and expenses .............       23,566         8,106        15,027        15,557
                                         ----------    ----------    ----------    ----------

Net loss .............................   $  (18,415)   $   (8,106)   $  (15,027)   $  (15,557)
                                         ==========    ==========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                       Esmeralda Limited Liability Company
                          Statements of Members' Equity

                                              For the period
                                              from January 1             Year ended December 31,
                                                to July 26,    --------------------------------------------
                                                   1996            1995            1994            1993
                                               ------------    ------------    ------------    ------------
Balance at the beginning of year ...........   $    888,510    $    745,416    $    584,443    $       --

Member contributions .......................        518,442         188,000         218,000         600,000

Member distributions .......................           --           (36,800)        (42,000)           --

Net loss for the year ......................           --            (8,106)        (15,027)        (15,557)

Excess advance by members  (Note 4) ........        (18,951)

Net loss for the period from January 1, 1996
  through July 26, 1996 ....................        (18,415)           --              --              --
                                               ------------    ------------    ------------    ------------

Balance at the end of period ...............   $  1,369,586    $    888,510    $    745,416    $    584,443
                                               ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                       Esmeralda Limited Liability Company
                            Statements of Cash Flows

                                              For the period
                                              from January 1          Year ended December 31,
                                                to July 26,   --------------------------------------
                                                   1996           1995         1994         1993
                                                ----------    ----------    ----------    ----------
Cash flows from operating activities:
Net loss ....................................   $  (18,415)   $   (8,106)   $  (15,027)   $  (15,557)
Adjustments to reconcile net loss to net
  cash provided by operating activities:
    Additions to organizational costs .......         --            --            --         (28,271)
    Amortization of organizational costs ....        3,298         5,654         5,654         2,827
     (Increase) decrease in:
      Accounts receivable from members ......     (127,019)         --            --            --
      Advance payment to affiliate ..........      (13,759)         --            --            --
      Accounts receivable - oil and gas sales       (5,151)         --            --            --
     Increase (decrease) in:
      Accounts payable to affiliate .........     (162,854)      136,612        12,636       146,129
                                                ----------    ----------    ----------    ----------
Total adjustments ...........................     (305,485)      142,266        18,290       120,685
                                                ----------    ----------    ----------    ----------
Net cash provided by (used for)
  operating activities ......................     (323,900)      134,160         3,263       105,128

Cash flows from investing activities:
Additions to oil and gas properties .........     (309,697)     (146,847)     (751,002)     (113,481)
                                                ----------    ----------    ----------    ----------
Net cash used for investing activities ......     (309,697)     (146,847)     (751,002)     (113,481)

Cash flows from financing activities:
Contributions by members ....................      518,442       188,000       218,000       600,000
Distributions to members ....................         --         (36,800)      (42,000)         --
                                                ----------    ----------    ----------    ----------
Net cash provided by  financing activities ..      518,442       151,200       176,000       600,000
Net increase (decrease) in cash and
  cash equivalents ..........................     (115,155)      138,513      (571,739)      591,647

Cash and cash equivalents
  at beginning of year ......................      158,421        19,908       591,647          --
                                                ----------    ----------    ----------    ----------
Cash and cash equivalents
  at end of period ..........................   $   43,266    $  158,421    $   19,908    $  591,647
                                                ==========    ==========    ==========    ==========
Noncash financing activities:
Excess advance by members (Note 4) ..........   $   18,951

   The accompanying notes are an integral part of these financial statements.

                      Esmeralda Limited Liability Company

                         Notes to Financial Statements

                July 26, 1996 and December 1995, 1994, and 1993

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Esmeralda Limited Liability Company (the "Company") was formed as a limited liability company under the laws of the State of Oklahoma on December 20, 1993. Operations of the Company began in September 1993. The GHK Company, who is owned primarily by Robert A. Hefner III ("Hefner"), serves as Manager of the Company and owned a 50% interest in the Company until July 26, 1996 (See Note 6).

As discussed in Note 6, on July 26, 1996, the members of the Company sold their interests in the Company. These financial statements have been prepared and are presented prior to the sale by the members and before any write-up of oil and gas properties.

OPERATIONS

The Company is engaged in the exploration, development and production of oil and gas properties located in Colombia, South America. The principal asset of the Company is a participating interest in certain association contracts allowing for the exploration and development of the Dindal and Rio Seco blocks located in the Upper Magdalena Basin of Colombia.

All of the Company's exploration and development are conducted jointly with others, and the financial statements reflect only the Company's proportionate interest in such activities.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

OIL AND GAS PROPERTIES

The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs, are capitalized.

                      Esmeralda Limited Liability Company

                         Notes to Financial Statements

                July 26, 1996 and December 1995, 1994, and 1993

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

OIL AND GAS PROPERTIES (CONTINUED)

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

In addition, the capitalized costs are subject to a "ceiling test", which basically limits such costs to the aggregate of the present value of estimated future net revenues, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

INCOME TAXES

The financial statements do not include a provision for income taxes, because the Company does not incur federal or state income taxes. Instead, its earnings and losses are included in the members' personal income tax returns and are taxed based on their personal tax rates.

FOREIGN CURRENCY TRANSLATION

The Company's reporting and functional currency is U. S. dollars. No material translation gains or losses were recorded during the periods reported.

FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial instruments including cash and cash equivalents, accounts receivable, and accounts payable approximates fair value as of July 26, 1996 and December 31, 1995. The Company does not hold or issue financial instruments for trading purposes.

                      Esmeralda Limited Liability Company

                         Notes to Financial Statements

                July 26, 1996 and December 1995, 1994, and 1993

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Generally, oil and gas revenues from producing wells are recognized when the oil or gas is produced and sold.

ORGANIZATIONAL COSTS

Costs associated with the organization and formation of the Company are being amortized over a sixty-month period.

2.  COLOMBIAN OPERATIONS

In January 1993, effective in March 1993, GHK Company Colombia ("GHK Colombia"), wholly owned by Hefner until July 26, 1996, (See Note 6), and Petrolinson S. A. ("Petrolinson"), a Panamanian Corporation, entered into a risk sharing Association Contract (the "Dindal Contract") with Empresa Colombiana de Petroleos, the Colombian national oil company ("Ecopetrol"). The Dindal Contract entitled GHK Colombia to explore for oil and gas on approximately 198,000 net acres located in the Cundinamarca Region of Colombia (the "Dindal Block") and provides for a six-year exploration period expiring in 1999, subject to a requirement for additional partial relinquishments in 1999, and for a production period expiring in 2021. Under the terms of the Dindal Contract, as modified in 1994, GHK Colombia is obligated to drill one exploratory well a year for six years ending in 1999, and provide certain geological and geophysical information and training. In 1994, under the terms of the Dindal Contract, GHK Colombia returned 54,000 acres in the Northern Part of the Dindal Block, in exchange for certain drilling concessions.

In 1993, the Company entered into an agreement with GHK Colombia and Petrolinson S.A., whereby GHK Colombia assigned an undivided 21.12% interest in the Dindal Contract. In November 1995, as a result of certain members of the Company not wanting to make additional capital contributions, GHK Colombia assigned the Company an undivided 9.776% interest in the Dindal Contract. Under the terms of both agreements, the Company was obligated to pay certain exploration and development costs in excess of their Contract interest assigned, and to reimburse GHK Colombia certain costs and expenses incurred in securing the Contract.

                      Esmeralda Limited Liability Company

                         Notes to Financial Statements

                July 26, 1996 and December 1995, 1994, and 1993

2.  COLOMBIAN OPERATIONS (CONTINUED)

In June 1995, effective August 1995, GHK Colombia entered into a risk sharing Association Contract (the "Rio Seco Contract") with Ecopetrol. The Rio Seco contract covers an area of approximately 43,000 acres contiguous to the western boundary of the Dindal Block (the "Rio Seco Block"). The six year exploration period will expire in 2001 and is subject to a requirement for additional partial relinquishments of acreage in 2001. The Rio Seco Contract also provides for a 22-year production period with the contract expiring in 2023. Under the terms of the Rio Seco Contract, GHK Colombia is obligated to perform certain geological and geophysical studies and drill one exploratory well a year for five years ending in 2001.

In February 1993 and June 1995, GHK Colombia and Petrolinson, wholly owned by Norman R. Rowlinson, a geologist, entered into an agreement, whereby, GHK Colombia assigned to Petrolinson, a 6% interest in the Dindal and Rio Seco Contracts (the "Contracts") in exchange for services provided in obtaining the Contracts. GHK Colombia agreed to pay Petrolinson's share of costs through the exploration period of the Contracts. As discussed in Note 6, Seven Seas Petroleum Inc. purchased this 6% interest from Petrolinson in March 1997.

In 1995, the Company entered into an agreement with GHK Colombia, whereby GHK Colombia assigned an undivided 9.776% participation interest in the Rio Seco Contract. Under the terms of the agreement, the Company is obligated to pay certain exploration and development costs in excess of their participation interest assigned, and to reimburse GHK Colombia certain costs and expenses incurred in securing the Contract. The Company's interest is subject to the same royalty and working interest after payout described above in the Dindal Contract.

In addition to the participation interests assigned to the Company, during 1994 and 1995, GHK Colombia assigned other various participation interests in the Dindal and Rio Seco Contracts, while retaining a 10.944% participation interest. The terms of the other various participation interests assigned were similar to the Company's.

GHK Colombia serves as the operator of the Colombian properties under the Contracts. The Contracts provide for GHK Colombia to be reimbursed for overhead expenses based upon a stated percentage of expenditures under the Contracts. In 1994, GHK Colombia received income of $84,783 under this provision. In 1995, GHK Colombia and The GHK Company entered into an agreement, whereby, GHK Colombia assigned its rights to the overhead reimbursement to The GHK Company in exchange for The GHK Company providing the personnel and technical expertise required under the Contract.

                      Esmeralda Limited Liability Company

                         Notes to Financial Statements

                July 26, 1996 and December 1995, 1994, and 1993

2.  COLOMBIAN OPERATIONS (CONTINUED)

The Contracts provide that Ecopetrol will receive a royalty equal to 20% of production on behalf of the Colombian government and, is entitled to an additional 50% of the remaining production. In the event a discovery is deemed commercially feasible, Ecopetrol will bear 50% of the future costs in that field, and reimburse the joint venture, from Ecopetrol's share of future production from the field, for 50% of the joint venture's costs of successful exploratory wells in the field. If a commercial field on the Dindal Block produces in excess of 60 million barrels, Ecopetrol's interest in production and costs will increase in 5% increments from 50% to 70% as accumulated production from the field increases in 30 million barrel increments from 60 million barrels to 150 barrels. If a commercial field on the Rio Seco Block produces in excess of 60 million barrels, Ecopetrol's interest in production and costs ranges from 50% to 75% based on annual measurements of profitability as defined in the Rio Seco Contract. The joint venture bears all costs and risks of exploration activities on the Dindal Block and Rio Seco Block, subject to Ecopetrol's right to acquire a 50% interest in commercial discoveries.

If a discovery is made and is not deemed by Ecopetrol to be commercially feasible, the joint venture may continue to develop the field at its own expense and will recover 200% of the costs from Ecopetrol, at which time Ecopetrol will acquire a 50% interest.

The joint venture has completed its drilling and other obligations for the first three years of the Dindal Contract. Management of GHK Colombia believes additional development activities are necessary before a commerciality application will be submitted to Ecopetrol. The joint venture has the right to continue the exploration program through 1999 with an obligation to conduct exploration programs to be approved by Ecopetrol in 1997, 1998, and 1999. By letter dated November 7, 1996, Ecopetrol granted the first annual extension of the exploration program for the year 1997. The joint venture has also completed its geological and geophysical obligations for the first year of the Rio Seco Contract, but no wells have yet been drilled on the Rio Seco Block.

3.  CONCENTRATION OF CREDIT RISK

The Company maintains cash balances with high credit quality financial institutions, one located in the United States and one located in Colombia. The balances in these accounts, at times, have exceeded insured limits.

                      Esmeralda Limited Liability Company

                         Notes to Financial Statements

                July 26, 1996 and December 1995, 1994, and 1993

3.  CONCENTRATION OF CREDIT RISK (CONTINUED)

As noted previously, the Company's oil and gas operations are in the country of Colombia. Because of this, the Company is subject not only to the ordinary economic risks of the country such as changes in taxes, rates of inflation, etc., but also to changes in the political environment which may take place within Colombia.

4.  RELATED PARTY TRANSACTIONS

Substantially all the Company's activity represents costs and expenses paid to GHK Colombia as a result of their participation interests in the Dindal and Rio Seco Contracts. Below is a schedule of payments made by the Company to GHK Colombia.

                January 1 to July 26, 1996 .....   $    635,622
                Year ended December 31, 1995 ...          5,000
                Year ended December 31, 1994 ...        703,611
                Year ended December 31, 1993 ...           --
                                                   ------------
                                                   $  1,344,233
                                                   ============

At December 31, 1995, 1994, and 1993, the Company owed GHK Colombia $295,283, $158,771, and $146,129, respectively, for the Company's share of costs and expenses under the Contracts. At July 26, 1996, the Company had advanced GHK Colombia $13,759 in excess of their share of accrued expenses.

In 1994, the Company, GHK Colombia, and Cimarrona, entered into an agreement with two individuals to serve as principal legal representatives of the Company in Colombia in exchange for a monthly payment of $5,000. These individuals or their controlled corporations indirectly own membership interests in the Company. For the period from January 1, 1996 to July 26, 1996 and for the years ended December 31, 1995 and 1994, payments of $37,500, $37,000, and $29,308, respectively, were made by GHK Colombia under the agreement.

At July 26, 1996, certain members of the Company who sold their interests, as discussed in Note 6, owed the Company $127,019, representing their share of costs and expenses associated with the sale.

At July 26, 1996, the Company owed The GHK Company $132,522 for the Company's share of costs and expenses associated with the sale discussed in Note 6.

                      Esmeralda Limited Liability Company

                         Notes to Financial Statements

                July 26, 1996 and December 1995, 1994, and 1993

4.  RELATED PARTY TRANSACTIONS (CONTINUED)

Under the terms of the sale agreement covering the sale of the members interests, discussed in Note 6, post closing adjustments are to be completed within 120 days of the closing date. It was determined that the members who sold their interests had advanced $18,951 in excess of their share of costs and expenses as of July 26, 1996. An adjustment to members' equity has been made for this amount.

5.  COMMITMENTS AND CONTINGENCIES

For the period from July 27, 1996 to June 30, 1997, the Company had been advanced approximately $1,494,000 from Seven Seas Petroleum Holdings Inc. and Seven Seas Petroleum Colombia Inc. representing the Company's share of exploration and administrative costs incurred under the Rio Seco and Dindal Contracts. In addition, the Company has elected to participate in two wells with an estimated total cost of $8,500,000. These wells are required to be drilled by September 1997 and will fulfill the Company's 1997 work commitment under these Contracts. The Company will be required to pay their proportionate share of the total cost of these two wells or approximately $884,000.

6.  SUBSEQUENT EVENTS

On July 26, 1996, the members of the Company sold their interests in the Company in exchange for 4,469,028 B Special Warrants issued by Seven Seas Petroleum Inc. ("SSPI"). SSPI is incorporated under the laws of the Yukon Territories and had previously acquired a 15% participation interest in the Dindal and Rio Seco contracts. The membership interests in the Company were transferred 50% into the name of Seven Seas Petroleum Colombia Inc. and 50% into the name of Seven Seas Petroleum Holdings Inc., both wholly owned subsidiaries of SSPI.

Other parties who owned participation interest in the Dindal and Rio Seco Contracts totaling 26.924%, including Hefner who sold all of his GHK Colombia stock, also sold their interest to SSPI in exchange for certain preferred shares or special warrants ofSSPI. After the purchase of these various participation interests, SSPI owned a 51.7% interest in the Contracts.

In March 1997, SSPI entered into an agreement with Petrolinson to acquire its 6% interest in the Dindal and Rio Seco Contracts, in exchange for 1,000,000 shares of its common stock. After this transaction, SSPI owned a 57.7% interest in the Dindal and Rio Seco Contracts.

In May 1997, Robert A. Hefner III was named Chairman, Managing Director and Chief Executive Officer of Seven Seas Petroleum Inc.

                          INDEPENDENT AUDITOR'S REPORT

To the Members of
  Cimarrona Limited Liability Company

I have audited the accompanying balance sheets of Cimarrona Limited Liability Company (an Oklahoma Limited Liability Company) as of July 26, 1996 (prior to the sale of members' interests discussed in Note 7) and December 31, 1995 and 1994 and the related statements of operations, members' equity, and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. These standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cimarrona Limited Liability Company as of July 26, 1996 and December 31, 1995 and 1994, and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.

Jerry L. Williams, CPA
Oklahoma City, Oklahoma
August 5, 1997

                       Cimarrona Limited Liability Company
                                 Balance Sheets

                                                                      December 31,
                                                    July 26,    -----------------------
                                                      1996         1995         1994
                                                   ----------   ----------   ----------
Assets
Current assets:
  Cash and cash equivalents (Note 3) ...........   $   39,263   $  424,775   $    2,080
  Accounts receivable from members  (Note 5 ) ..      178,228         --           --
  Advance payment to affiliate (Note 5) ........       36,231         --           --
  Accounts receivable - oil and gas sales ......       13,373         --           --
                                                   ----------   ----------   ----------
Total current assets ...........................      267,095      424,775        2,080

Properties and equipment, at cost (Note 2)
   Oil and gas properties (full cost method)
      Proved ...................................         --           --           --
      Unproved (excluded from amortization) ....    2,231,479    1,427,455    1,061,734
                                                   ----------   ----------   ----------
                                                    2,231,479    1,427,455    1,061,734
    Less accumulated depreciation,
      depletion, and amortization ..............         --           --           --
                                                   ----------   ----------   ----------
Net properties and equipment ...................    2,231,479    1,427,455    1,061,734
                                                   ----------   ----------   ----------
Organizational costs ...........................        8,256        8,256        8,256
Less accumulated amortization ..................        4,266        3,302        1,651
                                                   ----------   ----------   ----------
                                                        3,990        4,954        6,605
                                                   ----------   ----------   ----------
                                                   $2,502,564   $1,857,184   $1,070,419
                                                   ==========   ==========   ==========

Liabilities and members' equity
Current liabilities:
  Accounts payable to affiliate (Note 5) .......   $  216,455   $  371,840   $    2,872
  Accounts payable to members (Note 5) .........       30,977         --           --
                                                   ----------   ----------   ----------
Total current liabilities ......................      247,432      371,840        2,872

Commitments and contingencies (Notes 2, 3 and 6)         --           --           --

Members' equity (Notes 2, 4, 5 and 6) ..........    2,255,132    1,485,344    1,067,547
                                                   ----------   ----------   ----------
                                                   $2,502,564   $1,857,184   $1,070,419
                                                   ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                       Cimarrona Limited Liability Company
                            Statements of Operations

                                        Period from
                                        January 1 to    Year ended December 31,
                                          July 26,     ------------------------
                                            1996          1995          1994
                                         ----------    ----------    ----------
Revenues:

  Oil and gas sales ..................   $   13,373    $     --      $     --
  Interest income ....................          837         1,550         2,246
                                         ----------    ----------    ----------

Total revenues .......................       14,210         1,550         2,246

Cost and expenses:

  Amortization of organizational costs          964         1,651         1,651
  Lease operating expenses ...........       31,100          --            --
  General and administrative .........       13,294         5,852        15,635
                                         ----------    ----------    ----------
Total costs and expenses .............       45,358         7,503        17,286
                                         ----------    ----------    ----------

Net loss .............................   $  (31,148)   $   (5,953)   $  (15,040)
                                         ==========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                       Cimarrona Limited Liability Company
                          Statements of Members' Equity

                                      Period from
                                      January 1 to     Year ended December 31,
                                        July 26,     --------------------------
                                         1996           1995           1994
                                      -----------    -----------    -----------
Balance at the beginning of year ..   $ 1,485,344    $ 1,067,547    $      --

Member contributions ..............       831,913        423,750      1,082,587

Excess advance by members  (Note 5)       (30,977)          --             --

Net loss ..........................       (31,148)        (5,953)       (15,040)
                                      -----------    -----------    -----------
Balance at the end of period ......   $ 2,255,132    $ 1,485,344    $ 1,067,547
                                      ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                       Cimarrona Limited Liability Company
                            Statements of Cash Flows

                                                  Period from
                                                  January 1 to       Year ended December 31,
                                                    July 26,      ----------------------------
                                                      1996            1995            1994
                                                  ------------    ------------    ------------
Cash flows from operating activities:
Net income (loss) .............................   $    (31,148)   $     (5,953)   $    (15,040)
Adjustments to reconcile net loss to net
  cash provided by operating activities:
    Additions to organizational costs .........           --              --            (8,256)
    Amortization of organizational costs ......            964           1,651           1,651
     (Increase) decrease in:
      Accounts receivable from members ........       (178,228)           --              --
      Advance payment to affiliate ............        (36,231)           --              --
      Accounts receivable - oil and gas sales .        (13,373)           --              --
     Increase (decrease) in:
      Accounts payable to affiliate ...........       (155,385)        368,968           2,872
                                                  ------------    ------------    ------------
Total adjustments .............................       (382,253)        370,619          (3,733)
                                                  ------------    ------------    ------------
Net cash provided by (used for)
  operating activities ........................       (413,401)        364,666         (18,773)

Cash flows from investing activities:
Additions to oil and gas properties ...........       (804,024)       (365,721)     (1,061,734)
                                                  ------------    ------------    ------------

Net cash used for investing activities ........       (804,024)       (365,721)     (1,061,734)

Cash flows from financing activities:
Contributions by members ......................        831,913         423,750       1,082,587

Net cash provided by
  financing activities ........................        831,913         423,750       1,082,587
Net increase (decrease) in cash and
  cash equivalents ............................       (385,512)        422,695           2,080

Cash and cash equivalents
  at beginning of year ........................        424,775           2,080            --
                                                  ------------    ------------    ------------
Cash and cash equivalents
  at end of period ............................   $     39,263    $    424,775    $      2,080
                                                  ============    ============    ============
Noncash financing activities:
Excess advance by members (Note 5) ............   $     30,977

   The accompanying notes are an integral part of these financial statements.

                      Cimarrona Limited Liability Company

                         Notes to Financial Statements

                 July 26, 1996, and December 31, 1995, and 1994

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Cimarrona Limited Liability Company (the "Company") was formed as a limited liability company under the laws of the State of Oklahoma on December 8, 1993. Operations of the Company did not start until January 1994. The GHK Company, although not a member of the Company, serves as Manager of the Company.

As discussed in Note 7, on July 26, 1996, certain members of the Company, whose membership interest totaled 62.963%, sold their interests in the Company. These financial statements have been prepared and are presented prior to the sale discussed in Note 7.

OPERATIONS

The Company is engaged in the exploration, development and production of oil and gas properties located in Colombia, South America. The principal asset of the Company is a participating interest in certain association contracts allowing for the exploration and development of the Dindal and Rio Seco blocks located in the Upper Magdalena Basin of Colombia.

All of the Company's exploration and development are conducted jointly with others, and the financial statements reflect only the Company's proportionate interest in such activities.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

OIL AND GAS PROPERTIES

The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs, are capitalized.

                      Cimarrona Limited Liability Company

                         Notes to Financial Statements

                 July 26, 1996, and December 31, 1995, and 1994

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

OIL AND GAS PROPERTIES (CONTINUED)

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

In addition, the capitalized costs are subject to a "ceiling test", which basically limits such costs to the aggregate of the present value of estimated future net revenues, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

INCOME TAXES

The financial statements do not include a provision for income taxes, because the Company does not incur federal or state income taxes. Instead, its earnings and losses are included in the members' personal income tax returns and are taxed based on their personal tax rates.

FOREIGN CURRENCY TRANSLATION

The Company's reporting and functional currency is U. S. dollars. No material translation gains or losses were recorded during the periods reported.

                      Cimarrona Limited Liability Company

                         Notes to Financial Statements

                 July 26, 1996, and December 31, 1995, and 1994

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial instruments including cash and cash equivalents, accounts receivable, and accounts payable approximates fair value as of July 26, 1996 and December 31, 1995. The Company does not hold or issue financial instruments for trading purposes.

REVENUE RECOGNITION

Generally oil and gas revenues from producing wells are recognized when the oil or gas is produced and sold.

ORGANIZATIONAL COSTS

Costs associated with the organization and formation of the Company are being amortized over a sixty-month period.

2.  COLOMBIAN OPERATIONS

In January 1993, effective in March 1993, GHK Company Colombia ("GHK Colombia"), wholly owned by Robert A. Hefner III ("Hefner") until July 26, 1996, (See Note
7), and Petrolinson S. A. ("Petrolinson"), a Panamanian Corporation, entered into a risk sharing Association Contract (the "Dindal Contract") with Empresa Colombiana de Petroleos, the Colombian national oil company ("Ecopetrol"). The Dindal Contract entitled GHK Colombia to explore for oil and gas on approximately 198,000 net acres located in the Cundinamarca Region of Colombia (the "Dindal Block") and provides for a six-year exploration period expiring in 1999, subject to a requirement for additional partial relinquishments in 1999, and for a production period expiring in 2021. Under the terms of the Dindal Contract, as modified in 1994, GHK Colombia is obligated to drill one exploratory well a year for six years ending in 1999, and provide certain geological and geophysical information and training. In 1994, under the terms of the Dindal Contract, GHK Colombia returned 54,000 acres in the Northern Part of the Dindal Block, in exchange for certain drilling concessions.

                      Cimarrona Limited Liability Company

                         Notes to Financial Statements

                 July 26, 1996, and December 31, 1995, and 1994

2.  COLOMBIAN OPERATIONS (CONTINUED)

In 1994, the Company entered into an agreement with GHK Colombia and Petrolinson S.A., whereby GHK Colombia assigned an undivided 20.9% interest in the Dindal Contract. In November 1995, as a result of member withdrawals and new member additions discussed in Note 4, GHK Colombia assigned the Company an undivided 25.38% interest in the Dindal Contract. Under the terms of both agreements, the Company was obligated to pay certain exploration and development costs in excess of their Contract interest assigned, and to reimburse GHK Colombia certain costs and expenses incurred in securing the Contract.

In June 1995, effective August 1995, GHK Colombia entered into a risk sharing Association Contract (the "Rio Seco Contract") with Ecopetrol. The Rio Seco contract covers an area of approximately 43,000 acres contiguous to the western boundary of the Dindal Block (the "Rio Seco Block"). The six year exploration period will expire in 2001 and is subject to a requirement for additional partial relinquishments of acreage in 2001. The Rio Seco Contract also provides for a 22-year production period with the contract expiring in 2023. Under the terms of the Rio Seco Contract, GHK Colombia is obligated to perform certain geological and geophysical studies and drill one exploratory well a year for five years ending in 2001.

In February 1993 and June 1995, GHK Colombia and Petrolinson, wholly owned by Norman R. Rowlinson, a geologist, entered into agreements, whereby, GHK Colombia assigned to Petrolinson, a 6% interest in the Dindal and Rio Seco Contracts (the "Contracts") in exchange for services provided in obtaining the Contracts. GHK Colombia agreed to pay Petrolinson's share of costs through the exploration period of the Contracts. As discussed in Note 7, Seven Seas Petroleum Inc. purchased this 6% interest from Petrolinson in March 1997.

In 1995, the Company entered into an agreement with GHK Colombia, whereby GHK Colombia assigned an undivided 25.38% participation interest in the Rio Seco Contract. Under the terms of the agreement, the Company is obligated to pay certain exploration and development costs in excess of their participation interest assigned, and to reimburse GHK Colombia certain costs and expenses incurred in securing the Contract. The Company's interest is subject to the same royalty and working interest after payout described above in the Dindal Contract.

In addition to the participation interests assigned to the Company, during 1994 and 1995, GHK Colombia assigned other various participation interests in the Dindal and Rio Seco Contracts, while retaining a 10.944% participation interest. The terms of the other various participation interests assigned were similar to the Company's.

                      Cimarrona Limited Liability Company

                         Notes to Financial Statements

                 July 26, 1996, and December 31, 1995, and 1994

2.  COLOMBIAN OPERATIONS (CONTINUED)

GHK Colombia serves as the operator of the Colombian properties under the Contracts. The Contracts provide for GHK Colombia to be reimbursed for overhead expenses based upon a stated percentage of expenditures under the Contracts. In 1994, GHK Colombia received income of $84,783 under this provision. In 1995, GHK Colombia and The GHK Company entered into an agreement, whereby, GHK Colombia assigned its rights to the overhead reimbursement to The GHK Company in exchange for The GHK Company providing the personnel and technical expertise required under the Contract.

The Contracts provide that Ecopetrol will receive a royalty equal to 20% of production on behalf of the Colombian government and, is entitled to an additional 50% of the remaining production. In the event a discovery is deemed commercially feasible, initiating the "Exploitation" period under the Contracts, Ecopetrol will bear 50% of the future costs in that field, and reimburse the joint venture, from Ecopetrol's share of future production from the field, for 50% of the joint venture's costs of successful exploratory wells in the field. If a commercial field on the Dindal Block produces in excess of 60 million barrels, Ecopetrol's interest in production and costs will increase in 5% increments from 50% to 70% as accumulated production from the field increases in 30 million barrel increments from 60 million barrels to 150 barrels. If a commercial field on the Rio Seco Block produces in excess of 60 million barrels, Ecopetrol's interest in production and costs ranges from 50% to 75% based on annual measurements of profitability as defined in the Rio Seco Contract. The joint venture bears all costs and risks of exploration activities on the Dindal Block and Rio Seco Block, subject to Ecopetrol's right to acquire a 50% interest in commercial discoveries.

If a discovery is made and is not deemed by Ecopetrol to be commercially feasible, the joint venture may continue to develop the field at its own expense and will recover 200% of the costs from Ecopetrol, at which time Ecopetrol will then acquire a 50% interest.

The joint venture has completed its drilling and other obligations for the first three years of the Dindal Contract. Management of GHK Colombia believes additional development activities are necessary before a commerciality application will be submitted to Ecopetrol. The joint venture has the right to continue the exploration program through 1999 with an obligation to conduct exploration programs to be approved by Ecopetrol in 1997, 1998, and 1999. By letter dated November 7, 1996, Ecopetrol granted the first annual extension of the exploration program for the year 1997. The joint venture has also completed its geological and geophysical obligations for the first year of the Rio Seco Contract, but no wells have yet been drilled on the Rio Seco Block.

                      Cimarrona Limited Liability Company

                         Notes to Financial Statements

                 July 26, 1996, and December 31, 1995, and 1994

3.  CONCENTRATION OF CREDIT RISK

The Company maintains cash balances with high credit quality financial institutions, one located in the United States and one located in Colombia. The balances in these accounts, at times, have exceeded insured limits.

As noted previously, the Company's oil and gas operations are in the country of Colombia. Because of this, the Company is subject not only to the ordinary economic risks of the country such as changes in taxes, rate of inflation, etc., but also to changes in the political environment which may take place within Colombia.

4.  WITHDRAWALS OF MEMBERS

During 1994 and 1995 three members, whose ownership totaled 65.27% of the Company, withdrew from the partnership, and the Company added five new partners. The Limited Liability Agreement of the Company was amended in July 1995 to reflect these changes. Promotion fees totaling $140,000 were paid by the new members to GHK Colombia.

5.  RELATED PARTY TRANSACTIONS

Substantially all the Company's activity represents costs and expenses paid to GHK Colombia as a result of their participation interests in the Dindal and Rio Seco Contracts. For the year ended December 31, 1994 the Company paid GHK Colombia $1,045,686. No payments were made in 1995. For the period from January 1, 1996 to July 26, 1996, payments totaling $1,255,663 were made by the Company to GHK Colombia.

At December 31, 1995 and 1994, the Company owed GHK Colombia $371,840 and $2,872, respectively, for their share of costs and expenses under the Contracts. At July 26, 1996, the Company had advanced GHK Colombia $36,231 in excess of their share of accrued expenses.

In 1995, GHK Colombia received promotion fees of $246,383, including $106,383 from SSPI and $140,000 from new members in the Company, for the right to participate in the Dindal and Rio Seco Contracts.

In 1994, the Company, GHK Colombia, and Esmeralda, entered into an agreement with two individuals to serve as principal legal representatives of the Company in Colombia in exchange for a monthly payment of $5,000. These individuals or their controlled corporations indirectly own membership interests in Esmeralda. For the period from January 1, 1996 to July 26, 1996 and for the years ended December 31, 1995 and 1994, payments of $37,500, $37,000 and $29,308, respectively, were made by GHK Colombia under the agreement.

                      Cimarrona Limited Liability Company

                         Notes to Financial Statements

                 July 26, 1996, and December 31, 1995, and 1994

5.  RELATED PARTY TRANSACTIONS (CONTINUED)

At July 26, 1996, certain members of the Company who sold their interests, as discussed in Note 7, owed the Company $178,228, representing their share of costs and expenses associated with the sale.

At July 26, 1996, the Company owed The GHK Company $216,455 for the Company's share of costs and expenses associated with the sale discussed in Note 7.

Under the terms of the sale agreement covering the sale of the members interests, discussed in Note 7, post closing adjustments are to be completed within 120 days of the closing date. It was determined that the members who sold their interests had advanced $30,977 in excess of their share of costs and expenses as of July 26, 1996. An adjustment to members' equity has been made for this amount.

6.  COMMITMENTS AND CONTINGENCIES

For the period from July 27, 1996 to June 30, 1997, the Company received contributions from the members of approximately $3,867,000 representing the Company's share of exploration and administrative costs under the Rio Seco and Dindal Contracts. In addition, the Company has elected to participate in two wells with an estimated total cost of $8,500,000. These wells are required to be drilled by September 1997 and will fulfill the Company's 1997 work commitment under these Contracts. The Company will be required to pay their proportionate share of the total cost of these two wells or approximately $2,295,000.

7.  SUBSEQUENT EVENTS

On July 26, 1996, certain members of the Company, whose membership interests totaled 62.963%, sold their interests in the Company in exchange for 7,305,143 B Special Warrants issued by Seven Seas Petroleum Inc. ("SSPI"). SSPI is incorporated under the laws of Yukon Territories and had previously acquired a 15% participation interest in the Dindal and Rio Seco Contracts. The membership interests sold were transferred into the name of Seven Seas Petroleum Colombia Inc., a wholly owned subsidiary of SSPI.

Other parties who owned participation interest in the Dindal and Rio Seco Contracts totaling 20.72%, including Hefner who sold all of his GHK Colombia stock, also sold their interest to SSPI in exchange for certain preferred shares or special warrants of SSPI. After the purchase of these various participation interests, SSPI owned a 51.7% interest in the Contracts.

                      Cimarrona Limited Liability Company

                         Notes to Financial Statements

                 July 26, 1996, and December 31, 1995, and 1994

7.  SUBSEQUENT EVENTS (CONTINUED)

In March 1997, SSPI entered into an agreement with Petrolinson to acquire its 6% interest in the Dindal and Rio Seco Contracts, in exchange for 1,000,000 shares of its common stock. After this transaction, SSPI owned a 57.7% interest in the Dindal and Rio Seco Contracts.

In May 1997, Robert A. Hefner III was named Chairman, Managing Director and Chief Executive Officer of Seven Seas Petroleum Inc.

                  SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                       (A Development Stage Enterprise)
                        PRO FORMA FINANCIAL STATEMENT

INTRODUCTION

On July 26, 1996, Seven Seas acquired 100 percent of the outstanding stock, which represented 100 percent of the voting shares held in GHK Company Colombia and Esmeralda LLC. Additionally, on the same date, the Company acquired 62.963 percent of the outstanding shares and voting stock of Cimarrona LLC. Collectively, the acquisition of these three companies resulted in the purchase of an additional 36.7 percent participating interest in the Dindal and Rio Seco Association Contracts ("the Association Contracts") in which the Company previously held a 15 percent participating interest. All three entities were oil and gas exploration companies whose only material asset was the participating interest they held in the Association Contracts in Colombia. As consideration for the increased interest, Seven Seas issued to the stockholders in GHK Company Colombia, Esmeralda LLC and Cimarrona LLC a combination of preferred shares and special warrants which are exchangeable into a total of 16,777,143 common shares upon the earlier of the approval of a prospectus qualifying the exchange, or one year from the closing of the transaction. This transaction has been reflected as an acquisition using the purchase method of accounting, whereby the assets acquired and the liabilities assumed were fair valued and the three respective entities have been prospectively reflected in the Company's financial statements since July 26, 1996. The Pro Forma Statement of Operations below shows the results of operations, combining this purchase-method acquisition as though the three companies were acquired at the beginning of the year 1996:

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                       PRO FORMA STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                                          GHK Companies(A)
                                                                         January 1, July 26,  Pro forma
                                                              1996              1996          adjustment               Combined
                                                          ------------        --------        -----------           ------------
Revenues:
    Crude oil sales ...............................       $    233,682        $ 24,290        $      --             $    257,972
    Interest income ...............................            341,599             837               --                  342,436
                                                          ------------        --------        -----------           ------------
                                                               575,281          25,127               --                  600,408

Expenses:
    General & administrative ......................          2,452,546          26,958               --                2,479,504
    Lease operating ...............................            252,504          56,491               --                  308,995
    Other .........................................            129,103           4,262               --                  133,365
    Minority interest .............................            (64,235)           --              (11,536)(B)            (75,771)
                                                          ------------        --------        -----------           ------------
                                                             2,769,918          87,711            (11,536)             2,846,093
                                                          ------------        --------        -----------           ------------
Net Loss ..........................................       $ (2,194,637)       $(62,584)       $    11,536           $ (2,245,685)
                                                          ------------        --------        -----------           ------------
Net loss per Common Share .........................       $      (0.17)                                             $      (0.17)(C)
Weighted Average Number of Common
Shares Outstanding ................................         12,971,871                                                12,971,871
                                                          ============                                              ============

NOTES TO PRO FORMA STATEMENT OF OPERATIONS:

(A) GHK Companies includes the three entities acquired on July 26, 1996: GHK Company Colombia, Esmeralda LLC, and Cimarrona LLC.

(B) The pro forma adjustment is required to record the 37. 037 percent minority interest in the historical net loss of Cimarrona LLC totalling ($31,148) for the period January 1, 1996 to July 26, 1996.

(C) Net loss per share is computed using the weighted average number of shares outstanding. No effect was given to common stock equivalents as the effect would be antidilutive. All shares issued in connection with the conversion of preferred shares and special warrants were not considered outstanding until registration with the Canadian Securities Commissions occurred on February 7, 1997.

                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Seven Seas Petroleum Inc.:

We have audited the accompanying consolidated balance sheets of Seven Seas Petroleum Inc. (a Yukon Territory, Canada corporation in the development stage) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statement of operations and accumulated deficit, stockholders' equity and cash flows for the year ended December 31, 1996 and for the period from inception (February 3, 1995) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seven Seas Petroleum Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the year ended December 31, 1996, and for the period from inception (February 3, 1995) through December 31, 1995, in conformity with generally accepted accounting principles.


Arthur Andersen LLP
Houston, Texas
February 22, 1997

                           SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                                (A Development Stage Enterprise)
                                  CONSOLIDATED BALANCE SHEETS

                                                                                                                December 31,
                                                                                                       ----------------------------
                                                                                       June 30, 1997       1996             1995
                                                                                      -------------    -------------    -----------
                                                                                        (Unaudited)
ASSETS
CURRENT
    Cash and cash equivalents .....................................................   $   8,948,909    $  10,620,477    $ 3,365,603
    Marketable securities .........................................................          43,795           43,795         43,795
    Accounts receivable ...........................................................         109,117        1,241,430         43,642
    Prepaids and other ............................................................           9,552             --              482
                                                                                      -------------    -------------    -----------
                                                                                          9,111,373       11,905,702      3,453,522

EVALUATED OIL AND GAS INTERESTS, full-cost method .................................       1,831,713        1,611,665           --
UNEVALUATED OIL AND GAS INTERESTS, full-cost method, net ..........................     249,980,012      221,884,126        574,137
FIXED ASSETS, net of accumulated depreciation of $84,332 at June 30, 1997, ........          88,060           74,219         63,707
     $68,733 at December 31, 1996 and $9,965 at December 31, 1995
ORGANIZATION COSTS, net of accumulated depreciation of $102,536 at June 30, 1997,
     $80,272 at December 31, 1996 and $27,706 at December 31, 1995 ................           3,006           25,270         79,071
                                                                                      -------------    -------------    -----------
TOTAL ASSETS ......................................................................   $ 261,014,164    $ 235,500,982    $ 4,170,437
                                                                                      -------------    -------------    -----------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT
     Accounts payable .............................................................   $     830,486    $   2,560,665    $   120,305
     Accrued compensation .........................................................         509,000          245,000           --
                                                                                      -------------    -------------    -----------
                                                                                          1,339,486        2,805,665        120,305

DEFERRED INCOME TAXES .............................................................      70,458,512       63,967,775           --
MINORITY INTEREST .................................................................       2,124,170        1,060,433           --

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY
Share capital -
   Authorized unlimited common shares without par value and
   unlimited Class A preferred shares without par value;
   34,819,606 issued and outstanding common shares at June 30, 1997,
   13,315,796 at December 31, 1996 and 12,680,463 at December 31, 1995 ............     194,265,713        6,781,616      6,170,117

Preferred share subscriptions - 5,002,972 shares at December 31, 1996 .............            --         45,652,120           --

Special warrant subscriptions - 14,274,171 warrants at December 31, 1996 ..........            --        119,548,227           --

Deficit accumulated during development stage ......................................      (7,173,485)      (4,314,622)    (2,119,985)

Treasury stock, 29 shares held at June 30, 1997 and December 31, 1996 .............            (232)            (232)          --
                                                                                      -------------    -------------    -----------
Total Stockholders' Equity ........................................................     187,091,996      167,667,109      4,050,132
                                                                                      -------------    -------------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ........................................   $ 261,014,164    $ 235,500,982    $ 4,170,437
                                                                                      =============    =============    ===========

   The accompanying notes are an integral part of these financial statements.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A Development Stage Enterprise)
         STATEMENTS OF CONSOLIDATED OPERATIONS AND ACCUMULATED DEFICIT

                                                                                              From Inception  Cumulative Total
                                                                                                (February 3,   from Inception
                                                 Six Months Ended  June 30,      Year Ended       1995) to   (February 3, 1995)
                                                ----------------------------    December 31,    December 31,         to
                                                    1997           1996            1996              1995       June 30, 1997
                                                ------------    ------------    ------------    ------------    ------------
                                                (Unaudited)     (Unaudited)                                     (Unaudited)
REVENUE
  Crude oil sales ...........................   $    436,333    $       --      $    233,682    $       --      $    670,015
  Interest income ...........................        234,568         132,182         341,599         152,383         728,550
                                                ------------    ------------    ------------    ------------    ------------
                                                     670,901         132,182         575,281         152,383       1,398,565

EXPENSES

  Lease operating expenses ..................        231,155            --           252,504            --           483,659
  General and administrative ................      3,281,260         892,391       2,452,546       1,070,765       6,804,571
  Depreciation and amortization .............         37,863          35,212         111,334          37,671         186,868
  Dry hole and abandonment costs ............         16,952            --             4,910       1,122,806       1,144,668
  Geological and geophysical ................         27,372           1,759          10,521           9,769          47,662
  Loss on sale of resource properties .......           --              --              --            31,357          31,357
                                                ------------    ------------    ------------    ------------    ------------
                                                   3,594,602         929,362       2,831,815       2,272,368       8,698,785

LOSS BEFORE INCOME TAXES ....................     (2,923,701)       (797,180)     (2,256,534)     (2,119,985)     (7,300,220)

INCOME TAX EXPENSE ..........................          7,733             750           2,338            --            10,071
                                                ------------    ------------    ------------    ------------    ------------
NET LOSS BEFORE MINORITY INTEREST ...........     (2,931,434)       (797,930)     (2,258,872)     (2,119,985)     (7,310,291)

MINORITY INTEREST ...........................         72,571            --            64,235            --           136,806
                                                ------------    ------------    ------------    ------------    ------------
NET LOSS ....................................   $ (2,858,863)   $   (797,930)   $ (2,194,637)   $ (2,119,985)   $ (7,173,485)
                                                ============    ============    ============    ============    ============

DEFICIT ACCUMULATED DURING THE DEVELOPMENT
  STAGE, beginning of period ................     (4,314,622)   ($ 2,119,985)     (2,119,985)           --              --

DEFICIT ACCUMULATED DURING THE DEVELOPMENT
  STAGE, end of period ......................   $ (7,173,485)   $ (2,917,915)   $ (4,314,622)   $ (2,119,985)   $ (7,173,485)
                                                ============    ============    ============    ============    ============
NET LOSS PER COMMON SHARE ...................   $      (0.10)   $      (0.06)   $      (0.17)   $      (0.23)   $      (0.48)
                                                ============    ============    ============    ============    ============
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING .................     30,033,434      12,817,020      12,971,871       9,247,101      15,078,264
                                                ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A Development Stage Enterprise)
                 STATEMENT OF CONSOLIDATED STOCKHOLDERS' EQUITY
     For the Period from Inception (February 3, 1995) through June 30, 1997

                                                                                                      Common Stock
                                                                                                ---------------------------
                                                                                Date               Number        Amount
                                                                        ---------------------   -----------   -------------
Issuance of common share to founder .................................   February 3, 1995 ....             1   $        --
Issuance of common shares to founder for cash .......................   February 27, 1995 ...       999,999               1
Issuance of common shares in a private placement for cash
  ($0.25 per share) .................................................   March 22, 1995 ......     4,000,000       1,000,000
Issuance of common shares in private placements for cash
  ($0.75 per share): ................................................   May 31, 1995 ........     5,687,666       4,265,750
           ..........................................................   June 9, 1995 ........       979,000         734,250
Issuance of common shares in settlement of agents' fees
  ($0.75 per share): ................................................   May 31, 1995 ........       284,383         213,287
         ............................................................   June 9, 1995 ........        48,950          36,713
Less: Common share issuance cost ....................................   May 31 - June 9, 1995          --          (250,000)
Issuance of common shares in connection with the May 5,
  1995 amalgamation agreement  with Rusty Lake Resources
  ($0.25 per share) .................................................   June 29-30, 1995 ....       680,464         170,116
Net loss ............................................................                                  --              --
                                                                                                -----------   -------------
Balance at December 31, 1995 ........................................                            12,680,463       6,170,117
Issuance of special warrants in a brokered private
  placement for cash ($2.75 per warrant) ............................   March 15, 1996 ......          --              --
Issuance of common shares to the Company's 401(k) plan
  ($7.875 per share) ................................................   April 29,1996 .......        10,000          78,750
Purchase Treasury Stock ($8.00 per share) ...........................   June 26, 1996 .......          --              --
Exercise of stock options for cash ($.75 per share) .................   Jan. - June 1996 ....       305,000         228,750
Exercise of stock options for cash ($7.125 per share) ...............   April 29, 1996 ......        10,000          71,250
Issuance of exchangeable preferred stock in connection with
  business combination ( $9.125 per share) ..........................   July 26, 1996 .......          --              --
Issuance of special warrants in connection with business
  combination ($9.125 per warrant) ..................................   July 26, 1996 .......          --              --
Issuance of convertible special warrants in a brokered private
  placement for cash ($15.00 per warrant) ...........................   October 16, 1996 ....          --              --
Exercise of stock options for cash ($.75 per share) .................   July - December 1996        310,333         232,749
Net loss ............................................................                                  --              --
                                                                                                -----------   -------------
Balance at December 31, 1996 ........................................                            13,315,796       6,781,616
Unaudited:
Conversion of special warrants issued in connection with the business
  combination dated July 26, 1996 ($9.125 per share) ................   February 7, 1997 ....    11,774,171     107,439,309
Conversion of  the preferred shares in connection with the business
  combination dated July 26, 1996 ($9.125 per share) ................   February 7, 1997 ....     5,002,972      45,652,120
Conversion of privately placed special warrants ($15.00 per warrant)    February 7, 1997 ....       500,000       7,013,370
Conversion of privately  placed special warrants ($2.75 per warrant)    February 7, 1997 ....     2,000,000       5,095,548
Issuance of common shares in connection with the business
  combination ($18.55 per share) ....................................   March 5, 1997 .......     1,000,000      18,550,000
Conversion of privately  placed special warrants ($3.50
  per warrant) ......................................................   March 14, 1997 ......     1,000,000       3,500,000
Exercise of stock options for cash ($7.125 per share) ...............   April 15, 1997 ......        10,000          71,250
Exercise of stock options for cash ($.75 per share) .................   Jan. -June 1997 .....       216,667         162,500
Net loss ............................................................                                  --              --
                                                                                                -----------   -------------
Balance at June 30, 1997 (Unaudited) ................................                           $34,819,606   $ 194,265,713
                                                                                                ===========   =============

                                                                      Preferred Stock                 Special Warrants
                                                                ---------------------------    -----------------------------
                                                                  Number          Amount          Number          Amount
                                                                -----------    ------------    ------------    -------------
Issuance of common share to founder .........................          --              --              --      $        --
Issuance of common shares to founder for cash ...............          --      $       --              --               --
Issuance of common shares in a private placement for
  cash ($0.25 per share) ....................................          --              --              --               --
Issuance of common shares in private placements for
  cash ($0.75 per share): ...................................          --              --              --               --
 .............................................................          --              --              --               --
Issuance of common shares in settlement of agents' fees
  ($0.75 per share): ........................................          --              --              --               --
 .............................................................          --              --              --               --
Less: Common share issuance cost ............................          --              --              --               --
Issuance of common shares in connection with the
  May 5, 1995 amalgamation agreement  with Rusty Lake
  Resources ($0.25 per share) ...............................          --              --              --               --
Net loss ....................................................          --              --              --               --
                                                                -----------    ------------    ------------    -------------
Balance at December 31, 1995 ................................          --              --              --               --
Issuance of special warrants in a brokered private placement
  for cash ($2.75 per warrant) ..............................          --              --         2,000,000        5,095,548
Issuance of common shares to the Company's 401(k) plan
  ($7.875 per share) ........................................          --              --              --               --
Purchase Treasury Stock ($8.00 per share) ...................          --              --              --               --
Exercise of stock options for cash ($.75 per share) .........          --              --              --               --
Exercise of stock options for cash ($7.125 per share) .......          --              --              --               --
Issuance of exchangeable preferred stock in connection with
  business combination ( $9.125 per share) ..................          --              --              --               --
Issuance of special warrants in connection with business
  combination ($9.125 per warrant) ..........................     5,002,972      45,652,120      11,774,171      107,439,309
Issuance of convertible special warrants in a brokered
  private placement for cash ($15.00 per warrant) ...........          --              --           500,000        7,013,370
Exercise of stock options for cash ($.75 per share) .........          --              --              --               --
Net loss ....................................................          --              --              --               --
                                                                -----------    ------------    ------------    -------------
Balance at December 31, 1996 ................................          --              --        14,274,171      119,548,227
Unaudited: ..................................................     5,002,972      45,652,120
Conversion of special warrants issued in connection with the
  business combination dated July 26, 1996 ($9.125 per share)          --              --       (11,774,171)    (107,439,309)
Conversion of  the preferred shares in connection with the
  business combination dated July 26, 1996 ($9.125 per share)    (5,002,972)    (45,652,120)           --               --
Conversion of privately placed special warrants ($15.00 per
  warrant) ..................................................          --              --          (500,000)      (7,013,370)
Conversion of privately  placed special warrants ($2.75 per
  warrant) ..................................................          --              --        (2,000,000)      (5,095,548)
Issuance of common shares in connection with the business
  combination ($18.55 per share) ............................          --              --              --               --
Conversion of privately placed special warrants ($3.50 per
  warrant) ..................................................          --              --              --               --
Exercise of stock options for cash ($7.125 per share) .......          --              --              --               --
Exercise of stock options for cash ($.75 per share) .........          --              --              --               --
Net loss ....................................................          --              --              --               --
                                                                -----------    ------------    ------------    -------------
Balance at June 30, 1997 (Unaudited) ........................   $      --      $       --      $       --      $        --
                                                                ===========    ============    ============    =============

                                                                                       Deficit
                                                                                     Accumulated
                                                              Treasury Stock           during
                                                          -----------------------    Development
                                                            Number       Amount         Phase           Total
                                                          ----------   ----------    -----------    -------------
Issuance of common share to founder ...................         --            $--    $      --      $        --
Issuance of common shares to founder for cash .........         --           --             --                  1
Issuance of common shares in a private placement for
  cash ($0.25 per share) ..............................         --           --             --          1,000,000
Issuance of common shares in private placements for
  cash ($0.75 per share): .............................         --           --             --          4,265,750
             ..........................................         --           --             --            734,250
Issuance of common shares in settlement of agents'
  fees ($0.75 per share): .............................         --           --             --            213,287
           ............................................         --           --             --             36,713
Less: Common share issuance cost ......................         --           --             --           (250,000)
Issuance of common shares in connection with the May 5,
  1995 amalgamation agreement  with Rusty Lake
  Resources ($0.25 per share) .........................         --           --             --            170,116
Net loss ..............................................         --           --       (2,119,985)      (2,119,985)
                                                          ----------   ----------    -----------    -------------
Balance at December 31, 1995 ..........................         --           --       (2,119,985)       4,050,132
Issuance of special warrants in a brokered private
  placement for cash ($2.75 per warrant) ..............         --           --             --          5,095,548
Issuance of common shares to the Company's 401(k)
  plan ($7.875 per share) .............................         --           --             --             78,750
Purchase Treasury Stock ($8.00 per share) .............           29         (232)          --               (232)
Exercise of stock options for cash ($.75 per share) ...         --           --             --            228,750
Exercise of stock options for cash ($7.125 per share) .         --           --             --             71,250
Issuance of exchangeable preferred stock in connection
  with business combination ( $9.125 per share) .......         --           --             --         45,652,120
Issuance of special warrants in connection with
  business combination ($9.125 per warrant) ...........         --           --             --        107,439,309
Issuance of convertible special warrants in a brokered
  private placement for cash ($15.00 per warrant) .....         --           --             --          7,013,370
Exercise of stock options for cash ($.75 per share) ...         --           --             --            232,749
Net loss ..............................................         --           --       (2,194,637)      (2,194,637)
                                                          ----------   ----------    -----------    -------------
Balance at December 31, 1996 ..........................           29         (232)    (4,314,622)     167,667,109
Unaudited:
Conversion of special warrants issued in connection
  with the business combination dated July 26, 1996
  ($9.125 per share) ..................................         --           --             --               --
Conversion of  the preferred shares in connection
  with the business combination dated July 26, 1996
  ($9.125 per share) ..................................         --           --             --               --
Conversion of privately placed special warrants
  ($15.00 per warrant) ................................         --           --             --               --
Conversion of privately  placed special warrants
  ($2.75 per warrant) .................................         --           --             --               --
Issuance of common shares in connection with the
  business combination ($18.55 per share) .............         --           --             --         18,550,000
Conversion of privately  placed special warrants
  ($3.50 per warrant) .................................         --           --             --          3,500,000
Exercise of stock options for cash ($7.125 per share) .         --           --             --             71,250
Exercise of stock options for cash ($.75 per share) ...         --           --             --            162,500
Net loss ..............................................         --           --       (2,858,863)      (2,858,863)
                                                          ----------   ----------    -----------    -------------
Balance at June 30, 1997 (Unaudited) ..................   $       29   $     (232)   $(7,173,485)   $ 187,091,996
                                                          ==========   ==========    ===========    =============

   The accompanying notes are an integral part of these financial statements.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A Development Stage Enterprise)
                      STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                                               From Inception
                                                                                                (February 3,   Cumulative Total
                                                                                 Year Ended       1995) to      from Inception
                                                  Six Months      Six Months     December 31,    December 31, (February 3, 1995)
                                                  Ended 1997      Ended 1996        1996             1995      to June 30, 1997
                                                 ------------    -----------    -------------    -----------    -------------
                                                 (Unaudited)     (Unaudited)                                     (Unaudited)
OPERATING ACTIVITIES
  Net loss ...................................   $ (2,858,863)   $  (797,930)   $  (2,194,637)   $(2,119,985)   $  (7,173,485)
  Add (subtract) items not requiring
   (providing) cash:
  Minority interest ..........................        (72,571)          --            (64,235)          --           (136,806)
  Common stock contribution to 401(k)
   retirement plan ...........................           --           78,750           78,750           --             78,750
  Dry hole and abandonment costs .............         16,952           --               --        1,122,806        1,139,758
  Loss on sale of resource properties ........           --             --               --           31,357           31,357
  Depreciation and amortization ..............         37,863         35,212          111,334         37,671          186,868
  Changes in working capital excluding changes
   to cash and cash equivalents:
     Accounts receivable .....................      1,138,757            163         (316,431)       (43,642)         778,684
     Prepaids and other, net .................         (9,552)        (7,177)             482           (482)          (9,552)
     Accounts payable ........................     (1,731,781)      (117,691)       1,509,348        120,305         (102,128)
     Accrued liabilities .....................        264,000           --            245,000           --            509,000
                                                 ------------    -----------    -------------    -----------    -------------
Cash Flow Used in Operating Activities .......     (3,215,195)      (808,673)        (630,389)      (851,970)      (4,697,554)
                                                 ------------    -----------    -------------    -----------    -------------
INVESTING ACTIVITIES

  Exploration of oil and gas properties ......     (3,297,185)      (943,468)      (5,836,266)    (1,696,943)     (10,830,394)
  Proceeds from acquisition ..................            194           --            630,226           --            630,420
  Proceeds from sale of property .............           --             --               --           84,336           84,336
  Other asset additions ......................        (29,440)          (152)         (64,135)      (169,821)        (263,396)
                                                 ------------    -----------    -------------    -----------    -------------
Cash Flow Used in Investing Activities .......     (3,326,431)      (943,620)      (5,270,175)    (1,782,428)     (10,379,034)
                                                 ------------    -----------    -------------    -----------    -------------
FINANCING ACTIVITIES

  Proceeds from special warrants issued ......           --        5,095,548       12,108,917           --         12,108,917
  Proceeds from share capital issued .........      3,733,751        228,750          532,750      6,000,001       10,266,502
  Proceeds from additional paid-in
   capital contributed .......................           --             --                999           --                999
  Contributions by minority interest .........      1,136,307           --            513,004           --          1,649,311
  Purchase of treasury stock .................           --             (232)            (232)          --               (232)
                                                 ------------    -----------    -------------    -----------    -------------
Cash Flow Provided by Financing Activities ...      4,870,058      5,324,066       13,155,438      6,000,001       24,025,497
                                                 ------------    -----------    -------------    -----------    -------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS ...........................     (1,671,568)     3,571,773        7,254,874      3,365,603        8,948,909

Cash and cash equivalents, beginning of period     10,620,477      3,365,603        3,365,603           --               --
                                                 ------------    -----------    -------------    -----------    -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD .....   $  8,948,909    $ 6,937,376    $  10,620,477    $ 3,365,603    $   8,948,909
                                                 ============    ===========    =============    ===========    =============
SUPPLEMENTAL DISCLOSURES
  Common stock granted pursuant to an agency
    agreement for a private placement ........   $       --      $      --      $        --      $   250,000    $     250,000
  Common stock issued pursuant to amalgamation           --             --               --          170,116          170,116
  Common stock issued pursuant to acquisitions     18,550,000           --        153,091,430           --        171,641,430

   The accompanying notes are an integral part of these financial statements.

               SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES

                    (A Development Stage Enterprise)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    DEVELOPMENT STAGE OPERATIONS:

      Seven Seas Petroleum Inc. (a Yukon Territory, Canada corporation) was formed on February 3, 1995. Seven Seas Petroleum Inc. and its subsidiaries (collectively referred to as "Seven Seas" or the "Company") are collectively a development stage enterprise engaging in acquisition, exploration, and development of interests in oil and gas projects worldwide. The Company's primary business operations to date have been the exploration and development of its interests in Colombia, South America.

      The Company has yet to generate any significant revenue from oil and gas sales and has no assurance of future revenues. The Company's principal asset is its 57.7 percent participating interest in the Dindal Association Contract and Rio Seco Association Contract (collectively, the "Association Contracts"). The Association Contracts were issued by Empresa Colombiana de Petroleos ("Ecopetrol"), the National Oil Company of Colombia, in March 1993 and August 1995, repectively, and entitle the Company to engage in exploration, development, and production activities in Colombia. As of June 30, 1997, three wells have been drilled and completed on the Dindal Association Contract. Two of the wells have been production tested by the Company and one was plugged and abandoned as a dry hole prior to the Company acquiring an interest in the Association Contracts. The Company is currently drilling a fourth well in the Dindal Block with results expected in September 1997 and plans to drill a fifth well located in the Rio Seco Block in September 1997.

      Seven Seas is subject to several categories of risk associated with its development stage activities. Oil and gas exploration and development is a speculative business and involves a high degree of risk. The Company has expended, and plans to expend, significant amounts of capital on the acquisition and exploration of its properties, and most of such properties have not been fully evaluated for hydrocarbon potential. The exploration and development of current properties and any properties acquired in the future are expected to require substantial amounts of additional capital which the Company may be required to raise through debt or equity financings, which might involve encumbering properties or entering into arrangements where certain costs of exploration will be paid by others to earn an interest in the property. There are risks that result because the Company has acquired, and intends to continue to acquire, interests in properties outside of North America, in some cases in countries that may be considered politically and economically unstable. Seven Seas' success currently depends to a high degree on its activities in Colombia.

2.    BUSINESS COMBINATION:

      On June 29, 1995 the Supreme Court of British Columbia approved the May 5, 1995 amalgamation of Seven Seas and Rusty Lake Resources Ltd. Stockholders of Rusty Lake Resources Ltd. were issued one common share in Seven Seas, the new company after the amalgamation, for each 35 common shares held in Rusty Lake Resources Ltd. Additional shares of Seven Seas were issued in settlement of certain indebtedness of Rusty Lake Resources Ltd. This transaction has been reflected as an acquisition by Seven Seas using the purchase method of accounting, whereby the assets acquired and liabilities assumed were fair valued and Rusty Lake Resources Ltd. has been prospectively reflected in the Company's financial statements since June 29, 1995. The net assets of Rusty Lake Resources Ltd. were recorded on the books of Seven Seas as follows:

                  Marketable securities                           $    3,370
                  Goods and services tax receivable                    3,099
                  Resource properties                                115,693
                  Other assets (organization costs)                   87,481
                  Accounts payable                                   (39,527)
                  Share capital (680,464 shares)                    (170,116)

      On July 26, 1996 the Company acquired 100 percent of the outstanding stock which represented 100 percent of the voting shares held in GHK Company Colombia and Esmeralda LLC. Additionally, on the same date, the Company acquired 62.963 percent of the outstanding shares and voting stock in Cimarrona LLC. This transaction has been reflected as an acquisition by Seven Seas using the purchase method of accounting, whereby the assets acquired and liabilities assumed were fair valued and the operations of the acquired entities have been reflected in the Company's financial statements since July 26, 1996. As consideration for the increased interest from these acquisitions, Seven Seas issued to the stockholders in GHK Company Colombia, Esmeralda LLC and Cimarrona LLC a combination of preferred shares and special warrants which are exchangeable into a total of 16,777,143 common shares upon the earlier of the approval of a prospectus qualifying the exchange, or one year from the closing of the transaction. Of the 16,777,143 preferred shares and special warrants, 5,002,972 preferred shares were issued for all of the common shares in GHK Company Colombia, 4,469,028 special warrants were issued for all of the common shares in Esmeralda LLC, and 7,305,143 special warrants were issued for 62.963 percent of the common shares in Cimarrona LLC. The remaining
      37.037 percent interest in Cimarrona LLC represents a minority interest which is reflected as such on the balance sheet. The 16,777,143 preferred shares and special warrants were recorded based on the closing stock price of Seven Seas on July 26, 1996 at $9.125 totaling $153,091,430. Net assets acquired include $217,090,298 assigned to oil and gas properties (which are subject to future evaluation based on further appraisal drilling) and other nominal net working capital, less amounts attributable to the minority interest in Cimarrona LLC. Because of the differences in tax basis and the financial statement valuation of such acquired oil and gas properties, $63,967,775 of deferred Colombian and U.S. income taxes was also recorded in this acquisition (see Note 3 and 5) and is included in the amount assigned to oil and gas properties. Any income and expenditures incurred by these three entities after July 26, 1996, are included in the December 31, 1996 and June 30, 1997 statement of operations and accumulated deficit.

      Of the 16,777,143 preferred shares and special warrants issued, 11,744,000 are held subject to an escrow agreement, whereby one third of the securities are released each year for three years. The securities may be released earlier based upon a valuation of the Seven Seas interests in the Contract Areas. Collectively, the acquisition of these three companies resulted in the purchase of an additional 36.7 percent participating interest in the Association Contracts in which the Company previously held a 15 percent participating interest. All three entities were oil and gas exploration companies whose only material asset was the participating interest they held in the Association Contracts in Colombia.

      On February 7, 1997 approvals were granted by the Ontario Securities Commission, British Columbia Securities Commission and the Alberta Securities Commission for the prospectus filed to qualify 11,774,171 special warrants and 5,002,972 preferred shares which were automatically converted to common stock. These shares were issued in connection with the acquisition of a 36.7 percent participating interest in the Association Contracts in Colombia by the Company on July 26, 1996.

      On March 5, 1997 the Company acquired 100 percent of the outstanding voting stock held in Petrolinson, S.A. The terms of the transaction were agreed to in a letter of intent dated November 22, 1996. The principal asset owned by Petrolinson, S.A. is a six percent participating interest in the Association Contracts. As consideration for the six percent participating interest in the Association Contracts, Seven Seas issued to the sole shareholder in Petrolinson, S.A. 1,000,000 common shares of Seven Seas Petroleum Inc. common stock. The common shares issued to the sole shareholder of Petrolinson, S.A. are subject to an escrow agreement, the terms of which provide for a 120 day escrow of shares commencing from March 5, 1997 with an option by the Company to extend the escrow period for an additional 30 days. This six percent interest will be carried through exploration by the other 94 percent participating interest parties. This transaction has been reflected in 1997 as an acquisition by Seven Seas using the purchase method of accounting, whereby the assets acquired and liabilities assumed were fair valued and the acquired operations have been reflected in the Company=s financial statements since March 5, 1997. The 1,000,000 shares were recorded based on the weighted average closing stock price of Seven Seas for the period beginning 30 days prior to and 30 days subsequent to November 22, 1996, or $18.55. This represents a transaction cost of $18,550,000. Net assets acquired include $25,035,701 assigned to oil and gas properties (which are subject to future evaluation based on further appraisal drilling) and other nominal net working capital. Because of the differences in tax basis and the financial statement valuation of such acquired oil and gas properties, $6,490,737 of deferred Colombian income tax was also recorded in this acquisition (see Note 3 and 5) and is included in the amount assigned to oil and gas properties.

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      The Company follows U.S. generally accepted accounting principles. A summary of the Company's significant policies is set out below:

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues, and expenses. Actual results could differ from the estimates and assumptions used.

      RECLASSIFICATION OF PRIOR PERIOD STATEMENTS

      Consistent with the asset/liability method of accounting for income taxes, the Company recorded deferred income tax liabilities relating to the acquisitions of GHK Company Colombia, Esmeralda LLC, and 62.963% of Cimarrona LLC in 1996 and Petrolinson, S.A. on March 5, 1997. The credit to deferred income tax liabilities and the corresponding increase in unevaluated oil and gas interests amounted to $70,458,512 and $63,967,775 as of June 30, 1997 and December 31, 1996, respectively. The nature of the amounts recorded is described in Note 5, Income Taxes. Additionally, certain other minor reclassifications have been made to conform to current reporting practices.

      CONSOLIDATION

      The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries, after eliminating all material intercompany accounts and transactions.

      INTERIM FINANCIAL INFORMATION

      All interim financial information for 1997 and 1996 included herein is unaudited but includes all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position at June 30, 1997 and the operating results and cash flows for the interim periods. Results of the six months ended June 30, 1997 are not necessarily indicative of results for the entire year.

      STATEMENT OF CASH FLOWS

      Cash and cash equivalents include bank deposits and short-term investments, which upon acquisition have a maturity of three months or less. Cash payments for income taxes amounted to $7,733, $750, and $2,338 for the six months ended June 30, 1997, the six months ended June 30, 1996, and for the year ended December 31, 1996, respectively.

      ACCOUNTS RECEIVABLE

      Accounts receivable included the following at June 30, 1997 and December 31, 1996 and 1995:

                                         June 30, 1997      1996           1995
                                         -------------   ----------      -------
                                          (Unaudited)
      Crude oil sales ...............      $ 94,193      $   58,845      $  --
      Joint  venture partners .......          --         1,117,635         --
      Other .........................        14,924          64,950       43,642
                                           --------      ----------      -------
      Total accounts receivable .....      $109,117      $1,241,430      $43,642
                                           ========      ==========      =======

      MARKETABLE SECURITIES

      The Company has adopted the Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 requires that all investments in debt securities and certain investments in equity securities be reported at fair value except for those investments which management has the intent and the ability to hold to maturity. Investments which are held-for-sale are classified based on the stated maturity and management's intent to sell the securities. Changes in fair value are reported as a separate component of stockholders' equity, but were immaterial for all periods presented herein.

      OIL AND GAS INTERESTS

      The Company follows the full-cost method of accounting for oil and natural gas properties. Under this method, all costs incurred in the acquisition, exploration and development, including unproductive wells are capitalized in separate cost centers for each country. Such capitalized costs include contract and concession acquisition, geological, geophysical and other exploration work, drilling, completing and equipping oil and gas wells, constructing production facilities and pipelines, and other related costs. As of December 31, 1996 and 1995, unevaluated oil and gas interests include capitalized general and administrative costs of $140,628 and $130,866, respectively. No additional general and administrative costs were capitalized during the six months ended June 30, 1997.

      The capitalized costs of oil and gas properties in each cost center are amortized on a composite units of production method based on future gross revenues from proved reserves. Sales or other dispositions of oil and gas properties are normally accounted for as adjustments of capitalized costs. Gain or loss is not recognized in income unless a significant portion of a cost center's reserves is involved. Capitalized costs associated with the acquisition and evaluation of unproved properties are excluded from amortization until it is determined whether proved reserves can be assigned to such properties or until the value of the properties is impaired. If the net capitalized costs of oil and gas properties in a cost center exceed an amount equal to the sum of the present value of estimated future net revenues from proved oil and gas reserves in the cost center and the lower of cost or fair value of properties not being amortized, both adjusted for income tax effects, such excess is charged to expense.

      Since the Company has not completed its evaluation of its oil and gas reserves in Colombia and has only produced test quantities of oil, a provision for depletion has not been made.

      Substantially all the Company's exploration and production activities are conducted jointly with others and the accounts reflect only the Company's proportionate interest in such activities.

      FOREIGN CURRENCY TRANSLATION

      The Company's foreign operations are a direct and integral extension of the parent company's operations and the majority of all costs associated with foreign operations are paid in U.S. dollars and not the local currency of the operations; therefore, the reporting and functional currency is the U.S. dollar. Gains and losses from foreign currency transactions are recognized in current net income. Monetary items are translated using the exchange rate in effect at the balance sheet date; non-monetary items are translated at historical exchange rates. Revenues and expenses are translated at the average rates in effect on the dates they occur. No material translation gains or losses were incurred during the periods presented.

      INCOME TAXES

      The Company follows the asset/liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of (i) temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements and (ii) operating loss and tax credit carryforwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. For the six months ended June 30, 1997, June 30, 1996, and the year ended December 31, 1996, the Company has recorded income tax expense of $7,733; $750; and $2,338, respectively.

      FIXED ASSETS

      Fixed assets are recorded at cost. Depreciation is provided on a straight-line basis over three to five years.

      ORGANIZATION COSTS

      Organization costs represent the normal cost of incorporating the Company. In association with the amalgamation agreement with Rusty Lake Resources Ltd., organization costs of $87,481 were recorded to reflect the excess purchase price of Seven Seas common shares provided to Rusty Lake Resources Ltd. stockholders over and above the net asset value of Rusty Lake Resources Ltd. as of June 29, 1995. Organization costs are being amortized on a straight-line basis over two years.

      EARNINGS PER SHARE

      Net loss per share is computed using the weighted average number of shares outstanding. No effect was given to common stock equivalents as the effect would be antidilutive. All shares issued in connection with the conversion of preferred shares and special warrants during 1996 were not considered outstanding until registration with the Canadian Securities Commissions occurred on February 7, 1997, including the shares held in escrow for the former shareholders of GHK Company Colombia, Esmeralda LLC and Cimarrona LLC. The common shares held in escrow were considered in the weighted average shares outstanding since they are considered outstanding by the transfer agent and have voting rights.

      In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128") "Earnings per Share." SFAS 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing and presenting EPS previously found in Accounting Principles Board Opinion No. 15, "Earnings Per Share," and makes them comparable to international EPS standards. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. The statement requires restatement of all prior-period EPS data presented. Considering the guidelines as prescibed by SFAS 128, the Company's management believes that the adoption of this statement will not have a material effect on EPS and thus pro forma EPS, as suggested for all interim and annual periods prior to required adoption, have been omitted.

4.    CASH AND CASH EQUIVALENTS:

                                         June 30,    December 31,  December 31,
                                           1997         1996          1995
                                        -----------  -----------   ----------
                                        (Unaudited)
      Cash ............................  $2,525,077   $   170,684   $   53,103
      Short-term investments ..........   6,423,832    10,449,793    3,312,500
                                         ----------   -----------   ----------
      Total cash and cash equivalents .  $8,948,909   $10,620,477   $3,365,603
                                         ==========   ===========   ==========

      The carrying value of short-term investments approximates fair value

5.    INCOME TAXES:

      The geographical sources of income (loss) before income taxes and minority interest were as follows:

                                      December 31,   December 31,
                                          1996          1995
                                      -----------    -----------
      United States ...............   $  (277,456)   $      --
      Foreign .....................    (1,979,078)    (2,119,985)
                                      -----------    -----------
      Income (loss) before taxes -.   $(2,256,534)   $(2,119,985)
                                      ===========    ===========

      The provision for income taxes is summarized as follows:

                             Six Months ended     Six Months ended    December 31,  December 31,
                               June 30, 1997        June 30, 1996        1996           1995
                             ----------------     ----------------   -------------  ------------
                                (Unaudited)          (Unaudited)
      Current:
      United States .......        $ --                  $--              $ --          $--
      Foreign .............         7,733                750               2,338         --
                                   ------               ----              ------        ---
      Income tax expense ..        $7,733               $750              $2,338        $--
                                   ======               ====              ======        ===

      No deferred taxes were recorded during the periods presented, as there were no significant changes in the temporary differences between the book and tax bases of assets and liabilities. Deferred U.S. and Colombian income taxes have been provided for the book-tax basis differences related to the Colombian acquisitions discussed further in Note 2. These foreign subsidiaries' cumulative undistributed earnings are considered to be indefinitely reinvested outside of Canada and, accordingly, no Canadian deferred income taxes have been provided thereon.

      The Company's net deferred income tax liabilities consist of the following:

                                    December 31, 1996    December 31, 1995
                                    -----------------    -----------------
      Deferred tax liability ..       $ 63,967,775            $    --
      Deferred tax asset ......         (1,531,782)            (741,995)
      Valuation allowance .....          1,531,782              741,995
                                      ------------            ---------
      Total ...................       $ 63,967,775            $    --
                                      ============            =========

      Temporary differences included in the deferred tax liabilities relate primarily to excess of book over tax basis on acquired oil and gas properties. During the six months ended June 30, 1997, deferred Colombian income tax in the amount of $6,490,737 was recorded in the acquisition of Petrolinson, S.A., as described in Note 2. Deferred tax assets principally consist of net operating loss carryforwards.

      As of December 31, 1996 the Company's subsidiaries had net operating loss carryforwards in various foreign jurisdictions (primarily Colombia) of approximately $4,100,000. These loss carryforwards will expire beginning in 2000 if not utilized to reduce Colombian income taxes. In addition, the Company had approximately $277,000 of U.S. tax net operating loss carryforwards expiring in varying amounts between 2003 and 2004. A valuation allowance has been provided for the deferred tax assets resulting from these loss carryforwards because their future realization is not currently deemed probable by management. This valuation allowance is the primary reason the total income tax provisions in 1995 and 1996 differ from the amounts computed at the statutory rates, which are 35% in Colombia and in the United States.

6.    SHARE CAPITAL:

      On March 15, 1996, a brokered private placement was carried out in Canada. The Company issued 2,000,000 special warrants at $2.75 per warrant for a net offering after commissions and expenses of $5,095,548 to a third party financial brokerage institution. Each special warrant was convertible into one unit. Each unit consisted of one share of common stock and a one-half common share purchase warrant at $3.50 per full share. The warrants were convertible at the earlier of (a) one year from date of issuance or (b) the date an approval is issued for a prospectus qualifying the conversion in the appropriate jurisdictions. On March 14, 1997, the 1,000,000 common share purchase warrants were exercised and converted to common shares for net proceeds of $3,500,000.

      On October 16, 1996, another brokered private placement was carried out in Canada. Seven Seas issued to a third party financial brokerage institution 500,000 special warrants at $15.00 per warrant for a net offering after commissions and expenses of $7,013,370. Each special warrant was convertible into one unit. Each unit consisted of one share of common stock and a one-half common share purchase warrant at $18.50 per full share. The warrants were convertible at the earlier of (a) one year from date of issuance or (b) the date an approval is issued for a prospectus qualifying the conversion in the appropriate jurisdictions. As of June 30, 1997 the 250,000 common share purchase warrants have not been exercised at $18.50 per share.

      An approval for qualification of the conversion of the 2,000,000 and 500,000 special warrants issued in the brokered private placements on March 15 and October 16, 1996, respectively, was received on February 7, 1997 by the Ontario, Alberta, and British Columbia Securites Commissions. All special warrants were exercised and have been converted to common shares.

      The proceeds of the brokered private placements on March 15 and October 16, 1996 will be used for additional drilling, seismic and production facilities related to the Company's 57.7 percent participating interest in the Association Contracts and for further exploration activities.

7.    STOCK OPTIONS

      Officers, directors and employees have been granted stock options under the Company's 1995 Stock Option Plan and the Amended 1996 Stock Option Plan. Pursuant to the Amended 1996 Stock Option Plan ("the Plan"), 3,000,000 shares were authorized for issuance of which 1,164,667 were outstanding as of December 31, 1996, the effective date of the Toronto Stock Exchange's approval. Under rules of the Toronto Stock Exchange, the net options outstanding at the effective date are considered as being granted under the Plan. As of December 31, 1996, 1,835,333 stock options were available for issuance. The stock options granted during 1995, 1996 and through May 1997 were not subject to vesting requirements. The term of the stock options is five years from the date of grant. The Company grants options at the approximate prevailing market price on the date of grant. Effective June 1997, stock options granted under the Plan became subject to a vesting requirement; one-third of the stock options granted vest immediately, and the remainder vests one-half each on the first and second anniversaries of the date of grant.

      The Board of Directors is responsible for administering the Amended 1996 Stock Option Plan, determining the terms upon which options may be granted, prescribing, amending and rescinding such interpretations and determinations and granting options to employees, directors, and officers. A summary of the status of the Company's Stock Option Plan as of December 31, 1995 and 1996 and changes during the periods ended on those dates is presented below:

                                                                   1995                       1996
                                                        ---------------------       ------------------------
                                                                    Weighted                       Weighted
                                                                     Average                        Average
                                                                    Excercise                      Excercise
                                                        Shares        Price           Shares         Price
                                                        -------       -----         ----------       ------
      Outstanding options at inception
      (February 3, 1995) and beginning
      of the year ..................................       --          --              985,000       $ 0.75
      Options granted ..............................    985,000       $0.75            805,000       $12.86
      Options excercised ...........................       --          --             (625,333)      $ 0.85
      Options outstanding at year end ..............    985,000       $0.75          1,164,667       $ 9.07
      Options excercisable at year end .............    985,000       $0.75            764,667       $ 4.00
      Weighted-average fair value of options
      granted during the year ......................       --         $0.19               --         $ 4.65

      The following table summarizes information about stock options outstanding at December 31, 1996:

                           Options Outstanding                                     Options Exercisable
                                 Number             Weighted-       Weighted-            Number           Weighted-
                             Outstanding at         Average          Average         Exercisable At        Average
      Range of Exercise       December 31,      Contractual Life     Exercise         December 31,         Exercise
           Price                  1996               (Years)          Price               1996              Price
      -----------------    -------------------  ----------------    ----------    --------------------    -----------
                  $0.75            374,667             3.3          $   0.75              374,667          $   0.75
                  $7.13            390,000             4.5          $   7.13              390,000          $   7.13
                 $18.75            400,000             4.9          $  18.75                 --                 --
                             -------------                                             ----------
                                 1,164,667                                                764,667
                             =============                                             ==========

      On May 20, 1997, the Chairman of the Board, the Chief Executive Officer, and the President of the Company resigned and received settlements from the Company. Seven Seas entered into a consulting agreement with the former Chairman of the Board for a three-year term for $200,000 per year. The Company agreed to pay compensation of $525,000 to the former President and $250,000 to the former Chief Executive Officer. The former President is also entitled to receive a payment equal to the bonus paid to him during 1996, or $98,840, for each year, or part of a year remaining on the employment contract, provided that such payment shall only be made in respect of any year that the Company otherwise declares and pays bonuses to some or all of its employees. The term of the President's employment contract is the three-year period from April 28, 1997. As part of the arrangements surrounding the resignations, the exercise period of the options granted to the former officers during their employment was extended from ninety days to eighteen months. Due to the change in the measurement date, the Company was required to record compensation expense of $508,250 for the six-month period ended June 30, 1997, representing the market value of the common shares on the new measurement date less the exercise price of the options granted. Only the exercisable options granted to the former Chairman and the former President were considered in the computation. As of May 20, 1997, 190,000 options were outstanding with an exercise price of $7.125 and a market value of $9.80 per share.

      In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123"), the Company applies APB Opinion 25 in accounting for its stock option plan, and accordingly does not recognize compensation cost as it relates to SFAS 123.

      If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS 123, net loss and net loss per share would have increased to the proforma amounts shown below:

                                  DECEMBER 31, 1996      DECEMBER 31, 1995
                                  -----------------      -----------------
      Pro Forma Net Loss .......     $(5,938,372)           $(2,309,940)
      Pro Forma
      Net Loss per Share .......     $      (.46)           $      (.25)

      The effects of applying SFAS 123 in this proforma are not indicative of future amounts.

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the year ended December 31, 1996: weighted average risk free interest rate of 6.29%; no dividend yield; volatility of .2686; and expected life of five years. The Company granted options prior to public trading on the Canadian Dealer Network on June 30, 1995. Consequently, the underlying common stock had no historic volatility prior to June 30, 1995. The fair value of the options granted prior to June 30, 1995 was based on the difference between the present value of the exercise price of the option and the estimated fair value price of the stock.

8.    OPERATIONS BY GEOGRAPHIC AREA:

      The Company operates in one industry segment. Information about the Company=s operations for the year ended December 31, 1996 and the period from inception to December 31, 1995 by different geographic areas is shown below:

                                                                                                   Other Foreign
                                                Canada          United States       Colombia          Areas               Total
                                             -----------       --------------    ------------     --------------     ------------
      Year ended December 31, 1996
        Revenues.........................    $   333,598       $       --        $   239,345      $      2,338       $    575,281
        Operating Loss...................     (1,399,866)          (277,456)        (438,948)         (140,264)        (2,256,534)
        Capital Expenditures.............           --                 --          5,564,861           271,405          5,836,266
        Identifiable  Assets.............     10,497,084             46,939      224,436,899           520,060        235,500,982
        Depreciation and Amortization....           --                 --               --                --                 --
                                                Canada           Colombia         Argentina
                                             -----------       ------------      -----------
      Year ended December 31, 1995
        Revenues.........................    $   147,372       $       --        $      --
        Operating Loss...................       (863,787)            (3,147)        (625,771)
        Capital Expenditures.............           --              369,723          622,006
        Identifiable  Assets.............      3,565,647            385,999             --
        Depreciation and Amortization....           --                 --               --
                                                                Other Foreign
                                             North Africa           Areas            Total
                                             ------------       ------------      -----------
      Year ended December 31, 1995
        Revenues.........................    $       --         $      5,011      $   152,383
        Operating Loss...................        (509,878)          (117,402)      (2,119,985)
        Capital Expenditures.............         500,800            204,414        1,696,943
        Identifiable  Assets.............            --              218,791        4,170,437
        Depreciation and Amortization....            --                 --               --

      The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131") "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements issued for periods ending after December 15, 1997. The Company's management believes that the adoption of this statement will not have a material effect on its consolidated results of operations, financial position, or cash flows.

9.    COMMITMENTS AND CONTINGENCIES:

      The Company leases property and equipment under various operating leases. Aggregate minimum lease payments under existing contracts as of December 31, 1996, are as follows: $63,799 for 1997; $54,902 for 1998; $25,138 for
      1999; $0 for 2000 and thereafter. Rental expense amounted to $82,928 in 1996; $58,536 in 1995; $39,859 for the six months ended June 30, 1997; and
      $40,420 for the six months ended June 30, 1996.

      Two wells estimated at a total cost of $10,600,000 are required to be drilled on the Company's Association Contracts during 1997 to fulfill the Company's 1997 work commitments. The drilling of a well on the Dindal Association Contract commenced on June 23, 1997, but is not expected to be completed until September 1997. The Company plans to commence drilling a well on the Rio Seco Association Contract in September 1997. Seven Seas will be required to pay their proportionate share of the total cost of these two wells, or approximately $5,900,000.

10.   SUBSEQUENT EVENTS (UNAUDITED):

      On August 7, 1997, a brokered private placement with two third parties was carried out in Canada involving the issuance of $25,000,000 of Special Notes. The net proceeds after commissions and expenses were approximately $23,400,000. The Special Notes will be exchangeable by the holders into Convertible Debentures at any time and will be automatically converted upon approval of a prospectus qualifying the issuance of the Convertible Debentures. The Convertible Debentures will be issued in denominations of $100, have a maturity date of August 7, 2003 and will bear interest at a rate of 6 percent per annum. The Convertible Debentures are convertible into units of the Company, at a rate of $11.50 per unit. Each unit consists of one share of common stock and a one-half common share purchase warrant with each whole warrant exercisable for a period of one year from August 7, 1997 at $15.00 per share. These Convertible Debentures are common stock equivalents (potentially 3,260,870 common shares) and are potentially dilutive to future earnings, if the Company has net earnings in the future. The Convertible Debentures are secured by a pledge of shares of the subsidiaries of the Company.

      On July 26, 1997, one-third of the 11,744,000 common shares or 3,914,667, issued in the business combination with GHK Company Colombia, Esmeralda LLC, and Cimarrona LLC were released from escrow pursuant to the escrow agreement as descibed in Note 2.

      The 1,000,000 common shares issued to the sole shareholder of Petrolinson, S.A. on March 5, 1997 in a business combination were released from escrow on July 3, 1997, in accordance with the escrow agreement as described in
      Note 2.

      The Company has signed a letter of intent to sell its 11.77 percent interest in the Southern Perth Basin Permits (EP381 and EP408) located in Southwestern Australia. The Company will receive cash of $850,000 and a small overriding royalty interest in each permit. Completion of the transaction contemplated by the letter of intent is subject to several conditions, including obtaining approvals of third parties and governmental authorities. No assurance can be given that the Company will complete this sale.

11.    SUPPLEMENTAL OIL AND GAS INFORMATION:

Capitalized costs at December 31, 1996 and December 31, 1995 relating to the Company's oil and gas activities are shown below:

                                                   Colombia          Argentina     North Africa       Others               Total
                                                 ------------       ----------       ---------       ---------        -------------
As of December 31, 1996
Proved properties ........................       $  1,611,665       $     --         $    --         $    --          $   1,611,665
                                                 ============       ==========       =========       =========        =============
Unproved properties ......................       $221,413,217       $     --         $    --         $ 475,819        $ 221,889,036
Less: Dry Hole and Abandonment ...........               --               --              --            (4,910)              (4,910)
                                                 ------------       ----------       ---------       ---------        -------------
Unproved properties, net .................       $221,413,217       $     --         $    --         $ 470,909        $ 221,884,126

As of December 31, 1995
Proved properties ........................       $       --         $     --         $    --         $    --          $        --
                                                 ============       ==========       =========       =========        =============
Unproved properties ......................       $    369,723       $  622,006       $ 500,800       $ 204,414        $   1,696,943
Less: Dry Hole and Abandonment ...........               --           (622,006)       (500,800)           --             (1,122,806)
                                                 ------------       ----------       ---------       ---------        -------------
Unproved properties, net .................       $    369,723       $     --         $    --         $ 204,414        $     574,137
                                                 ============       ==========       =========       =========        =============

Cost incurred during the years ended December 31, 1996 and 1995, respectively, were as follows:

                                                      Colombia         Argentina      North Africa       Others            Total
                                                    ------------        --------        --------        --------        ------------
Year ended December 31, 1996
Property acquisition cost:
        Proved .............................        $  1,554,041        $   --          $   --          $   --          $  1,554,041
        Unproved ...........................         215,536,257            --              --           250,000         215,786,257
Exploration cost ...........................           5,564,861            --              --            21,405           5,586,266
                                                    ------------        --------        --------        --------        ------------
        Total cost incurred ................        $222,655,159        $   --          $   --          $271,405        $222,926,564
                                                    ============        ========        ========        ========        ============
Year ended December 31, 1995
Property acquisition cost:
        Proved .............................        $       --          $   --          $   --          $   --          $       --
        Unproved ...........................             106,383          75,000         500,800           6,073             688,256
Exploration cost ...........................             263,340         547,006            --           198,341           1,008,687
                                                    ------------        --------        --------        --------        ------------
        Total cost incurred ................        $    369,723        $622,006        $500,800        $204,414        $  1,696,943
                                                    ============        ========        ========        ========        ============

      As of December 31, 1996, the Company has not made a provision for depletion. The Company has yet to fully evaluate its prospect related to the Association Contracts in Colombia and to date produced only insignificant amounts of oil under its production-testing plan. At such time that the Company completes its evaluation of the Association Contracts and if a significant level of production of proved reserves occurs, the currently excluded oil and gas properties will be included in the amortization base. The Company anticipates completion of its evaluation of the Association Contracts mid-year 1998 and will commence development immediately if the evaluation proves successful.

      EXPLORATION COSTS

      The Company has been involved in exploration activities in Colombia, Australia, Argentina, Turkey and Papua New Guinea. Also, the Company purchased an option for the right to participate in future exploration activities in North Africa, but the option was never exercised. Additionally, the Company acquired oil and gas properties in Colombia totaling $217,090,298 in 1996 and $25,035,701 in 1997. Capitalized
      acquisition costs incurred during 1996 and 1997 include $63,967,775 and $6,490,737, respectively, of deferred income tax as disclosed in Note 2, Business Combination. Also, $57,624 of exploration costs incurred in 1996 was reclassified as proved oil and gas interests.

      The Company had oil and gas sales of $233,682 and $436,333 for 1996 and 1997 respectively which pertained solely to production testing of two wells located in Colombia.

      On May 16, 1995, the Company entered into an agreement whereby Seven Seas purchased an option for $500,000 to acquire a 5 percent participating interest in three exploration blocks in North Africa upon completion of the first exploration well drilled. The first exploration well was completed as a dry hole in July of 1995. After careful review, Seven Seas decided not to exercise its option. The cost of the option, $500,000, plus additional costs of $800 incurred toward purchasing this option was originally recorded as unproved oil and gas interests and were subsequently expensed.

      The El Catamarqueno X-1 test well on the Sur Rio Deseado Block in the San Jorge Basin, Argentina, was determined to be unsuccessful during the first week of January 1996, prior to release of the 1995 financial statements. Consequently, the Company determined that further drilling on the block was not justified and exploration costs of $622,006 incurred in Argentina during 1995 were expensed in 1995.

      Ecopetrol has the right to back into Seven Seas' participating interest in the Association Contracts upon declaration of commerciality at an initial 50 percent participating interest. Ecopetrol's interest can increase based upon accumulated production levels. Ecopetrol will at the time of commerciality bear 50 percent of the future costs in the field and reimburse the other parties in these two blocks for 50 percent of previously incurred costs associated with successful wells.

      PROVED RESERVES (UNAUDITED)

      Proved reserves represent estimated quantities of crude oil which geological and engineering data demonstrate to be reasonably recoverable in the future from known reservoirs under existing economic and operating conditions. Estimates of proved developed oil reserves are subject to numerous uncertainties inherent in the process of developing the estimates including the estimation of the reserve quantities and estimated future rates of production and timing of development expenditures. The accuracy of any reserve estimate is a function of the quantity and quality of available data and of engineering and geological interpretation and judgement. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Additionally, the estimated volumes to be commercially recoverable may fluctuate with changes in the price of oil. The proved reserves at December 31, 1996 are based solely on the results of the drilling of the El Segundo No. 1 well on the Dindal Association Contract.

      Estimates of future recoverable oil reserves and projected future net revenues were provided by Sproule International Limited. The Company's proved reserves were comprised entirely of crude oil in Colombia.

      Proved developed and undeveloped reserves (barrels):

                                                       TOTAL
                                                      -------
             December 31, 1995...............            --
             Discoveries.....................         818,000
                                                      -------
             December 31,1996................         818,000
                                                      =======
             Proved Developed................         408,000
                                                      =======

      The following table presents the standardized measure of discounted future net cash flows relating to proved oil reserves. Future cash inflows and costs were computed using prices and costs in effect at the end of the year without escalation less a $3.00 gravity adjustment. Future income taxes were computed by applying the appropriate statutory income tax rate to the pretax future net cash flows reduced by future tax deductions and net operating loss carryforwards.

      STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AT DECEMBER 31, 1996

      Future cash inflows.........................................   $15,006,000
      Future costs
            Production............................................     2,112,000
            Development...........................................     1,939,000
                                                                     -----------
      Future net cash flows before income taxes...................    10,955,000
      Future income taxes.........................................     5,122,000
      Future net cash flows.......................................     5,833,000
      10% discount factor.........................................       822,000
                                                                     -----------
      Standardized measure of discounted future net cash flows....   $ 5,011,000
                                                                     ===========

      The standardized measure of discounted future net cash flows shown above relates to the Company's discovery of oil from the El Segundo No. 1 well on the Dindal Association Contract in 1996. There were no other changes in the components of the standardized measure of discounted future net cash flows during 1996.

      The standardized measure of discounted future net cash flows does not purport to present the fair market value of the Company's proved reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves in excess of proved reserves, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.